Exhibit 2.16

AMENDMENT AND RESTATEMENT AGREEMENT

dated 26 November 2024

between

FRESENIUS MEDICAL CARE AG

and

BANK OF AMERICA EUROPE DAC

as Agent

and

OTHERS

relating to the

EUR 2,000,000,000 REVOLVING FACILITY AGREEMENT

originally dated 1 July 2021

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TABLE OF CONTENTS

Section 1 Definitions and Interpretation	3
1.1 Definitions	3
1.2 Incorporation of defined terms	4
1.3 Designation	4
Section 2 Amendment and Confirmations	4
Section 3 Resignation of the Resigning Obligor as Borrower and Guarantor	4
Section 4 Miscellaneous	5
4.1 Incorporation of terms	5
4.2 Conclusion of this Agreement (Vertragsschluss)	5

List of Exhibits and Schedules
Schedule 1	The Lenders
Schedule 2	Amended and Restated Facility Agreement
Schedule 3	Conditions of Effectiveness

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This AMENDMENT AND RESTATEMENT AGREEMENT (the “Agreement”) is made on 26 November 2024 between:

(1)	FRESENIUS MEDICAL CARE AG (formerly Fresenius Medical Care AG & Co. KGaA) as company (as such the “Company”);
(2)	FRESENIUS MEDICAL CARE HOLDINGS, INC. as resigning borrower and resigning guarantor (the “Resigning Obligor”);
(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Lenders) as lenders (the “Lenders”); and
(4)	BANK OF AMERICA EUROPE DAC as agent of the other Finance Parties (the “Agent”).

The parties under no. (1) through (4) above are hereinafter jointly referred to as the “Parties” and each a “Party”.

PREAMBLE

(A)

This Agreement is supplemental to and amends and restates with effect from the Amendment Effective Date (as defined below) the revolving facility agreement originally dated 1 July 2021 entered into between the Parties (the “Original Facility Agreement”).

(B)

Fresenius Medical Care Holdings, Inc. shall resign as a Borrower and a Guarantor under the Original Facility Agreement with effect from the Amendment Effective Date. In consideration for the Lenders acceptance of such resignation, the Parties have agreed that certain representations and events of default under the same Amended and Restated Facility Agreement shall extend to Material Subsidiaries (as defined in the Amended and Restated Facility Agreement) of the Group.

(C)	The Parties wish to amend and restate the Original Facility Agreement on the terms and subject to the conditions set out in this Agreement.

IT IS AGREED as follows:

SECTION 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

“Amendment Effective Date” means the date on which the Agent has received (or has waived its requirement to receive) all of the documents and/or other evidence listed in Schedule 3 (Conditions of Effectiveness) in form and substance satisfactory it.

“Amended and Restated Facility Agreement” means the Original Facility Agreement in the form as amended pursuant to Clause 2 (Amendment) and as attached to this Agreement in Schedule 2 (Amended and Restated Facility Agreement).

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1.2Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in the Original Facility Agreement has the same meaning in this Agreement.
(b)

The principles of construction set out in the Original Facility Agreement will have effect as if set out in this Agreement as if each reference therein to the “Agreement” were a reference to this Agreement.

(c)	In this Agreement any reference to a “Clause” or “Schedule” is, unless the context otherwise requires, a reference to a Clause or a Schedule to this Agreement.

1.3Designation

In accordance with the Original Facility Agreement, the Agent and the Company designate this Agreement as a Finance Document.

SECTION 2

AMENDMENT AND CONFIRMATIONS

(a)

The Parties agree that with effect from the Amendment Effective Date, the Original Facility Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 2 (Amended and Restated Facility Agreement).

(b)	The Agent shall notify the Company and the other Parties in writing promptly once the Amendment Effective Date has occurred.
(c)	The provisions of the Original Facility Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.
(d)

The Company makes the Repeated Representations at the date hereof, by reference to the facts and circumstances existing on that date, but as if references in clause 22 (Representations) of the Original Facility Agreement to “this Agreement” were instead references to this Agreement and the Amended and Restated Facility Agreement.

(e)

The Parties hereby confirm their common understanding that the obligations of the Company pursuant to clause 21 (Guarantee and Indemnity) of the Original Facility Agreement shall continue in full force and effect on the same terms as in relation to the initial obligations under the Amended and Restated Facility Agreement and the (other) Finance Documents.

SECTION 3

RESIGNATION OF THE RESIGNING OBLIGOR

AS BORROWER AND GUARANTOR

(a)

We refer to clause 27.3 (Resignation of a Borrower) and clause 27.5 (Resignation of a Guarantor) of the Original Facility Agreement. In deviation from paragraph (a) of clause 27.3 (Resignation of a Borrower) and paragraph (a) of clause 27.5 (Resignation of a Guarantor) of the Original Facility Agreement the Parties agree and the Agent (acting on behalf of all the Lenders) consents that with effect from the Amendment Effective Date the Resigning Obligor ceases to be a Borrower and a

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Guarantor and shall therefore be released from all its obligations under the Original Facility Agreement.

(b)	The Company hereby confirms that no Default is outstanding or would result from the Resigning Obligor ceasing to be a Borrower and a Guarantor.
(c)

The Company and the Resigning Obligor confirm, and each Finance Party acknowledges that, as at the date of this Agreement no amount is owed by the Resigning Obligor under or in connection with the Original Facility Agreement.

(d)	The Company and the Resigning Obligor confirm to each Finance Party that the Resigning Obligor has no actual or contingent obligations outstanding under or in connection with any Finance Document.

SECTION 4

MISCELLANEOUS

4.1	Incorporation of terms

The provisions of clauses 1.4 (Language), 33 (Notices), 35 (Partial Invalidity) and 42 (Enforcement) of the Original Facility Agreement shall be incorporated in this Agreement as if set out in full in this Agreement and as if references in those clauses to “this Agreement” and “a Finance Document”, “any Finance Document”, “each Finance Document” or “the Finance Documents” are references to this Agreement and as if references in those clauses to “a Party”, “each Party” or “the Parties” exclude the Resigning Obligor.

4.2	Conclusion of this Agreement (Vertragsschluss)
(a)

The Parties may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by way of attachment as an electronic photocopy (.pdf, .tif, etc.) to electronic mail.

(b)

If the Parties choose to conclude this Agreement in accordance with paragraph (a) above, they will transmit the signed signature page(s) of this Agreement to Dr Alexander Schilling (Alexander.Schilling@noerr.com) or Dr Marius Fischer (Marius.Fischer@noerr.com) of Noerr Partnerschaftsgesellschaft mbB (each a “Recipient”). This Agreement will be considered concluded once any Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties and at the time of the receipt of the last outstanding signature page(s).

(c)

For the purposes of this Clause 4.2 only, the Parties to this Agreement appoint each Recipient as agent of receipt (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all Parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

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SCHEDULE 1

THE LENDERS

Part I

The Lenders

Name of Lender

Bank of America, N.A., London Branch

Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme

Deutsche Bank Luxembourg S.A.

Wells Fargo Bank, N.A.

Scotiabank (Ireland) Designated Activity Company

BNP Paribas S.A. Niederlassung Deutschland

Citibank Europe Plc, Germany Branch

COMMERZBANK Aktiengesellschaft

Goldman Sachs Bank USA

ING Bank, a branch of ING-DiBa AG

JPMorgan Chase Bank, N.A., London Branch

Mizuho Bank, Ltd. Filiale Düsseldorf

Société Générale S.A. Frankfurt Branch

Truist Bank

UniCredit Bank GmbH, New York Branch

Banco Santander, S.A. Filiale Frankfurt

BANK OF CHINA LIMITED Zweigniederlassung Frankfurt am Main Frankfurt Branch

Barclays Bank Ireland PLC

Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland

The Bank of New York Mellon

DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main

Fifth Third Bank, National Association

Landesbank Hessen-Thüringen Girozentrale

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HSBC Continental Europe S.A.

HSBC Bank USA, N.A.

Landesbank Baden-Württemberg

MUFG Bank (Europe) N.V. Germany Branch

PNC Bank, National Association

Raiffeisen Bank International AG

Royal Bank of Canada New York Branch

Skandinaviska Enskilda Banken AB (publ) Frankfurt Branch

Sumitomo Mitsui Banking Corporation Fil. Düsseldorf Zweigniederlassung der Sumitomo Mitsui Banking Corporation mit Sitz in Tokio

The Toronto-Dominion Bank

U.S. Bank National Association

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Part II

The Swingline Lenders

Name of Swingline Lender

Bank of America, N.A.

Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme

Deutsche Bank AG New York Branch

Wells Fargo Bank, N.A.

Scotiabank (Ireland) Designated Activity Company

BNP Paribas S.A. Niederlassung Deutschland

Citibank Europe Plc, Germany Branch

COMMERZBANK Aktiengesellschaft

Goldman Sachs Bank USA

JPMorgan Chase Bank, N.A.

Mizuho Bank, Ltd. Filiale Düsseldorf

Societe Generale, acting through its New York branch

Truist Bank

UniCredit Bank GmbH, New York Branch

Banco Santander, S.A.

BANK OF CHINA LIMITED Zweigniederlassung Frankfurt am Main Frankfurt Branch

Barclays Bank Ireland PLC

Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland

The Bank of New York Mellon

DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main

Fifth Third Bank, National Association

Landesbank Hessen-Thueringen Girozentrale, New York Branch

HSBC Bank USA, N.A.

Landesbank Baden-Wuerttemberg New York Branch

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MUFG Bank, Ltd., New York Branch

PNC Bank, National Association

Raiffeisen Bank International AG

Royal Bank of Canada New York Branch

Skandinaviska Enskilda Banken AB (publ) Frankfurt Branch

Sumitomo Mitsui Banking Corporation Fil. Düsseldorf Zweigniederlassung der Sumitomo Mitsui Banking Corporation mit Sitz in Tokio

The Toronto-Dominion Bank

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SCHEDULE 2

AMENDED AND RESTATED FACILITY AGREEMENT

[see following pages]

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SUSTAINABILITY-LINKED	Noerr Partnerschaftsgesellschaft mbB Rechtsanwälte Steuerberater Wirtschaftsprüfer Börsenstraße 1 60313 Frankfurt am Main Germany
REVOLVING CREDIT FACILITY
AGREEMENT

originally dated 1 July 2021
as adjusted following a benchmark rate change agreed under a Benchmark Rate Change Request Letter dated 11 May 2022 and as further amended by an amendment and restatement agreement dated 26 November 2024

www.noerr.com

for FRESENIUS MEDICAL CARE AG (formerly Fresenius Medical Care AG & Co. KGaA)	Alicante Berlin Bratislava Brussels Bucharest Budapest Dresden Düsseldorf Frankfurt/M. Hamburg London Munich New York Prague Warsaw

arranged by

BANK OF AMERICA, N.A., LONDON BRANCH and BANK OF AMERICA EUROPE DAC

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

DEUTSCHE BANK AG

WELLS FARGO SECURITIES, LLC

with

BANK OF AMERICA EUROPE DAC

acting as Agent

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

acting as Sustainability Agent and

BANK OF AMERICA N.A.

acting as Swingline Agent

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TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	7
2.	THE REVOLVING FACILITY	31
3.	EXTENSION OPTION	37
4.	PURPOSE	43
5.	CONDITIONS OF UTILISATION	44
6.	UTILISATION – REVOLVING FACILITY LOANS	46
7.	UTILISATION – SWINGLINE LOANS	47
8.	SWINGLINE LOANS	49
9.	OPTIONAL CURRENCIES	52
10.	REPAYMENT	54
11.	PREPAYMENT AND CANCELLATION	55
12.	INTEREST	61
13.	INTEREST PERIODS – REVOLVING FACILITY LOANS	66
14.	CHANGES TO THE CALCULATION OF INTEREST	66
15.	FEES	69
16.	TAX GROSS-UP AND INDEMNITIES	71
17.	INCREASED COSTS	80
18.	OTHER INDEMNITIES	83
19.	MITIGATION BY THE LENDERS	84
20.	COSTS AND EXPENSES	85
21.	GUARANTEE AND INDEMNITY	86
22.	REPRESENTATIONS	89
23.	INFORMATION UNDERTAKINGS	94
24.	GENERAL UNDERTAKINGS	97
25.	EVENTS OF DEFAULT	104
26.	CHANGES TO THE LENDERS	109
27.	CHANGES TO THE OBLIGORS	115
28.	ROLE OF THE AGENT, SWINGLINE AGENT AND THE ARRANGER	117
29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	128
30.	SHARING AMONG THE FINANCE PARTIES	128
31.	PAYMENT MECHANICS	130

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32.	SET-OFF	134
33.	NOTICES	134
34.	CALCULATIONS AND CERTIFICATES	137
35.	PARTIAL INVALIDITY	137
36.	REMEDIES AND WAIVERS	137
37.	AMENDMENTS AND WAIVERS	138
38.	CONFIDENTIAL INFORMATION	145
39.	CONFIDENTIALITY OF FUNDING RATES	149
40.	LENDING AFFILIATES	150
41.	GOVERNING LAW	158
42.	ENFORCEMENT	158
43.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)	159
44.	DECLARATION IN RELATION TO GERMAN ANTI-MONEY LAUNDERING ACT	160
SCHEDULE 1	THE ORIGINAL PARTIES	161
PART I	THE ORIGINAL LENDERS	161
PART II	THE ORIGINAL SWINGLINE LENDERS	163
SCHEDULE 2	CONDITIONS PRECEDENT	165
PART I	CONDITIONS PRECEDENT TO INITIAL UTILISATION	165
PART II	CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL BORROWER	167
SCHEDULE 3	REQUESTS	168
PART I	UTILISATION REQUEST – REVOLVING FACILITY LOANS	168
PART II	UTILISATION REQUEST – SWINGLINE LOANS	170
SCHEDULE 4	FORM OF TRANSFER CERTIFICATE	171
SCHEDULE 5	FORM OF EXTENSION REQUEST	174
SCHEDULE 6	FORM OF INCREASE REQUEST	175
SCHEDULE 7	FORM OF ACCESSION LETTER	176
SCHEDULE 8	FORM OF RESIGNATION LETTER	177
SCHEDULE 9	TIMETABLES	178
SCHEDULE 10	FORM OF INCREASE CONFIRMATION	180
SCHEDULE 11	ORIGINAL LENDING AFFILIATES	183
SCHEDULE 12	FORM OF NEW LENDING AFFILIATE APPOINTMENT NOTICE	184
SCHEDULE 13	FORM OF LENDING AFFILIATE LOAN NOTICE	187
SCHEDULE 14	FORM OF LENDING AFFILIATE RESIGNATION NOTICE	188

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SCHEDULE 15	FORM OF PROCESS AGENT APPOINTMENT LETTER	189
SCHEDULE 16	FORM OF ACCESSION CONFIRMATION	191

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THIS AGREEMENT is dated 1 July 2021 and amended and restated by an amendment and restatement agreement dated 26 November 2024 between:

(1)

FRESENIUS MEDICAL CARE AG (formerly Fresenius Medical Care AG & Co. KGaA), a stock corporation (Aktiengesellschaft) organised under the laws of Germany, being registered in the commercial register kept at the local court (Amtsgericht) of Hof an der Saale under registration number HRB 6841 as company (the “Company”) and as original borrower (the “Original Borrower”) and as guarantor (the “Guarantor”);

(2)

BANK OF AMERICA, N.A., LONDON BRANCH and BANK OF AMERICA EUROPE DAC, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, DEUTSCHE BANK AG and WELLS FARGO SECURITIES, LLC as bookrunners and coordinators (whether acting individually or together the “Coordinator”);

(3)

BANK OF AMERICA, N.A., LONDON BRANCH and BANK OF AMERICA EUROPE DAC, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, DEUTSCHE BANK AG, WELLS FARGO SECURITIES, LLC, SCOTIABANK (IRELAND) DESIGNATED ACTIVITY COMPANY, BNP PARIBAS S.A. NIEDERLASSUNG DEUTSCHLAND, CITIBANK, N.A., LONDON BRANCH, COMMERZBANK AKTIENGESELLSCHAFT, GOLDMAN SACHS BANK USA, ING BANK, A BRANCH OF ING-DIBA AG, J.P. MORGAN AG, MIZUHO BANK, LTD. FILIALE DÜSSELDORF, SOCIÉTÉ GÉNÉRALE S.A. FRANKFURT BRANCH, TRUIST SECURITIES, INC. and UNICREDIT BANK GMBH, NEW YORK BRANCH as mandated lead arrangers (whether acting individually or together, the “Mandated Lead Arranger”);

(4)

BANCO SANTANDER, S.A., BANK OF CHINA LIMITED ZWEIGNIEDERLASSUNG FRANKFURT AM MAIN FRANKFURT BRANCH, BARCLAYS BANK IRELAND PLC, BANCO BILBAO VIZCAYA ARGENTARIA, S.A., NIEDERLASSUNG DEUTSCHLAND, THE BANK OF NEW YORK MELLON, DZ BANK AG DEUTSCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN, FIFTH THIRD BANK, NATIONAL ASSOCIATION, LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE, HSBC SECURITIES (USA) INC., LANDESBANK BADEN-WÜRTTEMBERG, MUFG BANK EUROPE N.V. DÜSSELDORF, PNC CAPITAL MARKETS LLC, RAIFFEISEN BANK INTERNATIONAL AG, RBC CAPITAL MARKETS, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) FRANKFURT BRANCH, SUMITOMO MITSUI BANKING CORPORATION DÜSSELDORF, TD SECURITIES (USA) LLC and U.S. BANK NATIONAL ASSOCIATION as lead arrangers (whether acting individually or together, the “Lead Arranger”, and together with the Coordinator and the Mandated Lead Arranger, the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part I and Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);
(6)	THE FINANCIAL INSTITUTIONS listed in Schedule 11 (Original Lending Affiliates) as original lending affiliates;
(7)	CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK as sustainability coordinator (the “Sustainability Agent”);
(8)	BANK OF AMERICA EUROPE DAC as agent of the other Finance Parties (the “Agent”); and

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(9)	BANK OF AMERICA, N.A. as swingline agent of the other Finance Parties (the “Swingline Agent”).

PREAMBLE

(A)	On 1 July 2021, the parties to this Agreement entered into an EUR 2,000,000,000 sustainability-linked revolving facility agreement (the “Original Facility Agreement”).
(B)

By way of a Benchmark Rate Change Request Letter dated 11 May 2022, the Company requested, and the Agent (on behalf of the Majority Lenders) consented to a Benchmark Rate Change from Screen Rate LIBOR to Term SOFR.

(C)

The Termination Date was extended by one year to the First Extension Date (1 July 2027) upon the Company’s first extension request dated 11 May 2022 which was accepted by all Lenders and confirmed by the Agent on 9 June 2022.

(D)

The Termination Date was further extended by an additional year to the Second Extension Date (1 July 2028) for all Lenders except for one Lender with an overall Commitment of EUR 40,816,325 upon the Company’s second extension request dated 4 May 2023 which was accepted by several lenders and confirmed by the Agent on 2 June 2023.

(E)	Following a change of the legal form, the Company became Fresenius Medical Care AG with effect as of 30 November 2023.
(F)

The Company, the Lenders and certain other parties have entered into an amendment and restatement agreement dated 26 November 2024 in order to amend and restate the Original Facility Agreement (the “Amendment and Restatement Agreement”).

IT IS AGREED as follows:

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SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB or higher by S&P or Fitch or Baa2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency.

“Accession Confirmation” means a confirmation substantially in the form set out in Schedule 16 (Form of Accession Confirmation).

“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 27 (Changes to the Obligors).

“Adjusted EBITDA” means, in respect of any Relevant Period, EBITDA as reported by the Company for that Relevant Period adjusted by

(a)

including the operating profit before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) of a member of the Group (or attributable to a business or assets) acquired for a purchase price exceeding EUR 50,000,000 during the Relevant Period for that part of the Relevant Period prior to its becoming a member of the Group or (as the case may be) prior to the acquisition of the business or assets; and

(b)

excluding the operating profit before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA) attributable to any member of the Group (or to any business or assets) disposed of for a selling price exceeding EUR 50,000,000 during the Relevant Period for that part of the Relevant Period;

(c)	non-cash charges and impairment loss; and
(d)	taking into account special items, if any, as reported in the annual and interim reports of the Company for the financial years or other periods included in the presentation of the Leverage Ratio.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means:

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(a)	the exchange rate obtained by the Agent from Bloomberg; or
(b)	any other publicly available spot rate of exchange selected by the Agent (acting reasonably),

for the purchase of the relevant currency with the Base Currency in the European Union foreign exchange market at or about 11:00 a.m. on a particular day.

“Annual KPI Targets” has the meaning given to that term in Clause 12.5 (KPI switch).

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar applicable anti-corruption legislation in other jurisdictions where a member of the Group has operations.

“Anti-Money Laundering Laws” means applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions, the money laundering statutes themselves and the rules and regulations thereunder administered or enforced by any governmental agency.

“A/R Facility” means the Second Amended and Restated Receivables Purchase Agreement originally dated 17 January 2013 between National Medical Care, Inc. and NMC Funding Corporation (as amended and/or restated from time to time) and the related Seventh Amended and Restated Transfer and Administration Agreement originally dated 24 November 2014 by and among NMC Funding Corporation, as transferor, NMC Medical Care, Inc., as initial collection agent, Liberty Street Funding LLC, and other conduit investors party thereto, the financial institutions party thereto, the banks parties thereto as administrative agents and The Bank of Nova Scotia as agent (as amended and/or restated from time to time).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the Termination Date.

“Available Commitment” means (but without limiting Clause 7.5 (Relationship with the Revolving Facility)) a Lender’s Revolving Facility Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Revolving Facility Loans; and
(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Revolving Facility Loans that are due to be made or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

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“Available Revolving Facility” means, in relation to the Revolving Facility, the aggregate for the time being of each Lender’s Available Commitment.

“Available Swingline Commitment” of a Swingline Lender means (but without limiting Clause 7.5 (Relationship with the Revolving Facility)) that Lender’s Swingline Commitment minus:

(a)	the amount of its participation in any outstanding Swingline Loans; and
(b)

in relation to any proposed Utilisation under the Swingline Facility, the amount of its participation in any Swingline Loans that are due to be made under the Swingline Facility on or before the proposed Utilisation Date, other than that Lender’s participation in any Swingline Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Swingline Facility” means the aggregate for the time being of each Swingline Lender’s Available Swingline Commitment.

“Base Currency” means EUR.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) as adjusted to reflect any repayment or prepayment of a Loan.

“Benchmark Rate Change Request Letter” means the letter from the Borrowers to the Agent dated 11 May 2022 regarding the request for a Benchmark Rate Change.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 27 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)

the interest (excluding the Margin and the utilisation fee according to Clause 15.2 (Utilisation fee)) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

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(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Frankfurt am Main, London, Luxembourg and New York and:

(a)	(in relation to any date for payment or purchase of euro) any TARGET Day; or
(b)	(in relation to any date for payment or purchase of dollars) any US Government Securities Business Day; or
(c)	(in relation to any date for payment or purchase of a currency other than euro and dollars) the principal financial centre of the country of that currency.

“Code” means the US Internal Revenue Code of 1986, as amended.

“Commitment” means a Revolving Facility Commitment or a Swingline Commitment.

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidential Information); or
(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained

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in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Credit Adjustment Spread” means a percentage rate per annum for an Interest Period of one (1) Month of 0.10% and for an Interest Period of three (3) Month of 0.20%.

“Credit Rating” means a corporate long-term credit rating solicited by the Company and awarded by Moody’s, S&P and/or Fitch to the Company.

“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available (or has notified the Agent or the relevant Borrower (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 6.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and
(ii)	payment is made within five (5) Business Days of its due date; or
(iii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions

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contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Eligible Institution” means any Lender or other bank, financial institution, trust, fund or other entity selected by the Company and which, in each case, is not a member of the Group.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means:

(a)	a Reportable Event with respect to a Pension Plan;
(b)

a withdrawal by any Obligor or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA;

(c)	a complete or partial withdrawal by any Obligor or any ERISA Affiliate from a Multiemployer Plan;
(d)

the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan;

(e)

an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or

(f)	the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate.

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“ESG” means any environmental, social and governance questions, topics and developments in relation to the Company.

“ESG Longstop Publishing Date” means the earlier of (i) the day falling 13 Months after the date on which the latest ESG Score has been published and (ii) 30 June of the relevant year.

“ESG Report” means the ESG risk rating report which contains the ESG Score of the Company which has been published by the ESG Score Provider.

“ESG Score” means for the time being the Sustainalytics Management Score assigned to the Company, which is calculated by the ESG Score Provider and is published in the most recently released ESG Report.

“ESG Score Provider” means for the time being Sustainalytics GmbH, with its registered office at Junghofstraße 22, 60311 Frankfurt am Main, Germany, and any successor thereof replacing such ESG Score provider in accordance with the terms of this Agreement.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or
(b)	as otherwise determined pursuant to Clause 14.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).

“Existing Facility Agreement” means the Credit Agreement entered into on 30 October 2012, amongst others, the Company, Fresenius Medical Care Holdings, Inc., the other borrowers identified therein, the guarantors identified therein, the lenders which are a party thereto and Bank of America, N.A., as administrative agent, as amended and/or as amended and restated from time to time.

“Extending Lenders” has the meaning given to that term in paragraph (f)(i) of Clause 3.3 (Extension prior to the Third Anniversary).

“Extension Request” means a request for the extension of the Termination Date in respect of the Facility pursuant to Clause 3 (Extension Option), substantially in the form set out in Schedule 5 (Form of Extension Request).

“Facility” means the Revolving Facility or the Swingline Facility.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fallback Interest Period” means one (1) Month.

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“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)

in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Funds Rate” means in relation to any day, the rate per annum equal to:

(a)

the rate on overnight federal funds transactions calculated by the Federal Reserve Bank of New York as the federal funds effective rate as published on the Business Day next succeeding that day (or, if that day is not a New York Business Day, for the immediately preceding New York Business Day) by the Federal Reserve Bank of New York; or

(b)

if a rate is not so published for any day which is a New York Business Day, the average of the quotations for that day on overnight federal funds transactions received by the Swingline Agent from three depository institutions of recognised standing selected by the Swingline Agent, and if, in either case, that rate is less than zero, the Federal Funds Rate shall be deemed to be zero.

“Fee Letter” means:

(a)	any letter or letters dated on or about the date of this Agreement between any Arranger, the Agent or the Swingline Agent on one side and the Company on the other

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side setting out, inter alia, any of the fees referred to in Clause 15 (Fees), including the Mandate Letter; and

(b)	any agreement setting out fees payable to a Finance Party referred to in paragraph (g) of Clause 2.2 (Increase) of this Agreement or under any other Finance Document.

“Finance Document” means this Agreement, the Amendment and Restatement Agreement, the Mandate Letter, any Fee Letter, any Accession Letter, any Resignation Letter, any Utilisation Request, any Extension Request, any Increase Request, the Benchmark Rate Change Request Letter and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Arranger, the Swingline Agent, the Sustainability Agent or any Lender.

“Finance Subsidiary” means a Subsidiary of the Company whose sole purpose is to raise financing for the Group and to provide financial services to members of the Group.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	monies borrowed and debit balances at banks or other financial institutions;
(b)	amounts raised pursuant to the issue of any bond, note, debenture or other similar debt instrument (including, for the avoidance of doubt, any certificate of indebtedness (Schuldschein));
(c)	the amount of any liability in respect of any Lease;
(d)	receivables sold (other than on a non-recourse basis);
(e)

any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in connection with Financial Indebtedness other than, for the avoidance of doubt, derivative transactions where the relevant person has no indebtedness or financial obligation other than an initial transaction premium or fee payable in the ordinary course of business (and, except for non-payment of an amount, only the net liability calculated on the basis of the then mark to market value of the derivative transaction will be taken into regard to calculate its amount);

(f)

the amount of any liability (for the avoidance of doubt, as determined under IFRS) in respect of any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability which would fall within one of the other paragraphs of this definition;

(g)

the amount raised under any other transaction of a type not referred to in any other paragraph of this definition (including any forward sale or purchase or sale and sale back) to the extent classified as borrowings under IFRS; and

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(h)

(without double-counting) the amount of any liability (for the avoidance of doubt, as determined under IFRS) in respect of any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (g) above..

“First Anniversary” means the first anniversary of the date of this Agreement.

“First Anniversary Extending Lender” has the meaning given to that term in paragraph (e)(i) of Clause 3.1 (Extension Prior to the First Anniversary).

“First Anniversary Non-Extending Lender” has the meaning given to that term in paragraph (e)(ii) of Clause 3.1 (Extension Prior to the First Anniversary).

“First Anniversary Extension Request” has the meaning given to that term in paragraph (a) of Clause 3.1 (Extension Prior to the First Anniversary).

“First Extension Date” means the date falling one year after the Initial Termination Date.

“Fitch” means Fitch Ratings, Inc. and its subsidiaries and successors.

“Funding Rate” means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 14.3 (Cost of funds).

“GAAP” means generally accepted accounting principles applicable in the jurisdiction of incorporation of the relevant Obligor, including IFRS.

“German Relevant Person” means a member of the Group (together with any director, officer, employee or agent thereof) incorporated, established or resident in Germany (Inländer within the meaning of section 2 paragraph 15 of the German Foreign Trade Law (AWG) (Außenwirtschaftsgesetz)).

“Group” means the Company and its consolidated Subsidiaries.

“Historic Screen Rate” means, in relation to any Loan, the most recent applicable Screen Rate for the currency of that Loan and for a period equal in length to the Interest Period of that Loan and which is as of a day which is no more than five (5) days before the Quotation Day.

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Investment Grade Rating” means a corporate long-term credit ratings by Moody’s of at least Baa3, S&P of at least BBB- and/or Fitch of at least BBB- (or, in each case, any of its successors).

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

Page 16/193

(b)	the Agent otherwise rescinds or repudiates a Finance Document;
(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Increase Request” means a request substantially in the form set out in Schedule 6 (Form of Increase Request).

“Initial Termination Date” means the date falling five (5) years after the date of this Agreement.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

Page 17/193

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;
(f)

has instituted against it measures according to sections 46 (other than section 46 para- graph 1 sentence 2 no. 1 and 3), 46b or 46g of the German Banking Act (Kreditwesen- gesetz), section 77 of the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz) or the SRM Regulation;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, examiner, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or
(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence, in any of the foregoing acts.

“Interest Period” means, in relation to a Revolving Facility Loan, each period determined in accordance with Clause 13 (Interest Periods Revolving Facility Loans) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 12.6 (Default interest and lump sum damages).

“Interpolated Historic Screen Rate” means,

in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

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(a)

the most recent applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan and, in relation to Term SOFR only, if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, SOFR for the day which is no more than fourteen days and not less than two US Government Securities Business Days before the Quotation Day; and

(b)	the most recent applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each for the currency of that Loan and each of which is as of a day which is no more than five (5) days before the Quotation Day.

“Interpolated Screen Rate” means,

in relation to any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)

the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan and, in relation to Term SOFR only, if no such Term SOFR is available for a period which is less than the Interest Period of that Loan, SOFR for the day which is two US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

“IRS” means the United States Internal Revenue Service.

“KPI Switch” has the meaning given to that term in Clause 12.5 (KPI switch).

“Lease” means a lease or any sale and leaseback agreement in each case as determined under IFRS;

“Legal Reservations” means the general principles, reservations and qualifications as to matters of law as set out in any legal opinion delivered pursuant to Clause 5 (Conditions of Utilisation) or Clause 27 (Changes to the Obligors).

“Lender” means:

(a)	any Original Lender; and
(b)

any bank, financial institution, trust, fund or other entity which is in each case licensed or otherwise permitted to perform and capable of performing revolving lending business in Germany and any other relevant jurisdiction of a Borrower and which has become a Party as a “Lender” in accordance with Clause 2.2 (Increase), Clause 2.3 (Increase option), Clause 3 (Extension of the Termination Date) or Clause 26 (Changes to the Lenders),

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which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“Leverage Ratio” means, in respect of any Relevant Period, the ratio of Net Debt on the last day of that Relevant Period to Adjusted EBITDA in respect of that Relevant Period.

“LMA” means the Loan Market Association.

“Loan” means a Revolving Facility Loan or a Swingline Loan.

“Majority Lenders” means a Lender or Lenders whose Commitments (other than Swingline Commitments) aggregate more than 66 ⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 ⅔ per cent. of the Total Commitments immediately prior to the reduction).

“Mandate Letter” means the mandate letter dated 28 May 2021 between the Company and the Coordinators.

“Margin” means the rate per annum determined in accordance with Clause 12.3 (Adjustment of Margin based on Credit Rating) and Clause 12.4 (Adjustment of Margin based on ESG Rating).

“Material Adverse Effect” means a material adverse effect on:

(a)

the business, assets or financial condition of the Group taken as a whole resulting in a material adverse effect on the ability of the Obligors taken as a whole to perform their payment obligations under the Finance Documents; or

(b)

subject to the Legal Reservations, the validity or enforceability of this Agreement or the rights or remedies of any Finance Party arising thereunder which is materially adverse to the interests of the Finance Parties (taken as a whole) under this Agreement and is, if capable of remedy, not remedied within twenty (20) Business Days of the earlier of (i) an Obligor becoming aware of the effect or (ii) the Agent giving notice of the effect.

“Material Event of Default” means any Event of Default referred to under Clauses 25.1 (Non- Payment), 25.4 (Cross acceleration), 25.5 (Insolvency), 25.6 (Insolvency proceedings) or 25.8 (Ownership of the Obligors).

“Material Subsidiary” means Fresenius Medical Care Holdings, Inc. and, at any time, any member of the Group (other than the Company):

(a)

whose consolidated gross assets represent 5 per cent. or more of the consolidated gross assets of the Group as determined from the most recent audited (if available or required by law) or otherwise unaudited consolidated annual financial statements of the relevant Subsidiary and the most recent audited consolidated annual financial statements of the Company; and/or

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(b)

whose consolidated turnover represents 5 per cent. or more of the consolidated turnover of the Group as determined from the most recent audited (if available or required by law) or otherwise unaudited consolidated annual financial statements of the relevant Subsidiary and the most recent audited consolidated annual financial statements of the Company.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc. and its subsidiaries and successors.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Cooperative Jurisdiction” means a jurisdiction included on the European Union list of non-cooperative jurisdictions for tax purposes as published by the European Council in the Official Journal of the European Union and as amended from time to time.

“Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group which qualify as Financial Indebtedness at that time deducting the aggregate amount of cash and cash equivalents as reported by the Company in its financial reports provided that no amount shall be included or excluded more than once.

“New Lender” has the meaning given to that term in Clause 26 (Changes to the Lenders).

“New York Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York.

“Obligor” means a Borrower or the Guarantor.

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 5.3 (Conditions relating to Optional Currencies).

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“Original ESG Report” means the ESG Report dated 21 May 2021, a copy of which has been made available to the Agent before the date of this Agreement.

“Original Financial Statements” means:

(a)	in relation to the Company, its audited unconsolidated financial statements and its audited consolidated financial statements for the financial year ended 31 December 2020; and
(b)	in relation to Fresenius Medical Care Holdings, Inc., its audited consolidated financial statements for its financial year ended 31 December 2020.

“Original Obligor” means the Original Borrower or the Guarantor.

“Original Swingline Lender” means an Original Lender listed in Part II (The Original Swingline Lenders) of Schedule 1 (The Original Parties) in its capacity as a swingline lender.

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or any ERISA Affiliate or to which any Obligor or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Qualifying Lender” has the meaning given to it in Clause 16 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period; or
(b)	(if the currency is dollars) two US Government Securities Business Days before the first day of that period; or
(c)	(for any other currency) two Business Days before the first day of that period,

(unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days)).

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“Quoted Tenor” means, in relation to the Screen Rate for Term SOFR, any period for which that Screen Rate is customarily displayed on the relevant page or screen of an information service.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Market” means, in relation to euro, the European interbank market, in relation to dollars, the market for overnight cash borrowing collateralised by US Government securities and, in relation to any other currency, the London interbank market.

“Relevant Period” means each period of twelve Months ending on or about the last day of the financial year and each period of twelve Months ending or about the last day of each financial quarter.

“Repeated Representations” means each of the representations set out in Clauses 22.1 (Status), 22.2 (Binding obligations), 22.3 (Non-conflict with other obligations), 22.4 (Power and authority), 22.9 (No event of default), 22.12 (Pari passu ranking), 22.13 (ERISA compliance) and 22.14 (Margin regulations, Investment Company Act).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Restricted Lender” means each Lender that:

(a)

qualifies as a resident party domiciled in the Federal Republic of Germany (Inländer) in accordance with the meaning of section 2 paragraph 15 of the Germany Foreign Trade Act (Außenwirtschaftsgesetz);

(b)	qualifies as a resident party domiciled in a member state of the European Union in accordance with the Council Regulation (EC) No 2271/96 of 22 November 1996; or
(c)

otherwise notifies the Agent that it is a “Restricted Lender” for the purposes of Clause 22.15 (Anti-Corruption, Anti-Money Laundering Laws and Sanctions) and Clause 24.11 (Anti-Corruption, Anti-Money Laundering Laws and Sanctions).

“Revolving Facility” means the revolving loan facility made available under this Agreement as described in Clause 2 (The Revolving Facility).

“Revolving Facility Commitment” means:

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(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Revolving Facility Commitment” in Part I (The Original Lenders) of Schedule 1 (The Original Parties) and the amount of any other Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), Clause 2.3 (Increase option) or Clause 3 (Extension of the Termination Date); and

(b)

in relation to any other Lender, the amount in the Base Currency of any Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), Clause 2.3 (Increase option) or Clause 3 (Extension of the Termination Date), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Revolving Facility Loan” means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;
(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan;
(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 9.2 (Unavailability of a currency)); and
(d)	made or to be made to the same Borrower for the purpose of refinancing that maturing Loan.

“Sanctions” means sanctions or trade embargoes administered or enforced by any Sanctions Authority or any other published equivalent sanctions regulation.

“Sanctions Authority” means the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council (“UNSC”), the European Union (“EU”) or any of its Member States, or His Majesty’s Treasury (“HMT”).

“Sanctioned Country” means any country or territory that is the subject or the target of Sanctions (including currently, but not limited to Cuba, Iran, North Korea, the Crimea region and Syria).

“Sanction Target” means any person that is:

(a)	the subject or the target of any Sanctions or is listed on a Sanctions list published by any Sanctions Authority; or
(b)	owned 50% or more by or otherwise controlled by, or acting on behalf of one or more persons referenced in paragraph (a) above; or

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(c)	located, organized or resident in a Sanctioned Country.

“Screen Rate” means:

(a)

in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); and

(b)

in relation to Term SOFR, the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate), or in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters or (as applicable) the CME Group Benchmark Administration Limited. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“SEC” means the United States Securities and Exchange Commission.

“Second Anniversary” means the second anniversary of the date of this Agreement.

“Second Anniversary Extending Lenders” has the meaning given to that term in paragraph (f)(i) of Clause 3.2 (Extension Prior to the Second Anniversary).

“Second Anniversary Extension Request” has the meaning given to that term in paragraph (a) of Clause 3.2 (Extension Prior to the Second Anniversary)

“Second Anniversary Limited Extending Lenders” has the meaning given to that term in paragraph (e)(ii)(A) of Clause 3.2 (Extension Prior to the Second Anniversary).

“Second Anniversary Non-Extending Lenders” has the meaning given to that term in paragraph (f)(ii) of Clause 3.2 (Extension Prior to the Second Anniversary).

“Second Extension Date” has the meaning given to that term in paragraph (e)(i) of Clause 3.2 (Extension Prior to the Second Anniversary).

“Security” means a mortgage, land charge, charge, pledge, lien, assignment or transfer for security purposes, retention of title arrangement or other security interest having an in rem effect (dingliche Wirkung).

“Separate Loan” has the meaning given to that term in Clause 10.1 (Repayment of Revolving Facility Loans).

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“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

“S&P” means S&P Global Ratings and its subsidiaries and successors.

“Specified Time” means a day or time determined in accordance with Schedule 9 (Timetables).

“SRM Regulation” means Regulation (EU) No 806/2014 of the European Parliament and of the Council of 15 July 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund and amending Regulation (EU) No 1093/2010.

“Subsidiary” means a subsidiary within the meaning of sections 15 - 17 Stock Corporation Act (Aktiengesetz).

“Sustainability Certificate” has the meaning given to that term in Clause 12.5 (KPI switch).

“Swingline Borrower” means the Original Borrower and any other Borrower subject in the latter case to the consent of all the Swingline Lenders.

“Swingline Commitment” means:

(a)

in relation to an Original Swingline Lender, the amount in dollars set opposite its name under the heading “Swingline Commitment” in Part II (The Original Swingline Lenders) of Schedule 1 (The Original Parties) and the amount of any other Swingline Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), Clause 2.3 (Facility increase option) or Clause 3 (Extension of the Termination Date); and

(b)

in relation to any other Swingline Lender, the amount of any Swingline Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), Clause 2.3 (Facility increase option) or Clause 3 (Extension of the Termination Date), to the extent not cancelled, reduced or transferred by it under this Agreement.

“Swingline Facility” means the dollar swingline loan facility made available to each Swingline Borrower under this Agreement as described in Clause 8 (Swingline Loans).

“Swingline Lender” means:

(a)	an Original Swingline Lender; or
(b)	any other person which has become a Party as a “Lender” in respect of a Swingline Commitment or a participation in a Swingline Loan in accordance with Clause 2.2

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(Increase), Clause 2.3 (Facility increase option), Clause 3 (Extension of the Termination Date) or Clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“Swingline Loan” means a loan made or to be made under the Swingline Facility or the principal amount outstanding for the time being of that loan.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term SOFR” means, in relation to any Loan in dollars:

(a)	the applicable Screen Rate as of the Specified Time for dollars and for a period equal in length to the Interest Period of that Loan; or
(b)	as otherwise determined pursuant to Clause 14.1 (Unavailability of Screen Rate).

“Termination Date” means the Initial Termination Date, extended as applicable in accordance with Clause 3 (Extension Option).

“Third Anniversary” means the third anniversary of the date of this Agreement.

“Third Anniversary Extending Lenders” has the meaning given to that term in paragraph (f)(i) of Clause 3.3 (Extension Prior to the Third Anniversary).

“Third Anniversary Extension Request” has the meaning given to that term in paragraph (a) of Clause 3.3 (Extension Prior to the Third Anniversary).

“Third Anniversary Limited Extending Lenders” has the meaning given to that term in paragraph (e)(ii)(A) of Clause 3.3 (Extension Prior to the Third Anniversary).

“Third Anniversary Non-Extending Lenders” has the meaning given to that term in paragraph (f)(ii) of Clause 3.3 (Extension Prior to the Third Anniversary).

“Total Commitments” means the aggregate of the Revolving Facility Commitments, being EUR 2,000,000,000 at the date of this Agreement.

“Total Swingline Commitments” means the aggregate of the Swingline Commitments, being USD 200,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

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“Transfer Date” means, in relation to an assignment and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 26.6 (Procedure for assignment and transfer by way of assumption of contract (Vertragsübernahme)), the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and
(b)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” means the United States of America.

“US Bankruptcy Code” means Title 11 of the United States Code.

“US Government Securities Business Day” means any day other than:

(a)	a Saturday or a Sunday; and
(b)

a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

“US Obligor” means an Obligor that is incorporated or organized under the laws of the US, any state thereof, or the District of Columbia.

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the US; or
(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“USD Term Rate” means the percentage rate per annum which is the aggregate of the Term SOFR and the applicable Credit Adjustment Spread and if the aggregate of the Term SOFR plus the Credit Adjustment Spread is less than zero, the USD Term Rate shall be deemed to be zero.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means in respect of a Loan:

(a)	under the Revolving Facility, a notice substantially in the form set out in Part I (Utilisation Request – Revolving Facility Loans) of Schedule 3 (Requests); and

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(b)	under the Swingline Facility, a notice substantially in the form set out in Part II (Utilisation Request – Swingline Loans) of Schedule 3 (Requests).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)

any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)

the “Agent”, the “Swingline Agent”, the “Arranger”, the “Coordinator”, any “Finance Party”, any “Lender”, any “Obligor”, any “Material Subsidiary” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(ii)

to either Bank of America, N.A., London Branch (“BANA”) or Bank of America Europe DAC (“BofA Europe DAC”) in their capacity as a Coordinator or Manda- ted Lead Arranger shall, to the extent the role relates to (i) any proposed borrower which is incorporated under the laws of and/or located in a state of the United States of America, be a reference to BANA and (ii) any other proposed borrower, be a reference to BofA Europe DAC;

(iii)	“assets” includes present and future properties, revenues and rights of every description;
(iv)

“director” includes any statutory legal representative(s) (organschaftlicher Vertreter) or any other responsible officer of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, the chief executive officer, president, chief financial officer, a senior vice president, treasurer, assistant treasurer, managing director, management board member or director of a company or in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the management board (Vorstand) or statutory attorney (Prokurist);

(v)

a Lender’s “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

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(vi)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(vii)	a “group of Lenders” includes all the Lenders;
(viii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(ix)	an “Interest Period” includes each period determined under this Agreement by reference to which interest on a Swingline Loan is calculated;
(x)	a “Lender” includes a Swingline Lender unless the context otherwise requires;
(xi)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xii)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xiii)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and
(xiv)	unless a contrary indication appears, a time of day is a reference to London time.
(b)

The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)	Section, Clause and Schedule headings are for ease of reference only.
(d)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(e)	A Default and an Event of Default is “continuing” if it has not been remedied or waived.
(f)

Subject to Clause 37.3 (Other exceptions) but otherwise notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

(g)	Nothing in this Agreement shall be construed so as to exclude the liability of any person for its own wilful misconduct (Vorsatz).
(h)	For the avoidance of doubt, a change in the outlook or being placed on credit watch does not qualify as a change to the Credit Rating under this Agreement.

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(i)	Any reference to “the date of this Agreement” means the date on which this Agreement has originally been concluded, i.e. the 1 July 2021.
1.3	Currency symbols and definitions

“€”, “EUR” and “euro” denote the single currency of the Participating Member States. “$”, “USD” and “dollars” denote the lawful currency of the US.

1.4	Language

This Agreement is made in the English language. For the avoidance of doubt, except as expressly provided in Schedule 15, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

SECTION 2

THE FACILITY

2.	THE REVOLVING FACILITY
2.1	The Revolving Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Increase
(a)	The Company may by giving prior notice to the Agent after the effective date of a cancellation of:
(i)	the Available Commitment of a Defaulting Lender in accordance with Clause 11.6 (Right of replacement or repayment and cancellation in relation to a Defaulting Lender); or
(ii)	the Commitment of a Lender in accordance with:
(A)	Clause 11.1 (Illegality);
(B)	Clause 11.2 (Change of Control); or
(C)	Paragraph (a) of Clause 11.5 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency (or, in the case of a Swingline Commitment, in dollars) of up to the amount of the Commitments relating to that Facility so cancelled as follows:

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(i)

the increased Commitments will be assumed by one or more Eligible Institutions (each an “Increase Lender”) each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender in respect of those Commitments;

(ii)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(iii)

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender in respect of that part of the increased Commitments which it is to assume;

(iv)	the Commitments of the other Lenders shall continue in full force and effect; and
(v)

any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the Agent executes an otherwise duly completed Increase Confirmation delivered to it by the relevant Increase Lender.

(b)

The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed Increase Confirmation appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Increase Confirmation.

(c)

The Agent shall only be obliged to execute an Increase Confirmation delivered to it by an Increase Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender.

(d)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as it would have been had it been an Original Lender.

(e)

The Borrowers shall promptly on presentation of reasonably detailed statements of account pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

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(f)

The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 26.4 (Assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) if the increase was a transfer pursuant to Clause 26.6 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) and if the Increase Lender was a New Lender.

(g)

The Borrowers may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph (g).

(h)

Neither the Agent nor any Lender shall have any obligation to find an Increase Lender and in no event shall any Lender whose Commitment is replaced by an Increase Lender be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(i)	Clause 26.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:
(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;
(ii)	the “New Lender” were references to that “Increase Lender”; and
(iii)

a “re-assignment” and “re-assignment and re-transfer by assumption of contract (Vertragsübernahme)” were references to respectively an “assignment” and “assignment and transfer by assumption of contract (Vertragsübernahme)”.

2.3	Increase Option
(a)	The Company may, by delivering to the Agent a duly completed Increase Request, request an increase of the Total Commitments (a “Commitment Increase”) provided that:
(i)	not more than five (5) Increase Requests may be submitted over the lifetime of this Agreement;
(ii)

no Increase Request may be delivered if as a result of the amount of the increase requested therein (the “Requested Increase Amount”) the total amount of all Commitment Increases effected in accordance with this Clause 2.3 would at any time exceed EUR 500,000,000;

(iii)	a Requested Increase Amount amounts to at least EUR 50,000,000; and
(iv)	no Commitment of a Lender shall be increased without the prior written consent of that Lender and each Lender is free (in its absolute discretion) to agree or not to agree to an Increase Request.

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(b)	The Company shall, at the same time as delivering an Increase Request, confirm to the Agent that:
(i)	all Repeated Representations are true and correct in all material respects by reference to the facts and circumstances then subsisting; and
(ii)	no Default has occurred which is continuing on the date of the Increase Request or would result from the proposed Increase Request.
(c)

Upon receipt of a duly completed Increase Request, the Agent shall promptly notify the existing Lenders and any Eligible Institution (in each case as requested by the Company in the Increase Request) (together the “Relevant Lenders”) thereof by forwarding to them a copy of the Increase Request together with the amounts which would, if all of the Relevant Lenders agreed to the Increase Request, be allocated to them pursuant to paragraphs (e) and (f) below.

(d)

Each Relevant Lender shall notify the Agent by no later than on the 15th (fifteenth) Business Day thereafter whether or not it is willing to increase its Commitment (or in case of any Eligible Institution, assume a new Commitment) as requested in the Increase Request and indicate if and to what extent it is willing to increase its (or assume a) Commitment further in the case of paragraph (g) below. If a Relevant Lender fails so to notify the Agent, such Relevant Lender shall be deemed to have notified the Agent that it is not so willing.

(e)

If, following delivery of an Increase Request by the Company to the Agent pursuant to paragraph (a) above, all the Relevant Lenders (i) are Lenders under this Agreement and (ii) notify the Agent within the period set out in paragraph (d) above that they are willing to increase their Commitments pursuant to paragraph (d) above, the Agent shall promptly notify the Company and all the Lenders accordingly, whereupon the Commitments of the Relevant Lenders shall be increased with binding effect for all Parties with effect from the Business Day immediately following the date of such notification by the Agent, in each case by an amount corresponding to the pro rata portion of the Requested Increase Amount which is equal to the share of each Relevant Lender’s Commitment in the Total Commitments prior to the increase taking effect.

(f)

If, following delivery of an Increase Request by the Company to the Agent pursuant to paragraph (a) above, all Relevant Lenders notify the Agent within the period set out in paragraph (d) above that they are willing to increase their (or assume) Commitments pursuant to paragraph (c) above, but not all of them are Lenders under this Agreement, the Agent shall promptly notify the Borrowers, the Relevant Lenders and the Lenders accordingly, whereupon:

(i)

in relation to any Relevant Lender which is not a Lender under this Agreement but which is willing to assume a Commitment as notified to the Agent pursuant to paragraph (d) above, the Company may request such Relevant Lender to accede to this Agreement as a Lender, thereby assuming such new Commitment (each such Lender hereinafter referred to as an Acceding Lender), provided that:

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(A)	any such agreement by an Acceding Lender to assume the Commitment shall be in each Acceding Lender’s absolute discretion; and
(B)	the Agent shall, in relation to an Acceding Lender only upon satisfaction of the requirements set forth in paragraph (h) below, promptly notify the Lenders thereof.
(ii)

in relation to any Relevant Lender which is a Lender under this Agreement the Commitments of such Relevant Lenders which are willing to increase their respective Commitments as notified to the Agent pursuant to paragraph (d) above shall be increased in each case by an amount as notified to the Agent pursuant to paragraph (d) above, whereupon the Agent shall promptly notify the Company, the Relevant Lenders and all the Lenders accordingly once all requirements set forth in paragraphs (f) and (h) are satisfied, whereupon the Commitments of the Relevant Lenders shall be increased or assumed with binding effect for all Parties with effect from the Business Day immediately following the date of such notification by the Agent.

(g)

If, following delivery of an Increase Request by the Company to the Agent pursuant to paragraph (a) above, not all the Relevant Lenders notify the Agent that they are willing to increase their respective (or assume the) Commitments pursuant to paragraph (d) above, the Agent shall promptly notify the Borrowers, the Relevant Lenders and the Lenders accordingly, whereupon the Company may request all or certain Relevant Lenders to further increase (or assume a) Commitment in order to address any shortfall due to certain Relevant Lenders not willing to increase (or assume) a Commitment as requested (for the avoidance of doubt, (i) only up to the Requested Increase Amount, and (ii) whereby each such Relevant Lender is free (in its absolute discretion) to agree or not to agree). The Company and each Relevant Lender agreeing to such further increase or assumption shall notify the Agent accordingly, whereupon:

(i)	the Commitments of such Relevant Lenders which are not willing to increase their respective Commitments (if any) shall not be increased; and
(ii)

in relation to any Relevant Lender which is not a Lender under this Agreement but which is willing to assume a Commitment as notified to the Agent pursuant to paragraph (d) above, the Company may request such Relevant Lender to accede to this Agreement as a Lender, thereby assuming such new Commitment (each such Lender hereinafter referred to as an “Acceding Lender”), provided that:

(A)	any such agreement by a Relevant Lender to assume the Commitment shall be in each Relevant Lender’s absolute discretion; and
(B)	the Agent shall, in relation to an Acceding Lender only upon satisfaction of the requirements set forth in paragraph (h) below, promptly notify the Lenders thereof.

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(iii)

in relation to any Relevant Lender which is a Lender under this Agreement the Commitments of such Relevant Lenders which are willing to increase their respective Commitments as notified to the Agent pursuant to paragraph (d) above shall be increased in each case by an amount as notified to the Agent pursuant to paragraph (d) above, whereupon the Agent shall promptly notify the Company, the Relevant Lenders and all the Lenders accordingly once all requirements set forth in this paragraph (g) are satisfied, whereupon the Commitments of the Relevant Lenders shall be increased or assumed with binding effect for all Parties with effect from the Business Day immediately following the date of such notification by the Agent.

(h)

If an Acceding Lender agrees to assume a Commitment, it shall deliver to the Agent a duly completed Accession Confirmation, signed by the Acceding Lender and countersigned for approval by the Company, specifying as new Commitment the amount allocated to the Acceding Lender. The accession of an Acceding Lender may be effected only by the delivery to the Agent, and acceptance by the Agent, of such Accession Confirmation and the performance by the Agent of all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the Acceding Lender, the completion of which the Agent shall promptly notify to the Company and the Acceding Lender. Upon such completion the Agent will accept any Accession Confirmation which on its face appears to be in order.

(i)

By the assumption of a Commitment in accordance with this Clause 2.3, the Acceding Lender shall become a Party as a “Lender” and assume all the obligations and acquire all rights of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender.

(j)

Each of the other Parties and any Acceding Lender shall assume obligations towards one another and/or acquire rights against one another (in relation the Commitment which the Acceding Lender is to assume) as each such other Party and the Acceding Lender would have assumed and/or acquired had the Acceding Lender been an Original Lender and had the increased Commitment been original Commitments.

(k)	The Commitments of the other Lenders and the existing Commitments of a Relevant Lender shall continue in full force and effect.
(l)

With respect to any Loan, any increase or assumption of a Commitment pursuant to this Clause 2.3 shall be only taken into account for all purposes of this Agreement (including for the purposes of the operation of Clause 6.4 (Lenders’ participation)) if the Utilisation Request is delivered on or after the Business Day on which such increase or assumption takes effect in accordance with the provisions of this Clause 2.3.

(m)

Clause 26.4 (Assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) shall apply mutatis mutandis in this Clause 2.3 in relation to an Acceding Lender as if references in that Clause to the New Lender were references to that Acceding Lender.

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(n)	Clause 26.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Acceding Lender as if references in that Clause to:
(i)	an “Existing Lender” were references to all the “Lenders” immediately prior to the relevant increase; and
(ii)	the “New Lender” were references to that “Acceding Lender”.
2.4	Finance Parties’ rights and obligations
(a)

The obligations of each Finance Party under the Finance Documents are several and do not constitute a joint obligation (Ausschluss der gesamtschuldnerischen Haftung). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

(The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and do not constitute a joint creditorship (Ausschluss der Gesamtgläubigerschaft) and any debt arising under the Finance Documents to a Finance Party from an Obligor is, except as otherwise set out in this Agreement or any other Finance Document, a separate and independent debt (Ausschluss der gesamtschuldnerischen Haftung) in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.
3.	EXTENSION OPTION
3.1	Extension prior to the First Anniversary
(a)

The Company may request from all Lenders, by delivering to the Agent an Extension Request (the “First Anniversary Extension Request”) not more than 60 days nor less than 45 days before the First Anniversary, that the Initial Termination Date be extended to the First Extension Date.

(b)	The Agent will promptly notify the Lenders following receipt of a First Anniversary Extension Request.
(c)

Each Lender notified under paragraph (b) above must notify the Agent by no later than the date falling fifteen (15) Business Days thereafter whether or not it is willing to extend the Initial Termination Date in respect of its Commitment. If a Lender fails to

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notify the Agent that Lender will be deemed to have notified the Agent that it is not so willing.

(d)

If each Lender notifies the Agent pursuant to paragraph (c) above that it is willing to extend the Initial Termination Date in respect of its Commitment in accordance with the First Anniversary Extension Request, the Agent shall promptly notify the Company and the Lenders accordingly whereupon the Initial Termination Date for all the Lenders shall be extended with binding effect for all Parties to the First Extension Date.

(e)

If not all of the Lenders notify the Agent pursuant to paragraph (c) above that they are willing to extend the Initial Termination Date in respect of their Commitments in accordance with the First Anniversary Extension Request, then the Agent shall promptly notify the Company and the Lenders accordingly whereupon (subject to Clause 3.2 (Extension prior to the Second Anniversary) and Clause 3.3 (Extension prior to the Third Anniversary)):

(i)

the Initial Termination Date in respect of the Commitment of each Lender that is willing to extend the Initial Termination Date in respect of its Commitment (a “First Anniversary Extending Lender”) shall be extended in relation to such First Anniversary Extending Lender’s Commitment to the First Extension Date for all purposes hereof and with binding effect for all Parties; and

(ii)

the Initial Termination Date in respect of the Commitment of each Lender that, pursuant to paragraph (c) above, has notified, or is deemed to have notified, the Agent that it is not willing to extend the Initial Termination Date in respect of its Commitment (a “First Anniversary Non-Extending Lender”) shall not be extended pursuant to this Clause 3.1 (Extension prior to the First Anniversary).

(f)

In respect of the making of any Loan for which the last day of the relevant Interest Period is to fall after the Initial Termination Date but prior to the First Extension Date, unless, at the relevant time, all Lenders are First Anniversary Extending Lenders, a Borrower shall be deemed to have addressed the relevant Utilisation Request only to the First Anniversary Extending Lenders.

3.2	Extension prior to the Second Anniversary
(a)

Irrespective of whether the Company has delivered a First Anniversary Extension Request and, if delivered, irrespective of whether such First Anniversary Extension Request has resulted in the Initial Termination Date being extended to the First Extension Date in respect of the Commitment of any Lender, the Company may, by delivering to the Agent an Extension Request (the “Second Anniversary Extension Request”), request each Lender to extend:

(i)	(if the Company has not delivered a First Anniversary Extension Request) the Initial Termination Date to the First Extension Date;
(ii)	in the case of a First Anniversary Extending Lender (if any) the First Extension Date by a further period of one year; or

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(iii)	in the case of a First Anniversary Non-Extending Lender (if any), the Initial Termination Date by a period of one or two years,

such Extension Request to be delivered to the Agent not earlier than 60 days nor later than 45 days before the Second Anniversary.

(b)	The Agent will promptly notify the Lenders following receipt of a Second Anniversary Extension Request.
(c)

Each Lender shall notify the Agent by no later than the date falling fifteen (15) Business Days thereafter whether or not it is willing to extend the relevant Termination Date in respect of its Commitment as requested by the Borrowers. If a Lender fails to so notify the Agent such Lender shall be deemed to have notified the Agent that it is not so willing.

(d)

If the Company has not delivered a First Anniversary Extension Request and each Lender notifies the Agent pursuant to paragraph (c) above that it is willing to extend the Initial Termination Date in respect of its Commitment in accordance with the Second Anniversary Extension Request, the Agent shall promptly notify the Company and the Lenders accordingly whereupon the Initial Termination Date for all the Lenders shall be extended with binding effect for all Parties to the First Extension Date.

(e)

If, following a Second Anniversary Extension Request given by the Company pursuant to paragraph (a) above, all Lenders notify the Agent that they are willing to extend the relevant Termination Date pursuant to paragraph (c) above, the Agent shall promptly notify the Company and the Lenders accordingly, whereupon the Termination Date shall be extended with binding effect for all Parties:

(i)	in the case of each First Anniversary Extending Lender by a further year, to the date falling two years after the Initial Termination Date (the “Second Extension Date”); or
(ii)	in the case of each First Anniversary Non-Extending Lender:
(A)	where the Company has requested an extension of the Initial Termination Date by one year, to the First Extension Date (each such Lender a “Second Anniversary Limited Extending Lender”); and
(B)	where the Company has requested an extension of the Initial Termination Date by two years, to the Second Extension Date.
(f)

If, following any notice by the Agent pursuant to paragraph (b) above, not all of the Lenders are willing to extend the relevant Termination Date pursuant to paragraph (c) above, the Agent shall promptly notify the Company and the Lenders accordingly, whereupon (subject to the further operation of Clause 3.4 (General Provisions)):

(i)	the then applicable Termination Date in respect of the Commitment of each Lender willing to extend such Termination Date (the “Second Anniversary

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Extending Lenders”) shall be extended with binding effect for all Parties in accordance with paragraph (e) above for all purposes hereof; and

(ii)

the then applicable Termination Date in respect of the Commitment of each Lender which has (or is deemed to have) notified the Agent pursuant to paragraph (c) above that it is not willing to extend such Termination Date (the “Second Anniversary Non-Extending Lenders”) shall not be extended.

3.3	Extension prior to the Third Anniversary
(a)

Irrespective of whether the Company has delivered a First Anniversary Extension Request or a Second Anniversary Extension Request (for the avoidance of doubt, subject to paragraph (e) of Clause 3.4 (General Provisions) below) and, if delivered, irrespective of whether such First Anniversary Extension Request or a Second Anniversary Extension Request has resulted in the Initial Termination Date being extended to the First Extension Date in respect of the Commitment of any Lender, the Company may, by delivering to the Agent an Extension Request (the “Third Anniversary Extension Request”), request each Lender to extend:

(i)	(if the Company has neither delivered a First Anniversary Extension Request nor a Second Anniversary Extension Request) the Initial Termination Date to the First Extension Date;
(ii)	in the case of a First Anniversary Extending Lender or Second Anniversary Extending Lender (if any) the First Extension Date by a further period of one year; or
(iii)	in the case of a First Anniversary Non-Extending Lender or a Second Anniversary Non-Extending Lender, the Initial Termination Date by a period of one or two years,

such Extension Request to be delivered to the Agent not earlier than 60 days nor later than 45 days before the Third Anniversary.

(b)	The Agent will promptly notify the Lenders following receipt of a Third Anniversary Extension Request.
(c)

Each Lender shall notify the Agent by no later than the date falling fifteen (15) Business Days thereafter whether or not it is willing to extend the relevant Termination Date in respect of its Commitment as requested by the Borrowers. If a Lender fails to so notify the Agent such Lender shall be deemed to have notified the Agent that it is not so willing.

(d)

If the Company has neither delivered a First Anniversary Extension Request nor a Second Anniversary Extension Request and each Lender notifies the Agent pursuant to paragraph (c) above that it is willing to extend the Initial Termination Date in respect of its Commitment in accordance with the Third Anniversary Extension Request, the Agent shall promptly notify the Company and the Lenders accordingly whereupon the

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Initial Termination Date for all the Lenders shall be extended with binding effect for all Parties to the First Extension Date.

(e)

If, following a Third Anniversary Extension Request given by the Company pursuant to paragraph (a) above, all Lenders notify the Agent that they are willing to extend the relevant Termination Date pursuant to paragraph (c) above, the Agent shall promptly notify the Company and the Lenders accordingly, whereupon the Termination Date shall be extended with binding effect for all Parties:

(i)

in the case of each First Anniversary Extending Lender or a Second Anniversary Extending Lender by a further year, to the date falling two years after the Initial Termination Date (the “Second Extension Date”); and

(ii)	in the case of each First Anniversary Non-Extending Lender or a Second Anniversary Non-Extending Lender:
(A)	where the Company has requested an extension of the Initial Termination Date by one year, to the First Extension Date (each such Lender a “Third Anniversary Limited Extending Lender”); and
(B)	where the Company has requested an extension of the Initial Termination Date by two years, to the Second Extension Date.
(f)

If, following any notice by the Agent pursuant to paragraph (b) above, not all of the Lenders are willing to extend the relevant Termination Date pursuant to paragraph (c) above, the Agent shall promptly notify the Company and the Lenders accordingly, whereupon (subject to the further operation of Clause 3.4 (General Provisions)):

(i)

the then applicable Termination Date in respect of the Commitment of each Lender willing to extend such Termination Date (the “Third Anniversary Extending Lenders”, and together with the First Anniversary Extending Lenders and the Second Anniversary Extending Lenders, the “Extending Lenders”) shall be extended with binding effect for all Parties in accordance with paragraph (e) above for all purposes hereof; and

(ii)

the then applicable Termination Date in respect of the Commitment of each Lender which has (or is deemed to have) notified the Agent pursuant to paragraph (c) above that it is not willing to extend such Termination Date (the “Third Anniversary Non-Extending Lenders”) shall not be extended.

3.4	General Provisions
(a)

Nothing herein shall oblige any Lender to agree to any extension of any Termination Date applicable to it and nothing herein shall oblige any Lender to agree to any assumption by it of any rights and obligations of any First Anniversary Non-Extending Lender, Second Anniversary Non-Extending Lender or Third Anniversary Non- Extending Lender.

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(b)

Subject to paragraph (c) below, the Commitment of each Lender that is not an Extending Lender shall be cancelled and reduced to zero on the Initial Termination Date and its participation in any Loans together with any sums owed to it shall be repaid in full (including any interest accrued thereon) on or prior to such date, at which point each such Lender shall cease to be a Lender for the purposes of the Finance Documents, and the Commitment of each Extending Lender that is neither a Second Anniversary Extending Lender nor a Third Anniversary Extending Lender shall be cancelled and reduced to zero on the First Extension Date and its participation in any Loans together with any sums owed to it shall be repaid in full (including any interest accrued thereon) on or prior to such date, at which point each such Lender shall cease to be a Lender for the purposes of the Finance Documents.

(c)

The Company may require each First Anniversary Non-Extending Lender, each Second Anniversary Non-Extending Lender and each Third Anniversary Non-Extending Lender (each a “Non-Extending Lender”) at any time following the (deemed) refusal of such Non-Extending Lender (as the case may be) to assign and transfer at par by assumption of contract (Vertragsübernahme) its rights and obligations under this Agreement (or any part thereof), to:

(i)	in the case of a First Anniversary Non-Extending Lender, any First Anniversary Extending Lender (or any of its Affiliates);
(ii)	in the case of a Second Anniversary Non-Extending Lender, any Second Anniversary Extending Lender (or any of its Affiliates); and
(iii)	in the case of a Third Anniversary Non-Extending Lender, any Third Anniversary Extending Lender (or any of its Affiliates),

or, in each case, to any other bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets selected by the Company and which, in each case, is not a member of the Group (each a “New Extending Lender”) that is willing to accept such assignment and transfer by assumption of contract in accordance with Clause 26 (Changes to the Lenders), and upon such assignment and transfer by assumption of contract the relevant New Extending Lender shall to the extent of such assignment and transfer become a First Anniversary Extending Lender or, after a Second Anniversary Extension Request has been given, a Second Anniversary Limited Extending Lender or a Second Anniversary Extending Lender, or, after a Third Anniversary Extension Request has been given, a Third Anniversary Limited Extending Lender or a Third Anniversary Extending Lender, as the New Extending Lender may have agreed with the Borrowers. The Non-Extending Lender, as the case may be, shall only be obliged to make an assignment and transfer of contract to a New Extending Lender if it has completed all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment and transfer of contract to such New Extending Lender.

(d)	The Termination Date may not be extended beyond the date falling seven years after the date of this Agreement.

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(e)	The Company may not submit more than two Extension Requests.
(f)

In respect of the making of any Loan for which the last day of the relevant Interest Period is to fall after the First Extension Date but prior to the Second Extension Date, unless, at the relevant time, all Lenders are Second Anniversary Extending Lenders or Third Anniversary Extending Lenders (other than Second Anniversary Limited Extending Lenders or Third Anniversary Limited Extending Lenders), a Borrower shall be deemed to have addressed the relevant Utilisation Request only to those Second Anniversary Extending Lenders and Third Anniversary Extending Lenders which are not Second Anniversary Limited Extending Lenders or Third Anniversary Limited Extending Lenders.

(g)	The Company shall, at the same time as delivering an Extension Request, confirm to the Agent that:
(i)	all Repeated Representations are true and correct in all material respects by reference to the facts and circumstances then subsisting; and
(ii)	no Default has occurred which is continuing on the date of the Extension Request or would result from the proposed Extension Request.
(h)	Any transfer of rights and obligations of a Non-Extending Lender pursuant to this Clause shall be subject to the following conditions:
(i)	the Company shall have no right to replace the Agent as agent; and
(ii)	neither the Agent nor any Non-Extending Lender shall have any obligation to the Company to find a New Extending Lender; and
(iii)	in no event shall any Non-Extending Lender be required to pay or surrender to the New Extending Lender any of the fees received by the Non-Extending Lender pursuant to the Finance Documents; and
(iv)

the Agent being satisfied that it has complied with all “know your customer” requirements in relation to the assumption of the relevant Commitments by that New Extending Lender. The Agent shall promptly notify the Company and the New Extending Lender upon being so satisfied.

4.	PURPOSE
4.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Revolving Facility towards general corporate purposes.

4.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

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5.	CONDITIONS OF UTILISATION
5.1	Initial conditions precedent
(a)

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall promptly issue a partial conditions precedent satisfaction confirmation to the Company and the Lenders once the Agent has received all of the documents and other evidence (save for the evidence listed under item 3 lit. (f) of Part I of Schedule 2 (Conditions Precedent)) listed in Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. If the Agent has also received the evidence listed under item item 3 lit. (f) of Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to it, on the date on which the cancellation notice, pursuant to which all commitments under the Existing Facility Agreement have been cancelled, takes effect, and provided that all loans utilised thereunder and any related sums (including interest, but excluding fees and similar ancillary charges) have been repaid (if any), the Agent shall notify the Company and the Lenders promptly upon being so satisfied.

(b)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

5.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 6.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)

(i)

in the case of a Rollover Loan, no notice of acceleration has been given by the Agent under Clause 25.12 (Acceleration) and no Material Event of Default is continuing or would result from the proposed Loan; and

(ii)	in the case of any other Loan, no Default is continuing or would result from the proposed Revolving Facility Loan; and
(b)

the Repeated Representations made by each Obligor are true in all material respects, provided that for Rollover Loans the representation in Clause 22.9 (No event of default) shall only relate to Material Events of Default.

5.3	Conditions relating to Optional Currencies
(a)	A currency will constitute an Optional Currency in relation to a Loan if it is USD or it:

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(i)	is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency on the Quotation Day and the Utilisation Date for that Loan; and
(ii)

is or has been approved by the Agent (acting on the instructions of all the Lenders under the Revolving Facility) on or prior to receipt by the Agent of the relevant Utilisation Request for that Loan (which, for the avoidance of doubt, may require any amendments being necessary to implement the relevant provisions for those other currencies).

(b)

If the Agent has received a written request from a Borrower for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to that Borrower by the Specified Time (subject to the amendments required as set out in paragraph (a) (ii) above having been implemented):

(i)	whether or not the Lenders have granted their approval; and
(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.
5.4	Maximum number of Revolving Facility Loans
(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation sixteen (16) or more Revolving Facility Loans would be outstanding.
(b)	Any Revolving Facility Loan made by a single Lender under Clause 9.2 (Unavailability of a currency) shall not be taken into account in this Clause 5.4.

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SECTION 3

UTILISATION

6.	UTILISATION – REVOLVING FACILITY LOANS
6.1	Delivery of a Utilisation Request

A Borrower may utilise the Revolving Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

6.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date is a Business Day within the Availability Period;
(ii)	the currency and amount of the Utilisation comply with Clause 6.3 (Currency and amount); and
(iii)	the proposed Interest Period complies with Clause 13 (Interest Periods – Revolving Facility Loans).
(b)	Only one Revolving Facility Loan may be requested in each Utilisation Request.
6.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.
(b)	The amount of the proposed Revolving Facility Loan must be:
(i)	if the currency selected is the Base Currency, a minimum amount of EUR 10,000,000 or, if less, the Available Revolving Facility; or
(ii)	if the currency selected is USD, a minimum amount of USD 10,000,000 or, if less, the Available Revolving Facility.
(iii)

if the currency selected is an Optional Currency other than USD, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (b)(ii) of Clause 5.3 (Conditions relating to Optional Currencies) or, if less, the Available Revolving Facility; and

in any event such that its Base Currency Amount is less than or equal to the Available Revolving Facility.

6.4	Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, and subject to Clause 10.1 (Repayment of the Revolving Facility Loans), each Lender shall make its participation

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in each Revolving Facility Loan available by the Utilisation Date through its Facility Office.

(b)

The amount of each Lender’s participation in each Revolving Facility Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Revolving Facility Loan.

(c)

The Agent shall determine the Base Currency Amount of each Revolving Facility Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Revolving Facility Loan, the amount of its participation in that Revolving Facility Loan and, if different, the amount of that participation to be made available in accordance with Clause 31.1 (Payments to the Agent), in each case by the Specified Time.

6.5	Cancellation of Commitment

The Revolving Facility Commitments which, at that time, are unutilised (taking into account a utilisation of the Revolving Facility by way of Swingline Loan) shall be immediately cancelled at the end of the Availability Period.

7.	UTILISATION – SWINGLINE LOANS
7.1	General
(a)	Clause 5.2 (Further conditions precedent) and Clause 5.3 (Conditions relating to Optional Currencies);
(b)	Clause 6 (Utilisation - Revolving Facility Loans);
(c)	Clause 9 (Optional Currencies);
(d)	Clause 12 (Interest) as it applies to the calculation of interest on a Loan but not default interest on an overdue amount;
(e)	Clause 13 (Interest Periods - Revolving Facility Loans); and
(f)	Clause 14 (Changes to the calculation of Interest),

do not apply to Swingline Loans. For the avoidance of doubt, all other clauses shall also apply to Swingline Loans.

7.2	Delivery of a Utilisation Request for Swingline Loans
(a)	A Swingline Borrower may utilise the Swingline Facility by delivery to the Swingline Agent of a duly completed Utilisation Request for a Swingline Loan not later than the Specified Time.
(b)

Each Utilisation Request for a Swingline Loan must be sent to the Swingline Agent to the address, fax number or, if relevant, electronic mail address or other such information notified by the Swingline Agent for this purpose with a copy to its address,

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fax number or, if relevant, electronic mail address or other such information referred to in Clause 33 (Notices).

7.3	Completion of a Utilisation Request for Swingline Loans
(a)	Each Utilisation Request for a Swingline Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies a Swingline Borrower;
(ii)	it specifies that it is for a Swingline Loan;
(iii)

the proposed Utilisation Date is a New York Business Day within the Availability Period (including, for the avoidance of doubt, the day on which the Utilisation Request is submitted provided that it is submitted not later than the Specified Time);

(iv)	the Swingline Loan is denominated in dollars;
(v)	the amount of the proposed Swingline Loan is not more than the Available Swingline Facility and is a minimum of USD 100,000 or, if less, the Available Swingline Facility; and
(vi)	the proposed Interest Period:
(A)	does not extend beyond the Termination Date;
(B)	is a period of not more than seven (7) New York Business Days; and
(C)	ends on a New York Business Day.
(b)	Only one Swingline Loan may be requested in each Utilisation Request.
7.4	Swingline Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Swingline Lender shall make its participation in each Swingline Loan available through its Facility Office.
(b)	The Swingline Lenders will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)	no Default is continuing or would result from the proposed Utilisation; and
(ii)	the Repeated Representations made by each Obligor are true in all material respects.
(c)

The amount of each Swingline Lender’s participation in each Swingline Loan will be equal to the proportion borne by its Available Swingline Commitment to the Available Swingline Facility immediately prior to making the Swingline Loan, adjusted to take

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account of any limit applying under Clause 7.5 (Relationship with the Revolving Facility).

(d)

The Swingline Agent shall determine the Base Currency Amount of each Swingline Loan and notify each Swingline Lender and each corresponding Lender of the amount of each Swingline Loan and its participation in that Swingline Loan by the Specified Time.

7.5	Relationship with the Revolving Facility
(a)	This Clause 7.5 applies when a Swingline Loan is outstanding or is to be borrowed.
(b)	The Revolving Facility may be used by way of Swingline Loans. The Swingline Facility is not independent of the Revolving Facility.
(c)

Notwithstanding any other term of this Agreement a Lender is only obliged to participate in a Revolving Facility Loan or a Swingline Loan to the extent that the aggregate Base Currency Amount of its participation in Revolving Facility Loans and Swingline Loans and the participation of a Lender which is its Affiliate in Revolving Facility Loans and Swingline Loans does not exceed or would not have exceeded its Revolving Facility Commitment.

(d)

Where, but for the operation of paragraph (c) above, the aggregate of the Base Currency Amount of a Lender’s participation in Revolving Facility Loans and Swingline Loans and the participation of a Lender which is its Affiliate in Revolving Facility Loans and Swingline Loans exceeds or would have exceeded its Revolving Facility Commitment, the excess will be apportioned among the other Lenders required under this Agreement to make available a participation in the relevant Loan pro rata according to their relevant Commitments. This calculation will be applied as often as necessary until participations in the Loan are apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.

7.6	Cancellation of Swingline Commitment

The Swingline Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

8.	SWINGLINE LOANS
8.1	Swingline

Subject to the terms of this Agreement, the Swingline Lenders make available to the Swingline Borrowers a dollar swingline loan facility as a sublimit of the Revolving Facility in an aggregate amount equal to the Total Swingline Commitments. For the avoidance of doubt, the aggregate amount of the Swingline Loans outstanding at any one time shall not exceed the Total Swingline Commitments.

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8.2	Purpose

Each Swingline Borrower shall apply all amounts borrowed by it under the Swingline Facility towards general corporate purposes of the Group.

8.3	Repayment

Each Swingline Borrower which has drawn a Swingline Loan shall repay that Swingline Loan on the last day of its Interest Period.

8.4	Voluntary prepayment of Swingline Loans
(a)	The Swingline Borrower to which a Swingline Loan has been made may prepay the Swingline Loan in whole or in part at any time.
(b)	Unless a contrary indication appears in this Agreement, any part of the Swingline Facility which is prepaid or repaid may be re-borrowed in accordance with the terms of this Agreement.
8.5	Interest
(a)	The rate of interest on each Swingline Loan for any day during its Interest Period is the higher of:
(i)

the prime commercial lending rate in dollars announced by the Swingline Agent at the Specified Time and in force on that day provided that if the prime commercial lending rate is less than zero, the prime commercial lending rate shall be deemed to be zero); and

(ii)	0.5 per centage points per annum over the rate per annum determined by the Swingline Agent to be the Federal Funds Rate for that day.
(b)	The Swingline Agent shall promptly notify the Swingline Lenders and the relevant Swingline Borrower of the determination of the rate of interest under paragraph (a) above.
(c)

If any day during an Interest Period is not a New York Business Day, the rate of interest on a Swingline Loan on that day will be the rate applicable to the immediately preceding New York Business Day.

(d)	Each Swingline Borrower shall pay accrued interest on each Swingline Loan made to it on the last day of each Month falling after the relevant Interest Period.
8.6	Interest Period
(a)	Each Swingline Loan has one Interest Period only.
(b)	The Interest Period for a Swingline Loan must be selected in the relevant Utilisation Request.

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8.7	Swingline Agent

Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) pay to or indemnify the Swingline Agent, within five (5) Business Days of demand, for or against any cost, loss or liability (including, without limitation, for negligence or any other category of loss whatsoever) incurred by the Swingline Agent (other than by reason of the Swingline Agent’s gross negligence or wilful misconduct) in acting as Swingline Agent for the Swingline Facility under the Finance Documents (unless the Swingline Agent has been reimbursed by an Obligor pursuant to a Finance Document).

8.8	Partial payments – Swingline Facility
(a)

If the Swingline Agent receives a payment in respect of the Swingline Facility that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents in respect of the Swingline Facility, the Swingline Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in respect of the Swingline Facility in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Swingline Agent under the Finance Documents incurred in respect of the Swingline Facility;
(ii)	secondly, in or towards payment pro rata of any accrued interest on a Swingline Loan due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of the principal of any Swingline Loan due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents in respect of the Swingline Facility.
(b)	The Swingline Agent shall, if so directed by all the Swingline Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor and Clause 31.5 (Partial payments) does not apply to the Swingline Facility.
8.9	Loss sharing
(a)

If a Revolving Loan (including a Swingline Loan) or interest on a Revolving Loan (including a Swingline Loan) is not paid in full on its due date, the Agent (if requested to do so in writing by any affected Lender) shall calculate the amount (if any) which needs to be paid or received by each Lender with a Revolving Facility Commitment to place that Lender in the position it would have been in had each Lender (or its Affiliate) with a Revolving Facility Commitment participated in that Loan in the proportion borne by its Revolving Facility Commitment to the Total Commitments and, if the Total

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Commitments are then zero, the proportion borne by its Revolving Facility Commitment to the Total Commitments immediately prior to their reduction to zero.

(b)

The calculation of the Agent is designed solely to allocate the unpaid amount proportionally between the Lenders with a Revolving Facility Commitment according to their Revolving Facility Commitments and will not take into account any commitment fee or other amount payable under the Finance Documents.

(c)

The Agent will set a date (the “Loss Sharing Date”) on which payments must be made under this Clause 8.9. The Agent shall give at least 3 Business Days’ notice to each affected Lender of this date and the amount of the payment (if any) to be paid or received by it on this date.

(d)	On the Loss Sharing Date:
(i)	each affected Lender who has to make a payment shall pay to the Agent the relevant amount set out in the notice referred to in paragraph (c) above; and
(ii)	out of the amounts the Agent receives, the Agent shall pay to each affected Lender who is entitled to receive a payment the amount set out in that notice.
(e)

If the amount actually received by the Agent from the Lenders under paragraph (d) above is insufficient to pay the full amount required to be paid under that paragraph, the Agent shall distribute the amount it actually receives among the affected Lenders pro rata to the amounts they are entitled to receive under that paragraph.

(f)

If a Lender makes a payment to the Agent under this Clause 8.9 then, to the extent that that payment is distributed by the Agent under paragraphs (d) or (e) above, as between the relevant Obligor and that Lender an amount equal to the amount of that distributed payment will be treated as not having been paid by the relevant Obligor.

(g)	Any payment under this Clause 8.9 will not reduce the obligations in aggregate of any Obligor.
9.	OPTIONAL CURRENCIES
9.1	Selection of currency

A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Revolving Facility Loan in a Utilisation Request.

9.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

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(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Revolving Facility Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 9.2 will be required to participate in the Revolving Facility Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Revolving Facility Loan denominated in the Base Currency during that Interest Period.

9.3	Participation in a Revolving Facility Loan

Each Lender’s participation in a Revolving Facility Loan will be determined in accordance with paragraph (b) of Clause 6.4 (Lenders’ participation).

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SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

10.	REPAYMENT
10.1	Repayment of Revolving Facility Loans
(a)

Subject to paragraph (c) below, each Borrower which has drawn a Revolving Facility Loan shall repay that Revolving Facility Loan on the last day of its Interest Period and, in any case, not later than on the Termination Date.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if:
(i)	one or more Revolving Facility Loans are to be made available to a Borrower:
(A)	on the same day that a maturing Revolving Facility Loan is due to be repaid by that Borrower;
(B)	in the same currency as the maturing Revolving Facility Loan (unless it arose as a result of the operation of Clause 9.2 (Unavailability of a currency)); and
(C)	in whole or in part for the purpose of refinancing the maturing Revolving Facility Loan; and
(ii)

the proportion borne by each Lender’s participation in the maturing Revolving Facility Loan to the amount of that maturing Revolving Facility Loan is the same as the proportion borne by that Lender’s participation in the new Revolving Facility Loans to the aggregate amount of those new Revolving Facility Loans, the aggregate amount of the new Revolving Facility Loans shall, unless the relevant Borrower or the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Facility Loan so that:

(D)	if the amount of the maturing Revolving Facility Loan exceeds the aggregate amount of the new Revolving Facility Loans:
(I)	the relevant Borrower will only be required to make a payment under Clause 31.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and
(II)

each Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan and that Lender will not be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans; and

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(E)	if the amount of the maturing Revolving Facility Loan is equal to or less than the aggregate amount of the new Revolving Facility Loans:
(I)	the relevant Borrower will not be required to make a payment under Clause 31.1 (Payments to the Agent); and
(II)

each Lender will be required to make a payment under Clause 31.1 (Payments to the Agent) in respect of its participation in the new Revolving Facility Loans only to the extent that its participation in the new Revolving Facility Loans exceeds that Lender’s participation in the maturing Revolving Facility Loan and the remainder of that Lender’s participation in the new Revolving Facility Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Facility Loan.

(c)

At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Loans then outstanding will be automatically extended to the Termination Date applicable to the Facility and will be treated as separate Loans under the relevant Facility (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)

A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving not less than three (3) Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)

Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)

The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

11.	PREPAYMENT AND CANCELLATION
11.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)	upon the Agent notifying the Company, each Available Commitment of that Lender and the Available Swingline Commitment of that Swingline Lender will be immediately cancelled; and

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(c)

to the extent that the Lender’s and Swingline Lender’s participation has not been transferred pursuant to paragraph (d) of Clause 11.5 (Right of replacement or repayment and cancellation in relation to a single Lender), each Borrower shall repay that Lender’s and Swingline Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s and Swingline Lender’s corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

11.2	Change of control
(a)	Upon the occurrence of a Change of Control:
(i)

the Company shall promptly notify the Agent upon becoming aware of the occurrence of that Change of Control and specify the nature of that Change of Control and, if the Company wishes to enter into good-faith negotiations with the Lenders with a view to continuing the Facility following that Change of Control, the Company shall set out such a request in such notice;

(ii)	upon receipt by the Agent of any notification pursuant to paragraph (i) above, each Lender or Swingline Lender may, but shall not be obliged to, fund a Loan (except for a Rollover Loan);
(iii)

the Lenders shall, upon the request of the Company pursuant to paragraph (i) above, enter into good-faith negotiations with the Company for a negotiation period of up to thirty (30) days (or such longer period as agreed between the Company and the Agent (acting on the instructions of all the Lenders)) from the date of receipt by the Agent of the request by the Company pursuant to paragraph (i) above (the “Change of Control Negotiations Period”); and

(iv)	unless otherwise agreed by all the Lenders, each Lender may:
(A)	on the first Business Day following the end of the Change of Control Negotiations Period; or
(B)	if there are no negotiations under paragraph (iii) above, on the date falling no later than thirty (30) days after notification by the Company under paragraph (i) above,

notify the Agent that it elects to demand mandatory prepayment and cancellation of its participations in a Facility (the “Change of Control Prepayment Notice”), whereupon the Agent shall, by notification to the Company, cancel that Lender’s and Swingline Lender’s Commitments and declare that Lender’s participation in all outstanding Loans, together with accrued interest and all other amounts owed to that Lender and Swingline Lender under the Finance Documents, due and payable on the date falling ten (10) Business Days after the date on which the Agent notifies the Company

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about the election by a Lender to demand repayment as a result of the Change of Control (the “Notice Period”).

(b)	The Facility shall continue as between the Obligors and those Lenders who do not deliver a Change of Control Prepayment Notice in accordance with paragraph (a)(iv) above.
(c)

The Company may replace any Lender which has given a Change of Control Prepayment Notice to the Agent in accordance with paragraph (a)(iv) in accordance with Clause 11.5 (Right of replacement or repayment and cancellation in relation to a single Lender) provided that the transfer must take place prior to the end of the Notice Period.

(d)	For the purpose of this Clause 11.2:

“Change of Control” means the occurrence of one or more of the following events:

(i)	if and so long as the Company is organised as a partnership limited by shares (KGaA):
(A)	the general partner of the Company charged with the management of the Company ceases at any time to be Fresenius SE & Co. KGaA or a wholly- owned Subsidiary of Fresenius SE & Co. KGaA; or
(B)	Fresenius SE & Co. KGaA fails at any time to own and control more than 25% of the capital stock with ordinary voting power in the Company;
(ii)

if and so long as the Company is not organised as KGaA any event the result of which any person or group of persons (“Relevant Person(s)”) acting in concert (as defined in section 30 (2) of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz)) or any person or group of persons acting on behalf of any such Relevant Person(s), other than in each case any Permitted Holder (as defined below), is or becomes the direct or indirect legal or beneficial entitlement (as defined in section 22 of the German Securities Trading Act (Wertpapierhandelsgesetz)) of, in the aggregate, more than 50 per cent. of the voting shares in the Company; and

(iii)

in the case of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Group to any person or group of persons that is not prohibited under Clause 24.5 (Disposals).

“Permitted Holder” means Fresenius SE & Co. KGaA and any of its wholly-owned Subsidiaries, as long as and to the extent Fresenius SE & Co. KGaA or the relevant direct or indirect subsidiaries is or are not acting in concert with, or on behalf of, a Relevant Person(s).

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11.3	Voluntary cancellation

The Company may, if it gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 10,000,000 or USD 10,000,000, as applicable) of an Available Revolving Facility. Any cancellation under this Clause 11.3 shall reduce the Commitments of the Lenders rateably under that Facility.

11.4	Voluntary prepayment of Revolving Facility Loans

The Borrower to which a Revolving Facility Loan has been made may, if it gives the Agent not less than three (3) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Facility Loan (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Facility Loan by a minimum amount of EUR 10,000,000).

11.5	Right of replacement or repayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 16.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from an Obligor under Clause 16.4 (Tax indemnity) or Clause 17.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment(s) of that Lender and of any Affiliate of that Lender which is a Swingline Lender and its intention to procure the repayment of that Lender’s and any such Affiliate’s participation in the Loans or give the Agent notice of its intention to replace that Lender (together with any Affiliate of that Lender) in accordance with paragraph (d) below.

(b)

On receipt of a notice of cancellation referred to in paragraph (a) above, the Available Facility Commitment(s) of that Lender and the Available Swingline Commitment of any such Affiliate shall be immediately reduced to zero.

(c)

On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan and that Lender’s corresponding Commitment(s) shall be immediately cancelled in the amount of the participations repaid.

(d)	If:
(i)	any of the circumstances set out in paragraph (a) above apply to a Lender; or

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(ii)	an Obligor becomes obliged to pay any amount in accordance with Clause 11.1 (Illegality) to any Lender,

the Company may, on five (5) Business Days’ prior notice to the Agent and that Lender, replace that Lender (together with any Affiliate of that Lender) by requiring that Lender and that Affiliate to (and, to the extent permitted by law, that Lender and that Affiliate shall) assign and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to an Eligible Institution which confirms its willingness to assume and does assume all the obligations of the transferring Lender an transferring Affiliate in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of the transfer in an amount equal to the outstanding principal amount of such Lender’s and such Affiliate’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 26.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:
(i)	the Company shall have no right to replace the Agent;
(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;
(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and
(iv)

the Lender shall only be obliged to assign and transfer its rights and obligations pursuant to paragraph (d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

(f)

A Lender shall perform the checks described in paragraph (e)(iv)above as soon as reasonably practicable following delivery of a notice referred to in paragraph (d) above and shall notify the Agent and the Company when it is satisfied that it has complied with those checks.

11.6	Right of cancellation in relation to a Defaulting Lender
(a)

Without prejudice to Clause 37.6 (Replacement of a Defaulting Lender), if any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent three (3) Business Days´ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

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(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
(d)	Notwithstanding any other provision in this Agreement, any Commitments cancelled under this Clause 11.6 may be reinstated in accordance with Clause 2.2 (Increase).
11.7	Restrictions
(a)

Any notice of cancellation or prepayment given by any Party under this Clause 11 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
(c)	Unless a contrary indication appears in this Agreement, any part of a Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.
(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(e)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments or Total Swingline Commitments cancelled under this Agreement may be subsequently reinstated.
(f)	If the Agent receives a notice under this Clause 11 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.
11.8	Application of prepayments

Any prepayment of a Loan pursuant to Clause 11.4 (Voluntary prepayment of Revolving Facility Loans) shall be applied pro rata to each Lender’s participation in that Loan.

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SECTION 5

COSTS OF UTILISATION

12.	INTEREST
12.1	Calculation of interest

The rate of interest on each Revolving Facility Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and
(b)	in relation to:
(i)	any Loan in euro, EURIBOR; or
(ii)	any Loan in dollars, the USD Term Rate.
12.2	Payment of interest

The Borrower to which a Revolving Facility Loan has been made shall pay accrued interest on that Revolving Facility Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

12.3	Adjustment of Margin based on Credit Rating
(a)	The Margin in relation to any Loan shall initially be 0.60 per cent. per annum.
(b)	The Margin will be adjusted by reference to the Credit Ratings awarded to the Company as set out in the table below:
Credit Ratings of the Company		Margin (in % p.a.)
Moody’s	S&P/Fitch
A3 or higher	A- or higher	0.35
Baa1	BBB+	0.45
Baa2	BBB	0.55
Baa3	BBB-	0.65
Ba1 or below	BB+ or below	0.90

(c)

provided that:

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(i)

any increase or decrease in the Margin shall take effect on the date falling five (5) Business Days after publication of a new Credit Rating for the Company, provided that in relation to an outstanding Loan, such increase or decrease shall only take effect from the first day of the Interest Period which starts on or after the date of such publication of a new Credit Rating;

(ii)	the Company will inform the Agent of any change of a Credit Rating which is relevant for the calculation of the Margin under this Agreement;
(iii)	if and while (A) there is no Credit Rating available for the Company or (B) an Event of Default is continuing, the Margin shall be the highest percentage per annum set out above;
(iv)	if each Credit Rating available can be allocated to the same row set out in the table above or if there is only one Credit Rating available, the relevant Margin for that row shall apply;
(v)

in case of split Credit Ratings (i.e., the Credit Ratings cannot all be allocated to the same row set out in the table above) the Margin shall be determined on an arithmetic mean of the percentage rates per annum (rounded to four decimal places) set out for the Margin in the rows to which the two highest Credit Ratings can be allocated; and

(vi)	for Loans in USD the applicable Margin shall be increased by 0.15 per centage points.
12.4	Adjustment of Margin based on ESG Rating
(a)

As published in the Original ESG Report, the ESG Score assigned to the Company is 46.4. The applicable Margin (as adjusted and determined pursuant to Clause 12.3 (Adjustment of Margin based on Credit Rating) above) will be adjusted by reference to the ESG Score as set out in the table below:

ESG Score	Margin adjustment (in bps per annum)
> 53	- 3.0
> 50 but < 53	- 1.5
> 39 but < 50	+ 0
< 39	+ 3.0

provided that

(i)

any adjustment of the Margin in accordance with the table above shall take effect on the date (the “ESG reset date”) falling five (5) Business Days after the Agent has received the most recent ESG Report from the Company (which, for the avoidance of doubt, will be provided to the Lenders by the Agent), provided that in relation to an outstanding Loan, such adjustment shall only take effect

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from the first day of the Interest Period which starts on or after the date of receipt of such ESG Report from the Company;

(ii)	no adjustment shall result in an aggregate increase or, as the case may be, aggregate decrease of the Margin by more than 3 bps;
(iii)	an ESG reset date may not occur more than once in each calendar year;
(iv)	if the Company fails to provide the ESG Report to the Agent on the earlier of
(A)	within five (5) Business Days of receiving the ESG Report from the ESG Score Provider (the “ESG receipt date”); and
(B)	the ESG Longstop Publishing Date,

the Margin shall be increased by 3.0 bps per annum from the date which falls five (5) Business Days after the ESG receipt date, or as the case may be the ESG Longstop Date until the date which falls three (3) Business Days after the date on which the Agent has received such ESG Report from the Company (for the avoidance of doubt no such delayed or omitted delivery of the ESG Report by the Company shall constitute any Default and/or Event of Default under this Agreement); and

(v)

if the ESG Report Provider fails to calculate and assign an ESG Score and publish an ESG Report for reasons that are exclusively attributable to the Company, the Margin shall be increased by 3.0 bps per annum from the ESG Longstop Publishing Date until the date which falls three (3) Business Days after the date on which the Agent has received such ESG Report.

(b)	In the event:
(i)	the ESG Score Provider ceases to exist;
(ii)	the ESG Score Provider, for any reason which is not exclusively attributable to Company
(A)	does no longer publish an ESG Score with respect to the Company; or
(B)	fails to publish an ESG Score for any calendar year (provided that each ESG Score is made available no later than the ESG Longstop Publishing Date); or
(iii)	the ESG Score Provider adjusts in the reasonable opinion of Company
(A)	the valuation methodology; or
(B)	the general approach of the valuation of the industry in which the Group operates and its production methodologies

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in such a way that the ESG Score is no longer comparable to the way the Original ESG Score has been determined as of the date of this Agreement; or

(iv)	the cost involved in maintaining the ESG Score through the ESG Score Provider become in the opinion of the Company unreasonable,

the Company shall inform the Agent, the Sustainability Agent and the Lenders accordingly and then the Company and the Agent (acting on the instructions of the Majority Lenders) will (upon prior consultation of the Sustainability Agent) without undue delay enter into discussions to agree on the choice of an alternative party, independent of the Company, to calculate and award an equivalent ESG Score to be used for the purposes of the above calculation. Should the Company and the Agent (acting upon the instructions of the Majority Lenders) be unable to agree (upon prior consultation of the Sustainability Agent) on the choice of this alternative party after twenty (20) Business Days (starting from the day on which the Company and/or the Agent have received the notice to enter into discussions regarding the replacement of the ESG Score Provider), the Margin shall apply without any increase or decrease (and if this increase or decrease has already been applied at that time, it shall be discontinued upon expiry of this twenty (20) Business Days’ Period).

(c)

The Agent (acting on the instructions of the Majority Lenders) shall be entitled to agree with the Company on behalf of the Finance Parties such amendments to this Agreement which are in its reasonable opinion appropriate to adopt the relevant provisions of this agreement to the reporting standards and rating codes applied by the new provider of the ESG Score.

(d)

During the period of negotiations referred to in paragraph (b) above, the applicable Margin shall be based on the ESG Score which was reported immediately prior to the occurrence of any of the events set out in paragraph (b) above.

12.5	KPI switch
(a)

Upon request of the Company, the Company and the Agent (acting on the instructions of the Majority Lenders) shall (upon prior consultation of the Sustainability Agent) enter into good faith negotiations with a view to replacing the Margin adjustment pursuant to Clause 12.4 (Adjustment of Margin based on ESG Rating) with a KPI-linked adjustment mechanism (the “KPI Switch”) provided that

(i)

such request may only be made once during the lifetime of this Agreement and may only be made during the period starting from the date on which the Company has delivered its audited consolidated financial statements for the respective financial year pursuant to Clause 23.1 (Financial Statements) to the date falling five (5) Months after such delivery date;

(ii)	the KPIs and the relevant target scores shall be in line with the Company’s general sustainability targets;
(iii)	annual KPI targets (the “Annual KPI Targets”) in respect of each year until the Termination Date will be defined;

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(iv)

any adjustments will take place on the basis of an annual sustainability certificate provided by the Company (the “Sustainability Certificate”) and setting out the scores achieved against the relevant Annual KPI Targets based on its audited consolidated financial statements for the respective financial year pursuant to Clause 23.1 (Financial Statements) and/or sustainability report (with limited assurance by the Company’s (sustainability) auditors);

(v)	the maximum increase and decrease of the Margin will remain unchanged compared to the Margin adjustment pursuant to Clause 12.4 (Adjustment of Margin based on ESG Rating);
(vi)

this Agreement will be amended by an additional information undertaking which will provide for the annual delivery of the Sustainability Certificate and the sustainability report (if applicable) by the Company to the Agent;

(vii)	until delivery of the first Sustainability Certificate, the Margin shall continue to be adjusted in accordance with Clause 12.4 (Adjustment of Margin based on ESG Rating); and
(viii)	no Event of Default has occurred and is continuing on the date of such request.
12.6	Default interest and lump sum damages
(a)

If an Obligor fails to pay any amount (other than interest) payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one (1) percentage point per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). If an Obligor fails to pay interest payable by it under the Finance Documents on its due date, lump sum damages (pauschalierter Schadensersatz) shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one (1) percentage point per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). In the case of lump sum damages, the relevant Obligor shall be free to prove that no damages have arisen or that damages have not arisen in the asserted amount and any Finance Party shall be entitled to prove that further damages have arisen. Any interest or lump sum accruing under this Clause 12.6 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

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(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be one (1) percentage point per annum higher than the rate which would have applied if the overdue amount had not become due.

12.7	Notification of rates of interest
(a)	The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.
(b)	The Agent shall promptly notify the relevant Borrower of each Funding Rate relating to a Loan.
13.	INTEREST PERIODS – REVOLVING FACILITY LOANS
13.1	Selection of Interest Periods
(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Revolving Facility Loan in the Utilisation Request for that Revolving Facility Loan.
(b)

Subject to this Clause 13, a Borrower (or the Company on behalf of a Borrower) may select an Interest Period for Loans in euro of one (1), three (3) or six (6) Months or for Loans in dollars of one (1) or three (3) Months or, in each case, of any other period agreed between the relevant Borrower or the Company, the Agent and all the Lenders in relation to the relevant Loan.

(c)	An Interest Period for a Revolving Facility Loan shall not extend beyond the Termination Date.
(d)	A Revolving Facility Loan has one Interest Period only.
13.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

14.	CHANGES TO THE CALCULATION OF INTEREST
14.1	Unavailability of Screen Rate
(a)

Interpolated Screen Rate: If no Screen Rate is available for EURIBOR or, if applicable, Term SOFR for the Interest Period of a Loan, the applicable EURIBOR or Term SOFR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.

(b)	Shortened Interest Period: If no Screen Rate is available for EURIBOR or, if applicable, Term SOFR for:
(i)	the currency of a Loan; or

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(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the Interest Period of that Loan shall (if it is longer than the applicable Fallback Interest Period) be shortened to the applicable Fallback Interest Period and the applicable EURIBOR or Term SOFR for that shortened Interest Period shall be determined pursuant to the relevant definition.

(c)

Shortened Interest Period and Historic Screen Rate: If the Interest Period of a Loan is, after giving effect to paragraph (b) above, either the applicable Fallback Interest Period or shorter than the applicable Fallback Interest Period and, in either case, no Screen Rate is available for EURIBOR or, if applicable, Term SOFR for:

(i)	the currency of that Loan; or
(ii)	the Interest Period of that Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable EURIBOR or Term SOFR shall be the Historic Screen Rate for that Loan.

(d)

Shortened Interest Period and Interpolated Historic Screen Rate: If paragraph (c) above applies but no Historic Screen Rate is available for the Interest Period of the Loan, the applicable EURIBOR or Term SOFR shall be the Interpolated Historic Screen Rate for a period equal in length to the Interest Period of that Loan.

(e)

Cost of funds: If paragraph (d) above applies but it is not possible to calculate the Interpolated Historic Screen Rate, the Interest Period of that Loan shall, if it has been shortened pursuant to paragraph (b) above, revert to its previous length and there shall be no EURIBOR or Term SOFR for that Loan and Clause 14.3 (Cost of funds) shall apply to that Loan for that Interest Period.

14.2	Market disruption

If before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty-five (35) per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of EURIBOR or the USD Term Rate (as the case may be) then Clause 14.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

14.3	Cost of funds
(a)	If this Clause 14.3 applies, the rate of interest on each Lender’s share of the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the applicable Margin; and

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(ii)

the weighted average of the rates notified to the Agent by each Lender as soon as practicable and in any event within five (5) Business Days of the first day of that Interest Period (or, if earlier, on the date falling five (5) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select provided that, for the avoidance of doubt, if that rate is less than zero it shall be deemed to be zero.

(b)

If this Clause 14.3 applies and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.
(d)	If this Clause 14.3 applies pursuant to Clause 14.2 (Market disruption) and:
(i)	a Lender’s Funding Rate is less than EURIBOR or the USD Term Rate (as applicable); or
(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR or the USD Term Rate (as applicable).

(e)

If this Clause 14.3 applies pursuant to Clause 14.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

14.4	Notification to Company

If Clause 14.3 (Cost of funds) applies the Agent shall, as soon as is practicable, notify the Company.

14.5	Break Costs
(a)

Each Borrower shall, within five (5) Business Days of receipt of a reasonably detailed calculation of the relevant amount of any Break Costs from a Finance Party (provided that, for the avoidance of doubt, no Finance Party shall be obliged to disclose any confidential or sensitive information or to breach any applicable law or regulation for the purposes of such calculation), pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

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(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
(c)	No Break Costs shall be payable in case of a prepayment of a Separate Loan in accordance with paragraph (d) of Clause 10.1 (Repayment of Revolving Facility Loans).
15.	FEES
15.1	Commitment fee
(a)

The Company shall pay to the Agent (for the account of each Lender) a commitment fee in the Base Currency computed at the rate of 35 per cent. of the applicable Margin on the Available Commitment under the Revolving Facility (without double counting the Swingline Facility) of that Lender for the Availability Period.

(b)

The accrued commitment fee is payable on the last day of each successive period of three (3) Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective in each case subject to the Company having received corresponding payment instructions from the Agent at least five (5) Business Days prior to such date or, if later, on the fifth (5th) Business Day following receipt by the relevant Borrower of corresponding payment instructions from the Agent.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.
15.2	Utilisation fee
(a)

The Company shall pay to the Agent (for the account of each Lender) a utilisation fee in the Base Currency on the daily aggregate Base Currency Amount of that Lender’s participation in all Loans outstanding computed at the following rates:

(i)	0.10 per cent. per annum for each day on which the aggregate Base Currency Amount of the Revolving Facility Loans exceeds EUR 1.00 but less than or equal to 33 1⁄3 per cent. of the Total Commitments;
(ii)

0.20 per cent. per annum for each day on which the aggregate Base Currency Amount of the Revolving Facility Loans exceeds 33 1⁄3 per cent. but is less than or equal to 66 2⁄3 per cent of the Total Commitments;

(iii)	0.40 per cent. per annum for each day on which the aggregate Base Currency Amount of the Revolving Facility Loans exceeds 66 2⁄3 per cent. of the Total Commitments.
(b)	The accrued utilisation fee shall be payable in arrears in the Base Currency (i) on the last day of each calendar quarter which ends during the Availability Period, (ii) on the

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Termination Date, and (iii), if the Facility is cancelled in full, at the time the cancellation is effective, in each case subject to the relevant Borrower having received corresponding payment instructions from the Agent at least five (5) Business Days prior to such date or, if later, on the fifth (5th) Business Day following receipt by the relevant Borrower of corresponding payment instructions from the Agent.

15.3	Upfront fee

The Company shall pay to the Agent (for the account of each Lender) an upfront fee in the amount and at the times as agreed in a Fee Letter.

15.4	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

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SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

16.	TAX GROSS-UP AND INDEMNITIES
16.1	Definitions

In this Agreement:

“German Borrower” means a Borrower resident for tax purposes in Germany.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)	in respect of interest payable by a German Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(i)	lending through a Facility Office in Germany; or
(ii)	a Treaty Lender; or
(b)	in respect of interest payable by a US Borrower, a Lender which is a US Qualifying Lender; or
(c)	in respect of interest payable by any other Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(i)	lending through a Facility Office in the jurisdiction of incorporation of the relevant Borrower; or
(ii)	a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 16.2 (Tax gross-up) or a payment under Clause 16.4 (Tax indemnity).

“Treaty Lender” means:

(a)	in respect of interest payable by a German Borrower, a Lender which

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(i)

is treated as a resident of a jurisdiction, having a double taxation agreement (a “Treaty”) with Germany which makes provision for full exemption for tax imposed by Germany on interest, for the purposes of the relevant Treaty;

(ii)	does not carry on a business in Germany through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and
(iii)

fulfils any other conditions which must be fulfilled under the relevant Treaty by residents of that Treaty State for such residents to obtain full exemption from taxation on interest imposed by Germany, subject to the completion of procedural formalities;

(b)	in respect of interest payable by any Borrower other than a German Borrower or a US Borrower, a Lender which
(i)

is treated as a resident of a jurisdiction, having a Treaty with the jurisdiction of incorporation of the relevant Borrower which makes provision for full exemption for tax imposed by the jurisdiction of incorporation of the relevant Borrower on interest, for the purposes of the relevant Treaty;

(ii)

does not carry on a business in the jurisdiction of incorporation of the relevant Borrower through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)

fulfils any other conditions which must be fulfilled under the Treaty by residents of that Treaty State for such residents to obtain full exemption from taxation on interest imposed by the jurisdiction of incorporation of the relevant Borrower, subject to the completion of procedural formalities.

“Treaty State” means in relation to a German Borrower, a jurisdiction having a Treaty with Germany, and in the case of any other Borrower other than a US Borrower, the jurisdiction of incorporation of the relevant Borrower which in each case makes provision for full exemption for tax imposed by Germany or the jurisdiction of incorporation of the relevant Borrower on interest.

“US Borrower” means a Borrower which is organized or incorporated in the United States, any state thereof, or the District of Columbia.

“US Qualifying Lender” means a Lender that is, in relation to interest payments made under this Agreement by or on behalf of a US Borrower, qualified for an exemption from U.S. federal withholding Tax and US federal backup withholding with respect to such payments.:

“US Withholding Tax Form” means whichever of the following is relevant (including in each case any successor form):

(a)	IRS Form W-8BEN or W-8BEN-E;
(b)	IRS Form W-8IMY (with appropriate attachments);

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(c)	IRS Form W-8ECI;
(d)	IRS Form W-8EXP;
(e)	IRS Form W-9;
(f)

in the case of a Lender relying on the “portfolio interest exemption,” IRS Form W-8BEN or W-8BEN-E and a certificate to the effect that such Lender is not (1) a “bank” described in section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the relevant Obligor within the meaning of section 871(h)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or

(g)

any other IRS Form by which a person may claim complete exemption from, or reduction in the rate of, withholding (including backup withholding) of US federal income tax on interest payments to that person, where the provision or delivery of such IRS Form would not materially prejudice the legal or commercial position of the person providing the form or result in undue burden to that person.

Unless a contrary indication appears, in this Clause 16 a reference to “determines” or “deter-mined” means a determination made in the absolute discretion of the person making the determination.

16.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)

The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)

If a Tax Deduction is required by law to be made by or on behalf of an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction (including, any deduction or withholding on such increased amount) had been required.

(d)

With respect to a Loan or Commitment extended to a Borrower that is not a US Borrower, a payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the jurisdiction of incorporation of the relevant Borrower (other than the US) if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in any law or Treaty; or

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(ii)

the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (j) below; or

(iii)

such Tax Deduction is imposed solely because this payment is made to a Lender incorporated, having its place of effective management, or acting through a Facility Office or office, as the case may be, located in a Non-Cooperative Jurisdiction.

(e)

With respect to a Loan or a Commitment extended to a US Borrower, a payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the US if on the date on which the payment falls due the payment could have been made to the relevant Lender without such Tax Deduction if (i) the Lender had been a US Qualifying Lender, but on that date that Lender is not or has ceased to be a US Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority, except to the extent that the relevant Lender’s assignor or transferor (if any) was entitled at the time of assignment or transfer to receive an increased amount under paragraph (c) above with respect to such Tax Deduction, or (ii) the relevant Lender had not complied with its obligations under Clause 16.3 (US withholding tax forms).

(f)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(g)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(h)

As at the date of this Agreement, each Lender represents that it is not incorporated, having its place of effective management, or acting through a Facility Office or office, as the case may be, located in a Non-Cooperative Jurisdiction.

(i)

Each (New) Lender which becomes a Party to the Agreement after the date of this Agreement, shall indicate in the documentation or Increase Confirmation which it executes upon becoming a Party, whether it is incorporated, having its place of effective management, or acting through a Facility Office or office, as the case may be, located in a Non-Cooperative Jurisdiction.

(j)

A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

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16.3	US Withholding Tax forms

On or prior to the date on which a Lender becomes a Party to this Agreement with respect to a Loan or a Commitment extended to a US Borrower (and from time to time thereafter upon the reasonable request of the relevant Borrower or the Agent, as applicable, or on or before a change in facts that causes the contents of any previously delivered US Withholding Tax Form to become inaccurate), such Lender shall provide to the Agent, or the requesting US Borrower, as applicable, two copies of properly completed US Withholding Tax Forms establishing any exemption from, or reduced rate of US withholding tax that such Lender is legally entitled to claim.

16.4	Tax indemnity
(a)

The Company shall (within five (5) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax (including but not limited to any Taxes that may be imposed as a consequence of the receipt of any amount due under this paragraph) by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident or engaged in a trade of business for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income, profits or gains received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 16.2 (Tax gross-up);
(B)

would have been compensated for by an increased payment under Clause 16.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 16.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

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(c)

A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 16.4, notify the Agent.
16.5	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	that Finance Party or another member of a tax group or similar consolidation scheme the Finance Party forms part of has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it, taking into account a Tax Credit of a tax group or similar consolidation scheme the Finance Party forms part of, (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

16.6	Lender status confirmation

Each Lender which is not an Original Lender shall indicate, in the documentation or Increase Confirmation which it executes on becoming a Party as a Lender, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;
(b)	a Qualifying Lender (other than a Treaty Lender or a US Qualifying Lender);
(c)	a US Qualifying Lender; or
(d)	a Treaty Lender.

If such a Lender or Increase Lender fails to indicate its status in accordance with this Clause 16.6 then that Lender or Increase Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, the documentation or Increase Confirmation which a Lender or an Increase Lender executes on becoming a Party as a Lender or an Increase Lender shall not be invalidated by any failure of a Lender to comply with this Clause 16.6.

16.7	Stamp taxes

The Company shall pay and, within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty,

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registration, documentary, excise, transfer and other similar Taxes payable in respect of any Finance Document. This Clause 16.7 shall not apply in respect of any stamp duty, registration, documentary, excise, transfer or other similar Taxes payable in respect of an assignment or transfer by a Finance Party of any of its rights or obligations under a Finance Document unless such assignment or transfer (i) is entered into at the request of an Obligor, or (ii) occurs following an Event of Default which is continuing.

16.8	VAT
(a)

All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

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(d)

Any reference in this Clause 16.8 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in article 11 of Council Directive 2006/112/EC as amended (or as implemented by any relevant member state of the European Union) so that reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).

(e)

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

16.9	FATCA information
(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other applicable law or regulation implementing similar arrangements for the international exchange of tax or financial information between jurisdictions.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or

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(iii)	any duty of confidentiality.
(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)

If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;
(ii)	where a Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, that date;
(iii)	the date a new US Tax Obligor accedes as a Borrower; or
(iv)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or
(B)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.
(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.
(g)

If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g)

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above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

16.10	FATCA Deduction
(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Agent and the Agent shall notify the other Finance Parties.

17.	INCREASED COSTS
17.1	Increased Costs
(a)

Subject to Clause 17.3 (Exceptions) the Company shall, within five (5) Business Days of a demand by the Agent pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation;
(ii)	Compliance with any law or regulation made after the date of this Agreement; or
(iii)	the implementation of application of, or compliance with, Basel III, CRD IV or the Dodd-Frank, or any law or regulation that implements or applies Basel III, CRD IV or the Dodd-Frank.
(b)	In this Agreement

“Basel III” means:

(i)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated as of the date of this Agreement;

(ii)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on

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Banking Supervision in November 2011, as amended, supplemented or restated as of the date of this Agreement;

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III” before the date of this Agreement; and
(iv)

the capital requirements specified in (A) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and (B) Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012.

“CRD IV” means EU CRD IV and UK CRD IV.

“Dodd-Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements, or directives thereunder or issued in connection therewith.

“EU CRD IV” means

(i)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
(ii)

the capital requirements specified in (A) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and (B) Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012.

“Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

“UK CRD IV” means

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(i)

Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the Withdrawal Act);

(ii)

the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures; and

(i)

direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act.

17.2	Increased cost claims
(a)

A Finance Party intending to make a claim pursuant to Clause 17.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)

Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and provide the Borrowers with an reasonably detailed calculation of such amount and the event giving rise to the relevant Increased Costs, provided that no Finance Party shall be obliged to disclose any confidential or sensitive information or to breach any applicable law or regulation.

(c)

No Finance Party may claim Increased Costs which have arisen more than 120 days prior to the date the relevant notice by that Finance Party to the Agent has been served. The Company is under no obligation to pay such Increased Costs after the expiry of such 120 days’ period.

17.3	Exceptions
(a)	Clause 17.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)

compensated for by Clause 16.4 (Tax indemnity) (or would have been compensated for under Clause 16.4 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 16.4 (Tax indemnity) applied);

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(iv)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III unless otherwise excluded under paragraph (v) below) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

(v)

attributable to the implementation or application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV (unless, for the avoidance of doubt, attributable to any change or amendment of Basel III, CRD IV or any law or regulation that implements or applies Basel III or CRD IV after the date of this Agreement); or

(vi)	attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 17.3, a reference to a “Tax Deduction” has the same meaning given to that term in Clause 16.1 (Definitions).
18.	OTHER INDEMNITIES
18.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five (5) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

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18.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;
(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.
18.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or
(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.
19.	MITIGATION BY THE LENDERS
19.1	Mitigation
(a)

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality), Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

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19.2	Limitation of liability
(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 19.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under Clause 19.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
20.	COSTS AND EXPENSES
20.1	Transaction expenses

The Company shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including pre-agreed legal fees, and subject to agreed budgets and caps) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement.
20.2	Amendment costs

If

(a)	an Obligor requests an amendment, waiver or consent; or
(b)	an amendment is required pursuant to Clause 31.10 (Change of currency) or Clause 37.7 (Replacement of Screen Rate),

the Company shall, within five (5) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including pre-agreed legal fees, and subject to agreed budgets and caps) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

20.3	Enforcement costs

The Company shall, within five (5) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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SECTION 7

GUARANTEE

21.	GUARANTEE AND INDEMNITY
21.1	Guarantee (Garantie) and indemnity (Ausfallhaftung)

The Guarantor irrevocably and unconditionally jointly and severally (gesamtschuldnerisch):

(a)

guarantees (garantiert) by way of an independent payment obligation (selbständiges Zahlungsversprechen) to each Finance Party to pay to that Finance Party any amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by a Borrower; the payment shall be due (fällig) within five (5) Business Days of a written demand by a Finance Party (or the Agent on its behalf) stating the sum demanded from the Guarantor and that such sum is an amount of principal, interest, costs, expenses or other amount under or in connection with the Finance Documents that has not been fully and irrevocably paid by a Borrower; and

(b)

undertakes vis-à-vis each Finance Party to indemnify (schadlos halten) that Finance Party against any cost, loss or liability suffered by that Finance Party if any obligation of a Borrower under or in connection with any Finance Document or any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover (Ersatz des positiven Interesses) and that claim shall be due (fällig) within five (5) Business Days of a written demand by that Finance Party (or the Agent on its behalf).

For the avoidance of doubt this guarantee and indemnity does not constitute a guarantee upon first demand (Garantie auf erstes Anfordern) and, in particular, receipt of such written demand shall not preclude any rights and/or defences the Guarantor may have with respect to any payment requested by a Finance Party (or the Agent on its behalf) under this guarantee and indemnity.

21.2	Continuing and independent guarantee and indemnity

This guarantee and indemnity is independent and separate from the obligations of any Borrower and is a continuing guarantee and indemnity which will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

The guarantee and indemnity shall extend to any additional obligations of a Borrower resulting from any amendment, novation, supplement, extension, restatement or replacement of any Finance Documents, including without limitation any extension of or increase in any facility or the addition of a new facility under any Finance Document.

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21.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and
(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
21.4	Excluded defences
(a)

The obligations of the Guarantor under this Clause 21 will not be affected by an act, omission, matter or thing which relates to the principal obligation (or purported obligation) of any Borrower and which would reduce, release or prejudice any of its obligations under this Clause 21, including any personal defences of any Borrower (Einreden des Hauptschuldners) or any right of revocation (Anfechtung) or set-off (Aufrechnung) of any Borrower.

(b)

The obligations of the Guarantor under this Clause 21 are independent from any other security or guarantee which may have been or will be given to the Finance Parties. In particular, the obligations of the Guarantor under this Clause 21 will not be affected by any of the following:

(i)	the release of, or any time (Stundung), waiver or consent granted to, any other Obligor from or in respect of its obligations under or in connection with any Finance Document;
(ii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or any other person or any failure to realise the full value of any security;

(iii)	any incapacity or lack of power, authority or legal personality of or dissolution or a deterioration of the financial condition of any other Obligor; or
(iv)	any unenforceability, illegality or invalidity of any obligation of any other Obligor under any Finance Document.
(c)

For the avoidance of doubt nothing in this Clause 21 shall preclude any defences that the Guarantor (in its capacity as Guarantor only) may have against a Finance Party that the guarantee and indemnity does not constitute its legal, valid, binding or enforceable obligations.

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21.5	Immediate recourse

No Finance Party will be required to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 21. This applies irrespective of any provision of a Finance Document to the contrary.

21.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 21.
21.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 21:

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;
(c)	to exercise any right of set-off against any Obligor; and/or
(d)

to take the benefit (in whole or in part and whether by way of legal subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

21.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

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SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

22.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 22 to each Finance Party on the date of this Agreement and, where expressly stated, the Company makes the representations and warranties in respect of each Material Subsidiary.

22.1	Status

It and each Material Subsidiary is duly established and validly existing under the law of its jurisdiction of incorporation and has the power and authority to own its assets and carry on its business as it is being conducted.

22.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to the Legal Reservations, legal, valid, binding and enforceable obligations.

22.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation of its jurisdiction of incorporation applicable to it;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its assets,

in each case of (a) to (c) above, to the extent such conflict has or is reasonably likely to have a Material Adverse Effect.

22.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

22.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

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have been (or, by the first Utilisation Date, will have been) obtained or effected and are in full force and effect (or, in each case, will be when required).

22.6	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of German law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and
(b)	any judgment obtained in Germany in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.
22.7	Deduction of Tax

It is not required to make any Tax Deduction (as defined in Clause 16.1 (Definitions)) from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender, subject, in case of a Lender which is a Qualifying Lender solely by reason of being a Treaty Lender, to the completion of the relevant procedural formalities.

22.8	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, documentary, excise, transfer or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

22.9	No event of default

No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

22.10	No misleading information
(a)

Any written factual information relating to the Group provided by the Company for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)

Other than as disclosed to the Arranger prior to the date of this Agreement, nothing has occurred or been omitted from the information provided by the Company for the purposes of this Agreement and no information has been given or withheld that results in the information provided by the Company for the purposes of this Agreement being untrue or misleading in any material respect.

22.11	Financial statements
(a)	The Company’s Original Financial Statements were prepared in accordance with GAAP consistently applied except to the extent that the accompanying notes provide a description of a different treatment.

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(b)	The Company’s Original Financial Statements fairly present the results of the financial position as at the date to which they relate and its results of operations during the relevant period.
(c)	There has been no material adverse change in the Group’s business or financial condition since 31 December 2020.
22.12	Pari passu ranking

Its payment obligations under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law.

22.13	ERISA compliance
(a)

Each Pension Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws, except where a failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favourable determination or opinion letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the best knowledge of responsible officers of the Obligors, nothing has occurred that would prevent, or cause the loss of, such qualification. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Obligors and each of its ERISA affiliates have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to such Pension Plan.

(b)

There are no pending or, to the best knowledge of the Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to Pension Plan that would reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) no ERISA Event has occurred or is reasonably expected to occur with respect to an Obligor and its Subsidiaries; (B) no Pension Plan is in “at risk” status under Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (C) neither an Obligor nor any of its ERISA affiliates has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (D) neither an Obligor nor any of its ERISA affiliates has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (E) neither an Obligor nor any of its ERISA affiliates has engaged in a transaction that would reasonably be expected to subject an Obligor and its Subsidiaries to Sections 4069 or 4212(c) of ERISA.

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22.14	Margin regulations; Investment Company Act
(a)

The Obligors and Fresenius Medical Care Holdings, Inc. are not engaged principally, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Utilisation, not more than twenty-five percent (25%) of the value of the assets subject to the provisions of the negative pledge undertaking below or subject to any restriction contained in any agreement or instrument between a Borrower or Fresenius Medical Care Holdings, Inc. and any Lender or any Affiliate of any Lender relating to Financial Indebtedness will be margin stock.

(b)

None of the Obligors and Fresenius Medical Care Holdings, Inc., any person controlling an Obligor or Fresenius Medical Care Holdings, Inc., or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

(c)	No proceeds of the Loans will be used directly or indirectly for any purpose that entails a violation of any regulation of the Federal Reserve Board including Regulations T, U and X.
22.15	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions
(a)

Except to the extent disclosed in its reports filed with or furnished to the SEC, or any Governmental Authority succeeding to any of its principal functions, each member of Group has conducted its businesses in compliance in all material respects with Anti- Corruption Laws and Anti-Money Laundering Laws and have instituted and maintained policies and procedures reasonably designed to promote compliance with such Anti- Corruption Laws and Anti-Money Laundering Laws.

(b)

No Obligor, nor any of its respective subsidiaries, nor, to the best knowledge of the Obligors, any of their subsidiaries’ directors, officers, employees, agents or controlled affiliates or other person acting on behalf, at the direction or in the interest of an Obligor or any of their respective Subsidiaries is a person that is a Sanction Target which is conducting any type of activity in breach of Sanctions or a target person under any Sanctions list.

(c)	Each Obligor has instituted and maintains policies and procedures designed to prevent Sanctions violations by such Obligor and its respective subsidiaries.
(d)	No Obligor has or intends to have any business operations or other dealings in breach of any Sanctions:
(i)	in any Sanctioned Country;
(ii)	with any Specially Designated National (“SDN”) on OFAC’s SDN list or with a designated person targeted by asset freeze sanctions imposed by the UNSC, EU or HMT; or

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(iii)

involving commodities or services of a Sanctioned Country origin or shipped to, through, or from a Sanctioned Country, or on Sanctioned Country owned or registered vessels or aircraft, or finance or subsidize any of the foregoing.

Any such business operations or other dealings shall not be funded under the Facility.

22.16	German Obligors and Restricted Lenders
(a)

The representations and warranties contained in Clause 22.15 (Anti-Corruption, Anti- Money Laundering Laws and Sanctions) are only given by, and/or (as applicable) shall only apply to, any German Relevant Person or any other member of the Group bound by any applicable statutory anti-boycott law or regulation insofar as the giving of and compliance with such representations and warranties do not result in a violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in conjunction with section 4 paragraph 1 no. 3 foreign trade law (AWG) (Außenwirtschaftsgesetz)), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation.

(b)

In relation to each Restricted Lender, the representations and warranties contained in Clause 22.15 (Anti-Corruption, Anti-Money Laundering Laws and Sanctions) shall only apply for the benefit of that Restricted Lender to the extent that the sanctions provisions would not result in (i) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (ii) a violation or conflict with section 7 foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 no. 3 foreign trade law (AWG) (Außenwirtschaftsgesetz)) or a similar anti-boycott statute applicable to the relevant Restricted Lender.

(c)

In connection with any amendment, waiver, determination or direction relating to any part of this Clause 22.16, each Restricted Lender must notify the Agent (each such notice, an “Exclusion Notice”) if its Commitments shall be excluded in connection with any actual or potential amendment, waiver, determination or direction relating to any part of the representations and warranties contained in Clause 22.15 (Anti-Corruption, Anti-Money Laundering Laws and Sanctions) of which it does not have the benefit pursuant to paragraph (b) for the purpose of determining whether the consent of the Lenders has been obtained or whether the determination or direction by the Lenders has been made.

(d)

Absent an Exclusion Notice by a Restricted Lender the Agent is not permitted to exclude such Restricted Lender for the purpose of determining whether the consent of the Lenders has been obtained or whether the determination or direction by the Lenders has been made.

(e)

If a Restricted Lender has not sent an Exclusion Notice it must exercise its vote in connection with any amendment, waiver, determination or direction relating to any part of the representations and warranties contained in Clause 22.15 (Anti-Corruption, Anti-Money Laundering Laws and Sanctions) in accordance with the relevant anti- boycott regulations applicable to the relevant Restricted Lender.

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22.17	No proceedings
(a)

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and, if so adversely determined, are reasonably likely to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started against it or any Material Subsidiary or threatened in writing.

(b)

No judgment or order of a court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been made against it or any Material Subsidiary.

22.18	Beneficial Ownership Certification

As of the date of signing of this Agreement, to the best of the knowledge of the Borrowers, the information included in any Beneficial Ownership Certification provided to any Lender on or prior to such date in connection with this Agreement is true and correct in all respects.

22.19	Repetition
(a)

The Repeated Representations shall be made by the Company on its own behalf and on behalf of the other Obligors (under a power of attorney (Vollmacht) granted to it by the Obligors pursuant to paragraph (b) below) by reference to the facts and circumstances then existing on:

(i)	the date of each Utilisation Request, Extension Request and Increase Request; and
(ii)	in the case of an Additional Borrower, the day on which the company becomes (or it is proposed that the company becomes) an Additional Borrower.
(b)

Each Obligor (other than the Company) hereby empowers (bevollmächtigt) the Company to make the Repeated Representations on its behalf as its attorney (Stellvertreter). Each Obligor (other than the Company) hereby exempts the Company from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) (or comparable provisions under applicable local law) for the purpose of making the Repeated Representations on its behalf as attorney (Stellvertreter).

23.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Financial statements
(a)	The Company shall supply to the Agent (in electronic form for all the Lenders, if the Agent so requests):

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(i)	as soon as the same become available, but in any event within 120 days after the end of the relevant financial year its audited consolidated financial statements for that financial year;
(ii)

as soon as the same become available, but in any event within 180 days after the end of the relevant financial year, the audited consolidated financial statements of each Borrower (other than the Company);

(iii)

as soon as the same become available, but in any event within 90 days after the end of each of the first, second and third quarters of the relevant financial year of the Company the consolidated financial statements of the Group for that financial quarter (unless, in relation to the first and third quarter in each financial year only, the Company has, in compliance with applicable statutory law and the rules or regulations of the applicable stock exchange, chosen not to publish such financial statements).

(b)	Each set of financial statements referred to in paragraph (a)(i) above shall be accompanied by a list of all Material Subsidiaries as of the date to which such financial statements relate.
23.2	Requirements as to financial statements

Each set of financial statements delivered by the Company pursuant to Clause 23.1 (Financial statements) shall be certified by a director of the relevant company as fairly presenting its financial condition as at the date as at which those financial statements were drawn up.

23.3	Information: miscellaneous

The Company shall supply to the Agent (in electronic form for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;
(b)

contemporaneously with the Company‘s public disclosure thereof, the details of any material litigation, arbitration or administrative proceedings which are reasonably likely to be adversely determined and if so adversely determined, are reasonably likely to have a Material Adverse Effect;

(c)

promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request and as required by applicable banking supervisory laws and regulation or Lenders compliance policies.

23.4	Notification of default
(a)

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

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(b)

Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by a director with sole power of representation (Einzelvertretungsmacht) or by two directors who have joint power of representation (Gesamtvertretungsmacht) or two senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

23.5	Direct electronic delivery by the Company or use of websites

The Company may satisfy its obligation under this Agreement to deliver any information in relation to a Finance Party by

(a)	delivering that information directly to that Finance Party in accordance with Clause 33.6 (Electronic communication); or
(b)	posting information on a Borrowers’ website or disclosing information through filing to the SEC.
23.6	“Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)	any change in the status of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement; or
(iii)

a proposed assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme) by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or assignment and transfer by way of assumption of contract (Vertragsübernahme), obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures including, without limitation, the USA Patriot Act and the Beneficial Ownership Regulation in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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(b)

Promptly following any request therefor, the Obligors shall provide information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

(c)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(d)

The Company shall, by not less than ten (10) Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Borrower pursuant to Clause 27 (Changes to the Obligors).

(e)

Following the giving of any notice pursuant to paragraph (d) above, if the accession of such Additional Borrower obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Borrower.

(f)

Each Lender subject to the USA Patriot Act hereby notifies each Obligor that, pursuant to the requirements of the USA Patriot Act, it may be required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

24.	GENERAL UNDERTAKINGS

The undertakings in this Clause 24 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

24.1	Authorisations

Each Obligor shall promptly obtain comply with and maintain any approvals or licenses and make any necessary filings required under the laws of its jurisdiction of incorporation and any law of the place where a payment is made, in each case, as applicable to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity,

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enforceability or admissibility in evidence in its jurisdiction of incorporation of the Finance Documents.

24.2	Compliance with laws

Each Obligor shall comply with all laws, in each case as applicable to such Obligor and if failure to do so would reasonably likely to have a Material Adverse Effect.

24.3	Negative pledge
(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security securing Financial Indebtedness over any of its assets.
(b)	Paragraph (a) above does not apply to:
(i)	any Security existing as of the date of this Agreement;
(ii)	any Security arising by operation of law or which has to be provided by operation of law or by order of a competent court or authority;
(iii)	any Security arising under general terms or business conditions or in the ordinary course of trading;
(iv)

any Security over or affecting any asset acquired by any member of the Group if (A) the Security was not created in contemplation of the acquisition of that asset by the member of the Group, (B) the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by the member of the Group, and (C) the Security is removed or discharged within twelve (12) months of the date of acquisition of such asset;

(v)

any Security over or affecting any asset of any company which becomes a member of Group after the date of this Agreement if (A) the Security was not created in contemplation of the acquisition of that company, (B) the principal amount secured has not been increased in contemplation of, or since the acquisition of that company, and (C) the Security is removed or discharged within twelve (12) months of the date of acquisition of such asset;

(vi)	any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to any member of the Group in the ordinary course of trading;
(vii)

any cash cover or other Security to the extent customarily provided relating to any hedging, swap or derivatives transaction of non-speculative nature, surety, performance bond, insurance arrangement or guarantee facility;

(viii)

any Security created or subsisting to secure any obligations incurred in order to comply with the requirements of laws relating to worker’s compensation, pensions, unemployment insurance or other social security instruments or

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legislation, including section 8a of the German Altersteilzeitgesetz and/or sections 7b or 7e of the German Sozialgesetzbuch IV);

(ix)

any Security created over the shares of any joint venture entity owned by any member of the Group to secure any obligations of that member of the Group to the other owners of shares in such joint venture entity;

(x)	any Security over assets held in Clearstream, Euroclear or DTC or any other securities depository or any clearing house in favour of such securities depository or clearing house;
(xi)

any Security over assets securing Financial Indebtedness incurred by any member of the Group located in jurisdictions (A) in which it is legally or commercially not viable for the relevant member of the Group to participate in cash pooling arrangements with, or to be funded by, the Company or (B) where there are restrictions to the transfer or movement of funds from or to the Company;

(xii)	any customary Security in respect of any Lease;
(xiii)	any customary Security in respect of receivables financings, including in respect of the A/R Facility;
(xiv)	any Security in respect of cash management arrangements;
(xv)	any Security in respect of investments of captive insurance companies and their subsidiaries in connection with insurance arrangements subject to customary and prevailing market standards;
(xvi)	any mortgages, land charges or other customary Security over, or in connection with, real estate and related assets created or subsisting to secure the financing or refinancing of such real estate;
(xvii)	any Security with the consent of the Majority Lenders; or
(xviii)

any other Security in respect of any asset of any member of the Group which secures outstanding Financial Indebtedness of not more than fifteen (15) per cent. of the total Financial Indebtedness of the Group at the time it is incurred minus the aggregate principal amount of any unsecured Subsidiary Financial Indebtedness falling under paragraph (b)(xii) of Clause 24.4 (Subsidiary Financial Indebtedness) below outstanding at such time (each as calculated by reference to the most recent audited consolidated financial statements of the Group with Security which is or was previously permitted under this exception and provided based on that permission remaining permitted for the future even if the Financial Indebtedness is reduced afterwards) at any time.

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24.4	Restriction on Subsidiaries’ Financial Indebtedness
(a)

The Company shall ensure that no member of the Group (other than an Obligor or a Finance Subsidiary) will incur or allow to remain outstanding any Financial Indebtedness (the “Subsidiary Financial Indebtedness”)

(b)	Paragraph (a) above does not apply to Subsidiary Financial Indebtedness:
(i)	incurred under the Finance Documents;
(ii)	owed towards another member of the Group;
(iii)

incurred by any member of the Group located in jurisdictions (A) in which it is legally or commercially not viable for the relevant member of the Group to participate in cash pooling arrangements with, or to be funded by, the Company or (B) where there are restrictions to the transfer or movement of funds from or to the Company;

(iv)	incurred in respect of any Lease;
(v)	incurred in respect of any receivables financing transaction on market terms (including the A/R Facility);
(vi)

arising (A) in the ordinary course of business under any cash management arrangements entered into by the Company or any of its Subsidiaries (including cash management arrangements with Fresenius SE & Co. KGaA and any of its Subsidiaries and if with Fresenius SE & Co. KGaA and any of its Subsidiaries, the clearing account has to be with Fresenius SE & Co. KGaA or any of its Subsidiaries) or (B) under credit arrangements with Fresenius SE & Co. KGaA up to a nominal amount of EUR 600,000,000;

(vii)	arising under customer deposits and advance payments received from customers for goods purchased in the ordinary course of business;
(viii)

arising under any derivative transaction to hedge actual or projected interest, currency or other exposures arising in the ordinary course of business of a member of the Group and not for speculative purposes;

(ix)

incurred under any (directly or indirectly) publicly subsidised loans (Förderdarlehen), loans made by public financial institutions (including, without limitation, the European Investment Bank) and customary export financings, up to an aggregate maximum amount of EUR 300,000,000 (or its equivalent in any other currency);

(x)

incurred by any entity which becomes a member of the Group after the date of this Agreement, where (A) such Financial Indebtedness was incurred prior to the date on which such entity became a member of the Group, (B) the principal amount of such Financial Indebtedness has not been increased in contemplation of such entity becoming or since such entity became a member of the Group,

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and (C) such Financial Indebtedness is repaid or refinanced within twelve (12) months of the date such entity became a member of the Group;

(xi)	incurred with the consent of the Majority Lenders; or
(xii)

which is not otherwise permitted under the above paragraphs and does not (when aggregated with the amount of any other Financial Indebtedness of any member of the Group) exceed at the time it is incurred fifteen (15) per cent. of the total Financial Indebtedness of the Group (as calculated by reference to the most recent audited consolidated financial statements of the Group).

24.5	Disposals
(a)

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:
(i)	made in the ordinary course of business of the disposing entity;
(ii)	of obsolete or redundant assets;
(iii)	in exchange for other assets comparable or superior as to type, value and quality (other than an exchange of a non-cash asset for cash);
(iv)	disposals to another member of the Group;
(v)	disposals in connection with a receivables financing transaction (including the A/R Facility);
(vi)	of cash for purposes not otherwise prohibited by this Agreement;
(vii)

pursuant to and/or in connection with the funding of deferred compensation (Entgeltumwandlung), long term accounts (Arbeitszeit- bzw. Langzeitkonten), part time retirement (Altersteilzeit) and related obligations;

(viii)

pursuant to and/or in connection with the funding of special purpose vehicles or trusts assuming the obligation to fulfil pension obligations of any member of the Group (commonly referred to as contractual trust arrangements) and/or pursuant to or in connection with pension fund arrangements, provided that the aggregate book value of assets disposed in reliance on this paragraph may not at any time exceed EUR 1,000,000,000 (or its equivalent in any other currency/ies;

(ix)	required by law or any governmental authority or agency;
(x)	with the consent of the Majority Lenders;

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(xi)

not falling within paragraphs (i) to (x) above, where the aggregate book value of the assets disposed in reliance on this paragraph does not exceed thirty-five (35) per cent. of the total consolidated assets of the Group (as calculated by reference to the most recent audited consolidated financial statements of the Company available for the financial year immediately preceding the consummation of the relevant disposal with disposals which are or were previously permitted under this exception and consummated based on that permission remaining permitted for the future even if the total assets reduce afterwards) over the lifetime of this Agreement; or

(xii)	not falling within paragraphs (i) to (xi) above, where the Company demonstrates that:
(A)

the Leverage Ratio of the Group as reported by the Company for the last full financial quarter of the Company immediately preceding the consummation of the relevant disposal, would on a pro forma basis taking into account such disposal not exceed 4.45 to 1; or

(B)	the two best Credit Ratings awarded to the Company are at least equivalent to an Investment Grade Rating for sixty (60) days after the disposal is consummated.
24.6	No change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement, provided that any change of the general nature of the business of the Group taken as a whole resulting from a disposal, that is not prohibited under this Agreement, shall not be deemed a relevant change of business under this Clause 24.6.

24.7	Merger

No Obligor shall enter into any merger other than any merger where the surviving entity is or becomes an Obligor as a result of such merger, provided that if the Company enters into a merger, the Company must be the surviving entity.

24.8	Intercompany agreements (Unternehmensverträge)

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any intercompany agreements (Unternehmensverträge) within the meaning of sections 291, 292 German Stock Corporation Act (Aktiengesetz) other than with other members of the Group or with any Subsidiary, joint ventures or minority shareholdings of any member of the Group.

24.9	ERISA

Except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Company shall ensure that each member of the Group shall comply with all requirements applicable to it and its property under ERISA.

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24.10	Margin regulations

The Obligors and Fresenius Medical Care Holdings, Inc. will not engage principally in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Utilisation, the Obligor and Fresenius Medical Care Holdings, Inc. will cause not more than twenty-five percent (25%) of the value of the assets subject to the provisions of negative pledge undertaking above or subject to any restriction contained in any agreement or instrument between a Borrower or Fresenius Medical Care Holdings, Inc. and any Lender or any Affiliate of any Lender relating to Financial Indebtedness to be margin stock.

24.11	Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions
(a)

No Obligor shall (and the Company shall ensure that no other member of Group will) directly or indirectly use the proceeds of the Facility for any purpose which, at the time of such use, would be in breach of any applicable Anti-Corruption Laws or Anti-Money- Laundering Laws.

(b)

Each Obligor shall ensure compliance with applicable Anti-Corruption Laws and Anti- Money Laundering Laws by maintaining policies and procedures reasonably designed to promote and achieve compliance with such laws.

(c)

No Obligor will directly or, to the best of their knowledge after due and careful enquiry, indirectly use the proceeds of the Facility, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person:

(i)	to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is a Sanction Target;
(ii)	to fund or facilitate any activities of or business in any Sanctioned Country; or
(iii)	in any other manner that will result in a violation by any person (including any person participating in the Facility, whether as lender, arranger, agent, coordinator or otherwise) of Sanctions.
24.12	German Obligors and Restricted Lenders
(a)

The undertakings contained in Clause 24.11 (Anti-Corruption, Anti-Money Laundering Laws and Sanctions) above are only made by, and/or (as applicable) shall only apply to, any German Relevant Person or any other member of the Group bound by any applicable statutory anti-boycott law or regulation insofar as the giving of and compliance with such representations and warranties do not result in a violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in conjunction with section 4 paragraph 1 no. 3 foreign trade law (AWG) (Außenwirtschaftsgesetz)), any provision of Council Regulation (EC) 2271/1996 or any similar applicable anti-boycott law or regulation.

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(b)

In relation to each Restricted Lender, the undertakings contained in Clause 24.11 (Anti- Corruption, Anti-Money Laundering Laws and Sanctions) shall only apply for the benefit of that Restricted Lender to the extent that the sanctions provisions would not result in (i) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (ii) a violation or conflict with section 7 foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 no. 3 foreign trade law (AWG) (Außenwirtschaftsgesetz)) or a similar anti-boycott statute applicable to the relevant Restricted Lender.

(c)

In connection with any amendment, waiver, determination or direction relating to any part of this Clause 24.12, each Restricted Lender must notify the Agent (each such notice, an “Exclusion Notice”) if its Commitments shall be excluded in connection with any actual or potential amendment, waiver, determination or direction relating to any part of the undertakings contained in Clause 24.11 (Anti-Corruption, Anti-Money Laundering Laws and Sanctions) of which it does not have the benefit pursuant to paragraph (b) for the purpose of determining whether the consent of the Lenders has been obtained or whether the determination or direction by the Lenders has been made.

(d)

Absent an Exclusion Notice by a Restricted Lender the Agent is not permitted to exclude such Restricted Lender for the purpose of determining whether the consent of the Lenders has been obtained or whether the determination or direction by the Lenders has been made.

(e)

If a Restricted Lender has not sent an Exclusion Notice it must exercise its vote in connection with any amendment, waiver, determination or direction relating to any part of the undertakings contained in Clause 24.11 (Anti-Corruption, Anti-Money Laundering Laws and Sanctions) in accordance with the relevant anti-boycott regulations applicable to the relevant Restricted Lender.

25.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 25 is an Event of Default (save for Clause 25.12 (Acceleration)).

25.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document unless:

(a)	its failure to pay is caused by administrative or technical error; and
(b)	payment is made within five (5) Business Days of such Obligor having received a notice of the non-receipt issued by the Agent.

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25.2	Other obligations
(a)

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 25.1 (Non-payment) and paragraphs (a) (iv) and (v) of Clause 12.4 (Adjustment of Margin based on ESG Rating).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty (20) Business Days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

25.3	Misrepresentation

Any representation or statement made or deemed to be made by or on behalf of an Obligor in any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made by reference to the facts and circumstances then subsisting unless the underlying circumstances (if capable of remedy) are remedied within twenty (20) Business Days of the earlier of (A) the Agent giving notice to the relevant Obligor and (B) the relevant Obligor becoming aware of such statement having been incorrect or misleading in a material respect.

25.4	Cross acceleration
(a)	Any Financial Indebtedness of any Obligor, any Material Subsidiary or Finance Subsidiary is not paid when due nor within any applicable grace period.
(b)

Any Financial Indebtedness of any Obligor, Material Subsidiary or Finance Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)

No Event of Default will occur under this Clause 25.4 if the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) above is less than EUR 250,000,000 (or its equivalent in any other currencies) at any time.

25.5	Insolvency
(a)	An Obligor or a Material Subsidiary:
(i)	is unable to pay its debts as they fall due;
(ii)	suspends making payments on any of its debts; or
(iii)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)

An Obligor or a Material Subsidiary incorporated in Germany is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or is overindebted within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung) or, with respect to any

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other Obligor or Material Subsidiary, the value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium has been declared in respect of any indebtedness of any Obligor or any Material Subsidiary.
25.6	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any Material Subsidiary;

(ii)	a composition, compromise, assignment or arrangement with the creditors of any Obligor or any Material Subsidiary;
(iii)

the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any Material Subsidiary or any of its assets; or

(iv)

with respect to any US Obligor or any Material Subsidiary that is incorporated or organized under the laws of the US, any state thereof, or the District of Columbia, the commencement of a proceeding, or filing of any petition seeking relief, under the US Bankruptcy Code, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to:
(i)

any procedure (other than a procedure filed or applied for by any Obligor or any Material Subsidiary) with a view to the appointment of an administrator (including an insolvency administrator) which is discharged, stayed or dismissed within sixty (60) days of commencement;

(ii)	any frivolous or vexatious proceeding that is without merit;
(iii)	any (solvent) merger or demerger within the Group (provided that where the Company is involved, the Company shall remain the surviving entity); and
(iv)

compositions and arrangements with any creditor of the Group, including compositions and arrangements sought or made on the basis of the German Act on Issue of Debt Securities (Gesetz über Schuldverschreibungen aus Gesamtemissionen).

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25.7	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution that affects any asset or assets of an Obligor or a Material Subsidiary having an aggregate value of EUR 200,000,000 and is not discharged within twenty (20) Business Days.

25.8	Ownership of the Obligors and the Material Subsidiaries

An Obligor (other than the Company) or Fresenius Medical Care Holdings, Inc. is not or ceases to be a wholly-owned Subsidiary of the Company, or any Material Subsidiary is not or ceases to be a majority-owned Subsidiary of the Company.

25.9	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents where this adversely affects the interest of the Lenders and (if capable of remedy) the situation is not remedied within twenty (20) Business Days of written notice from the Agent.

25.10	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

25.11	ERISA

An ERISA Event occurs with respect to a Pension Plan that has resulted or would reasonably expected to result in liability of the Borrowers under Title IV of ERISA to such Pension Plan in an aggregate amount in excess of EUR 250,000,000, or (ii) the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any instalment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of EUR 250,000,000.

25.12	Acceleration
(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:
(i)

cancel each Available Commitment of each Lender and of each Affiliate of any Lender which is a Swingline Lender whereupon each such Available Commitment shall immediately be cancelled and each Facility shall immediately cease to be available for further utilisation;

(ii)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

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(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.
(b)

Upon the occurrence of an Event of Default which is continuing under Clause 25.6 (Insolvency Proceedings) with respect to any Obligor organized in the US, the obligations of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts in relation thereto shall automatically become due and payable, without further act of the Agent or any Lender.

25.13	Conclusive Events of Default

The Events of Default set out in this Clause 25 (Events of Default) are conclusive and the first paragraph of section 490 German Civil Code (Bürgerliches Gesetzbuch) shall not apply it being understood that this shall in no way restrict the scope of any of the Events of Default set out in this Clause 25 (Events of Default).

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SECTION 9

CHANGES TO PARTIES

26.	CHANGES TO THE LENDERS
26.1	Assignments and transfers by the Lenders
(a)	Subject to this Clause 26 (except paragraph (b) below), a Lender (the “Existing Lender”) may:
(i)	assign any of its rights; or
(ii)	assign and transfer by assumption of contract (Vertragsübernahme) any of its rights and obligations,

(each a “Transfer”) to:

(A)

another bank, financial institution, trust or fund which is in each case licensed or otherwise permitted to perform and capable of performing revolving lending business in Germany and any other relevant jurisdiction of a Borrower; and

(B)	when an Event of Default set out in Clauses 25.1 (Non-payment), 25.5 (Insolvency) or 25.6 (Insolvency proceedings) has occurred and is continuing, to any person,

in each case, other than a member of the Group (the “New Lender”).

(b)

Each relevant Existing Lender shall as soon as reasonably practical notify the Company prior to the consummation of a Transfer provided that if such notification has not been given this does not invalidate a Transfer, and the Agent is under no responsibility to verify whether or not such notification has been made.

26.2	Company consent
(a)	The consent of the Company is required for a Transfer by an Existing Lender, unless the Transfer is:
(i)	to another Lender or an Affiliate of any Lender; or
(ii)	made at a time when an Event of Default is continuing.
(b)	The Company will be deemed to have given its consent ten (10) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.
26.3	Other conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)
(a)	An assignment will only be effective on:

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(i)

receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and

(ii)

performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)

An assignment and transfer by assumption of contract (Vertragsübernahme) will only be effective if the procedure set out in Clause 26.6 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) is complied with.

(c)	If:
(i)	a Lender assigns or assigns and transfers by assumption of contract (Vertragsübernahme) any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)

as a result of circumstances existing at the date the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 16 (Tax gross-up and indemnities) or Clause 17 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, assignment and transfer by assumption of contract (Vertragsübernahme) or change had not occurred.

(d)

Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the assignment or assignment and transfer by assumption of contract (Vertragsübernahme) becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(e)

An assignment or an assignment and transfer by assumption of contract (Vertragsübernahme) of part of an Existing Lender’s participation must be in a minimum amount of EUR 10,000,000 or, if less, its Commitment, unless it is made at a time when an Event of Default is continuing.

(f)	Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Revolving Facility Commitment is not less than:

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(i)	its Swingline Commitment; or
(ii)	if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.

26.4Assignment or assignment and transfer by assumption of contract (Vertragsübernahme)

The New Lender shall, on the date upon which an assignment or assignment and transfer by assumption of contract (Vertragsübernahme) takes effect, pay to the Agent (for its own account) a fee of EUR 3,000.

26.5	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)

accept a re-assignment or a re-assignment and re-transfer by assumption of contract (Vertragsübernahme) from a New Lender of any of the rights and obligations assigned or assigned and transferred by assumption of contract (Vertragsübernahme) under this Clause 26; or

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(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
26.6	Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)
(a)

Subject to the conditions set out in Clause 26.2 (Company consent) and Clause 26.3 (Other conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) an assignment and transfer by assumption of contract (Vertragsübernahme) is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 26.9 (Pro rata interest settlement), on the Transfer Date:
(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to assign and transfer by assumption of contract (Vertragsübernahme) its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be lost (being the “Terminated Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Terminated Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Arranger, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the assignment and transfer by assumption of contract (Vertragsübernahme) and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

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26.7	Copy of Transfer Certificate or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or Increase Confirmation, send to the Company a copy of that Transfer Certificate or Increase Confirmation.

26.8	Security over Lenders’ rights
(a)

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from any Obligor, at any time assign, charge, pledge or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) including, without limitation, any assignment of rights to a special purpose vehicle where Security over securities issued by such special purpose vehicle is to be created in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank), except that no such assignment, charge, pledge or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant assignment, charge, pledge or Security for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)

The limitations on assignments or transfers by a Lender set out in any Finance Document, in particular in Clause 26.1 (Assignments and transfers by the Lenders), 26.2(Company consent), Clause 26.3 (Other conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) and Clause 26.4 (Assignment or assignment and transfer by assumption of contract (Vertragsübernahme)), and the provisions set out in Clause 38 (Confidential Information) shall not apply to the creation of Security pursuant to paragraph (a) above.

(c)

The limitations and provisions referred to in paragraph (b) above shall further not apply to any assignment or transfer of rights under the Finance Documents made by a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to a third party in connection with the enforcement (Verwertung) of Security created pursuant to paragraph (a) above.

(d)

Any Lender may disclose such Confidential Information as that Lender is required to disclose to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) to (or through) whom it creates Security pursuant to paragraph (a) above, and any federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank) may disclose such Confidential Information to a third party to whom it assigns or transfers (or may potentially assign

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or transfer) rights under the Finance Documents in connection with the enforcement of such Security.

26.9	Pro rata interest settlement
(a)

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any assignment or assignment and transfer by assumption of contract (Vertragsübernahme) pursuant to Clause 26.6 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)

the rights assigned or assigned and transferred by assumption of contract (Vertragsübernahme) by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 26.9 references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.
(c)

An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 26.9 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.

26.10	Sub-participation

Sub-participations (with or without transfer of voting rights and including CLOs) shall be subject to the same restrictions (as set out in this Clause 26 (Changes to the Lenders)) as assignments or assignments and transfers by assumption of contract (Vertragsübernahme), unless it is ensured that the exercise of any voting rights by the Lender of record is not subject to and will not be exercised on the basis of any consultation with the sub-participant.

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26.11	Register

The Agent, acting solely for this purpose as non-fiduciary agent for the Borrowers, shall maintain at one of its offices a register in paper or electronic form for the recordation of the names and addresses of the Lenders, and the principal and stated interest amount owing to each Lender, pursuant to the terms hereof from time to time (the “Register”). Any transfer or assignment pursuant to Clause 26 (Changes to the Lenders) shall be effective only upon recordation of such transfer in the Register, and the Borrowers may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The right to the principal of, and interest on, the loan facility may be transferred or assigned only if such transfer or assignment is recorded in the Register. The Register shall be available for inspection by the Company and any Lender, at any reasonable time upon reasonable prior notice.

27.	CHANGES TO THE OBLIGORS
27.1	Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27.2	Additional Borrowers
(a)

Subject to compliance with the provisions of paragraphs (d) and (e) of Clause 23.6 (“Know your customer” checks), the Company may request that any of its wholly- owned Subsidiaries become an Additional Borrower (Vertragsbeitritt). That Subsidiary shall become an Additional Borrower if:

(i)	(unless it is incorporated or established (as the case may be) in the US or Germany) all the Lenders approve the addition of that Subsidiary;
(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;
(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and
(iv)

the Agent has received all of the documents and other evidence listed in Part II (Condition precedent required to be delivered by an Additional Borrower) of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II (Condition precedent required to be delivered by an Additional Borrower) of Schedule 2 (Conditions Precedent).

(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the

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Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

27.3	Resignation of a Borrower
(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.
(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and
(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

27.4	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeated Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

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SECTION 10

THE FINANCE PARTIES

28.	ROLE OF THE AGENT, SWINGLINE AGENT AND THE ARRANGER
28.1	Appointment of the Agent and Swingline Agent
(a)	Each of the Arrangers and the Lenders appoints the Agent and the Swingline Agent to act as its agent and attorney (Stellvertreter) under and in connection with the Finance Documents.
(b)

Each of the Arrangers and the Lenders authorises the Agent and the Swingline Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent and the Swingline Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)

Each of the Arrangers and the Lenders hereby exempts the Agent and the Swingline Agent from the restrictions pursuant to section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which cannot grant such exemption shall notify the Agent and the Swingline Agent accordingly.

28.2	Instructions
(a)	The Agent and the Swingline Agent shall:
(i)

unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or as Swingline Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.
(b)

The Agent and the Swingline Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Agent and the Swingline Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

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(c)

Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent or the Swingline Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)

The Agent and the Swingline Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent and the Swingline Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.
(f)

The Agent and the Swingline Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

28.3	Duties of the Agent and the Swingline Agent
(a)	The Agent’s and the Swingline Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)

Subject to paragraph (c) below, the Agent and the Swingline Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent or the Swingline Agent for that Party by any other Party.

(c)	Without prejudice to Clause 26.7 (Copy of Transfer Certificate or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate or any Increase Confirmation.
(d)

Except where a Finance Document specifically provides otherwise, the Agent and the Swingline Agent are not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

If the Agent or the Swingline Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)

If the Agent or the Swingline Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(g)

The Agent and the Swingline Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

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28.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

28.5	No fiduciary duties
(a)

Nothing in any Finance Document constitutes the Agent, the Swingline Agent or the Arranger as a trustee (Treuhänder) of any other person. Neither the Agent, the Swingline Agent nor the Arranger has any financial or commercial duty of care (Vermögensfürsorgepflicht) for any person.

(b)	Neither the Agent, the Swingline Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
28.6	Business with the Group

The Agent, the Swingline Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.7	Rights and discretions
(a)	The Agent and the Swingline Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and
(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent and the Swingline Agent may assume (unless it has received notice to the contrary in its capacity as agent or the swingline agent for the Lenders) that:

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(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised; and
(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent and the Swingline Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent and the Swingline Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent or the Swingline Agent (and so separate from any lawyers instructed by the Lenders) if the Agent or the Swingline Agent in its reasonable opinion deems this to be necessary.

(e)

The Agent and the Swingline Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent, the Swingline Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent and the Swingline Agent may act in relation to the Finance Documents through its officers, employees and agents.
(g)

Unless a Finance Document expressly provides otherwise the Agent and the Swingline Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent and the Swingline Agent:
(i)	may disclose; and
(ii)	on the written request of a Borrower or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, the Swingline Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent and the Swingline Agent are not obliged to expend or risk its own funds or otherwise

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incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.8	Responsibility for documentation

Neither the Agent, the Swingline Agent nor the Arranger is responsible or liable for:

(a)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Swingline Agent, the Arranger, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(c)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

28.9	No duty to monitor

The Agent and the Swingline Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
28.10	Exclusion of liability
(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent), the Agent and the Swingline Agent will not be liable for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of,

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under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)

without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (but not including any claim based on the fraud of the Agent or the Swingline Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets; breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent and the Swingline Agent) may take any proceedings against any officer, employee or agent of the Agent or the Swingline Agent in respect of any claim it might have against the Agent, the Swingline Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this paragraph (b) pursuant to section 328 para 1 German Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

(c)

The Agent and the Swingline Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Swingline Agent if the Agent or the Swingline Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or the Swingline Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Swingline Agent or the Arranger to carry out:
(i)	any “know your customer” or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender or for any Affiliate of any Lender,

on behalf of any Lender and each Lender confirms to the Agent, the Swingline Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Swingline Agent or the Arranger.

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(e)

Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s or the Swingline Agent’s liability, any liability of the Agent and the Swingline Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Agent or the Swingline Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent or the Swingline Agent at any time which increase the amount of that loss. In no event shall the Agent or the Swingline Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent or the Swingline Agent has been advised of the possibility of such loss or damages.

28.11	Lenders’ indemnity to the Agent and the Swingline Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Swingline Agent, within five (5) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s or the Swingline Agent’s gross negligence or wilful misconduct) in acting as Agent or Swingline Agent under the Finance Documents (unless the Agent or the Swingline Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.12	Resignation of the Agent and the Swingline Agent
(a)

The Agent and the Swingline Agent may resign and appoint one of its Affiliates acting through an office in Germany, the United Kingdom or the US as successor by giving notice to the Lenders and the Company.

(b)

Alternatively the Agent and the Swingline Agent may resign by giving 30 days’ notice to the Lenders and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent or successor Swingline Agent.

(c)

If the Majority Lenders have not appointed a successor Agent or successor Swingline Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent or Swingline Agent (after consultation with the Company) may appoint a successor Agent or successor Swingline Agent (acting through an office in Germany, the United Kingdom or the US).

(d)

In the event of a resignation of the Agent pursuant to paragraphs (a) and (b) above the retiring Agent or Swingline Agent shall, at its own cost, make available to the successor Agent or successor Swingline Agent such documents and records and provide such assistance as the successor Agent or successor Swingline Agent may reasonably request for the purposes of performing its functions as Agent or Swingline Agent under the Finance Documents.

(e)	The Agent’s or Swingline Agent’s resignation notice shall only take effect upon the appointment of a successor.

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(f)

Upon the appointment of a successor, the retiring Agent or Swingline Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 18.3 (Indemnity to the Agent) and this Clause 28 (and any agency fees for the account of the retiring Agent or Swingline Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After consultation with the Company, the Majority Lenders may, by notice to the Agent or the Swingline Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent or the Swingline Agent shall resign in accordance with paragraph (b) above.

(h)

The Agent or the Swingline Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent or successor Swingline Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent or the Swingline Agent under the Finance Documents, either:

(i)

the Agent or the Swingline Agent fails to respond to a request under Clause 16.9 (FATCA Information) and the Company or a Lender reasonably believes that the Agent or the Swingline Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent or the Swingline Agent pursuant to Clause 16.9 (FATCA Information) indicates that the Agent or the Swingline Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)

the Agent or the Swingline Agent notifies the Company and the Lenders that the Agent or the Swingline Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent or the Swingline Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent or the Swingline Agent, requires it to resign.

28.13	Replacement of the Agent or the Swingline Agent
(a)

After consultation with the Company, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent or the Swingline Agent (or, at any time the Agent or Swingline Agent is an Impaired Agent or Impaired Swingline Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent or the Swingline Agent by appointing a successor Agent or successor Swingline Agent (acting through an office in Germany, the United Kingdom or the US).

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(b)

The retiring Agent or Swingline Agent shall (at its own cost if it is an Impaired Agent or Impaired Swingline Agent and otherwise at the expense of the Lenders) make available to the successor Agent or successor Swingline Agent such documents and records and provide such assistance as the successor Agent or successor Swingline Agent may reasonably request for the purposes of performing its functions as Agent or Swingline Agent under the Finance Documents.

(c)

The appointment of the successor Agent or successor Swingline Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent or retiring Swingline Agent. As from this date, the retiring Agent or retiring Swingline Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 18.3 (Indemnity to the Agent) and this Clause 28.13 (and any agency fees for the account of the retiring Agent or the retiring Swingline Agent shall cease to accrue from (and shall be payable on) that date).

(d)

Any successor Agent or successor Swingline Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

28.14	Confidentiality
(a)

In acting as agent or swingline agent for the Finance Parties, the Agent and Swingline Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Agent or Swingline Agent, it may be treated as confidential to that division or department and the Agent or Swingline Agent shall not be deemed to have notice of it.

28.15	Relationship with the Lenders
(a)

Subject to Clause 26.9 (Pro rata interest settlement), the Agent and the Swingline Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s or Swingline Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent or Swingline Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or

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despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 33.6 (Electronic communication)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and paragraph (a)(ii) of Clause 33.6 (Electronic communication) and the Agent and the Swingline Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

28.16	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Swingline Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;
(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy or completeness of any information provided by the Agent, Swingline Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.17	Deduction from amounts payable by the Agent or Swingline Agent

If any Party owes an amount to the Agent or the Swingline Agent under the Finance Documents the Agent or the Swingline Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Swingline Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

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28.18	Amounts paid in error
(a)

If the Agent or Swingline Agent pays an amount to another Party and the Agent or the Swingline Agent notifies that Party that that payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent or the Swingline Agent shall on demand refund the same to the Agent or the Swingline Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or the Swingline Agent, calculated by the Agent or the Swingline Agent to reflect its cost of funds.

(b)

The rights and remedies of the Agent and the Swingline Agent (whether arising under this Clause 28.18 or otherwise) which relate to an Erroneous Payment will not be affected by any act, omission, matter or thing which, but for this paragraph (b), would reduce, release or prejudice any such right or remedy (whether or not known by the Agent, the Swingline Agent or any other Party).

(c)

All payments to be made by a Party to the Agent or the Swingline Agent (whether made pursuant to this Clause 28.18 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)

In this Agreement, “Erroneous Payment” means a payment of an amount by the Agent or the Swingline Agent to another Party which the Agent or the Swingline Agent determines (in its sole discretion) was made in error.

28.19	Withholding

To the extent required by any applicable laws, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Each Lender shall indemnify and hold harmless the Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Agent) incurred by or asserted against the Agent by the IRS or any other governmental authority as a result of the failure of the Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Finance Document against any amount due the Agent under this Clause 28.19 (Withholding). The agreements in this Clause 28.19 (Withholding) shall survive the resignation and/or replacement of the Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Loans and all other obligations.

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29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
30.	SHARING AMONG THE FINANCE PARTIES
30.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within five (5) Business Days, notify details of the receipt or recovery to the Agent;
(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within five (5) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.6 (Partial payments).

30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 31.6 (Partial payments).

30.3	Recovering Finance Party’s rights
(a)

On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party shall be entitled to receive by way of assignment the rights of the Finance Parties to the extent they have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering

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Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)

that Recovering Finance Party’s rights of assignment in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed and the Recovering Finance Party shall re-assign any claims assigned to it pursuant to paragraph (a) of Clause 30.3 (Recovering Finance Party’s rights).

30.5	Exceptions
(a)

This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 11

ADMINISTRATION

31.	PAYMENT MECHANICS
31.1	Payments to the Agent
(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback and pre- funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

31.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback and pre-funding
(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

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(c)

If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Company of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and
(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5	Impaired Agent
(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 31.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or
(ii)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
(c)

A Party which has made a payment in accordance with this Clause 31.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with Clause 28.13 (Replacement of the Agent or the Swingline Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for

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distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 31.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(i)	that it has not given an instruction pursuant to paragraph (d) above; and
(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

31.6	Partial payments
(a)

Subject to Clause 8.8 (Partial payments – Swingline Facility), if the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (a)(iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
31.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim unless the counterclaim is undisputed or has been confirmed in a final non-appealable judgement. Any New Lender and any recipient of security over Lenders’ rights according to Clause 26.8 (Security over Lenders’ rights) may rely on this Clause 31.7, in the case of any New Lender to whom rights have been assigned according to paragraph (a) of Clause 26.3 (Other conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) and any recipient of security over Lenders’ rights, pursuant to section 328 paragraph 1 German Civil Code (Bürgerliches Gesetzbuch) (echter berechtigender Vertrag zugunsten Dritter).

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31.8	Business Days
(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
31.9	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.
(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.
(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
31.10	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and

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market practice in the Relevant Market and otherwise to reflect the change in currency.

32.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents against any satisfiable (erfüllbar) obligation (within the meaning of section 387 German Civil Code (Bürgerliches Gesetzbuch)) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	NOTICES
33.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, e-mail or letter.

33.2	Addresses

The address and communication details (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company:
Address:	FRESENIUS MEDICAL CARE AG
Else-Kröner-Str. 1
61352 Bad Homburg, Germany

Email:	steffen.patzak@freseniusmedicalcare.com

Attn.:	Steffen Patzak
SVP, Global Treasury

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Agent:
Address:	Two Park Place, Hatch Street, Dublin 2, Ireland

Email:	emealendingopsagencybilat@bofa.com

Attn.:	EMEA Lending Services

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or any substitute address, fax number, communication details or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

33.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective when received (zugegangen), in particular:
(i)	if by way of fax or e-mail, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address,

and, if a particular department or officer is specified as part of its address details provided under Clause 33.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)

Any communication or document by the Finance Parties to the Obligors may be made or delivered to the Company for its own account and for the account of the Obligors. For that purpose each Obligor appoints the Company as its agent of receipt (Empfangsvertreter).

(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

33.4	Notification of address and communication details

Promptly upon changing its address or communication details, the Agent shall notify the other Parties.

33.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a successor Agent has been appointed.

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33.6	Electronic communication
(a)

Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by unencrypted electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.
(b)

Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)

Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

(e)

Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 33.5.

33.7	English language
(a)

Except for the process agent appointment letter in substantially the form of Schedule 15 (Form of Process Agent Appointment Letter), any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English or German, in relation to the corporate documents referred to in Schedule 2 (Conditions Precedent), in their original language); or
(ii)	if not in English or German and not a, corporate document referred to in Schedule 2 (Conditions Precedent), and if so required by the Agent, accompanied

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by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.	CALCULATIONS AND CERTIFICATES
34.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence (Beweis des ersten Anscheins) of the matters to which they relate.

34.2	Certificates and determinations
(a)

The Finance Parties make the certifications or determinations of a rate or amount under any Finance Document in the exercise of their unilateral right to specify performance (einseitiges Leistungsbestimmungsrecht) which they will exercise with reasonable discretion (billiges Ermessen).

(b)

The Parties agree not to dispute in any legal proceeding the correctness of the determinations and certifications of a rate or amount made by a Finance Party under any Finance Document unless the determinations or certifications are inaccurate on their face or fraud can be shown.

34.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

35.	PARTIAL INVALIDITY

The Parties agree that should at any time, any provisions of this Agreement be or become void (nichtig), invalid or due to any reason ineffective (unwirksam) this will indisputably (unwiderlegbar) not affect the validity or effectiveness of the remaining provisions and this Agreement will remain valid and effective, save for the void, invalid or ineffective provisions, without any Party having to argue (darlegen) and prove (beweisen) the Parties’ intent to uphold this Agreement even without the void, invalid or ineffective provisions.

The void, invalid or ineffective provision shall be deemed replaced by such valid and effective provision that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy

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or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS
37.1	Required consents
(a)

Subject to Clause 37.2 (All Lender matters) and Clause 37.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.
(c)	Paragraph (c) of Clause 26.9 (Pro rata interest settlement) shall apply to this Clause 37.
37.2	All Lender matters

Subject to Clause 37.7 (Replacement of Screen Rate) an amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);
(b)	an extension to the date of payment of any amount under the Finance Documents (other than any extension in accordance with Clause 3 (Extension Option));
(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(d)	a change in currency of payment of any amount under the Finance Documents;
(e)

an increase in any Commitment (other than any increase in accordance with Clause 2.2 (Increase) or Clause 2.3 (Increase option)), an extension of any Availability Period (other than any extension in accordance with Clause 3 (Extension of the Termination Date)) or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(f)	a change to the Borrowers or Guarantors other than in accordance with Clause 27 (Changes to the Obligors);
(g)	any provision which expressly requires the consent of all the Lenders;
(h)

Clause 2.3 (Finance Parties’ rights and obligations), Clause 6.1 (Delivery of a Utilisation Request), , paragraph (a) of Clause 7.2 (Delivery of a Utilisation Request for Swingline Loans), Clause 11.1 (Illegality), Clause 11.2 (Change of control), Clause 11.8 Application

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of prepayments), Clause 22.15 (Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions) and Clause 24.11 (Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions) and related definitions, Clause 26 (Changes to the Lenders), Clause 27 (Changes to the Obligors), Clause 30 (Sharing among the Finance Parties), this Clause 37, Clause 41 (Governing law) or Clause 42.1 (Jurisdiction); or

(i)	the nature or scope of the guarantee and indemnity granted under Clause 21 (Guarantee and indemnity),

shall not be made without the prior consent of all the Lenders.

37.3	Other exceptions

An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger (each in their capacity as such) may not be effected without the consent of the Agent, the Arranger, as the case may be.

37.4	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:
(i)	the Majority Lenders; or
(ii)	whether:
(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or
(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitments under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 37.4, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;
(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

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unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37.5	Excluded Commitments

If

(a)

any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within ten (10) Business Days:

(b)

any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in paragraphs (b), (c) and (e) of Clause 37.2 (All Lender matters)) or such a vote within ten (10) Business Days of that request being made

(unless, in either case, the Borrowers and the Agent agree to a longer time period in relation to any request) of that request being made):

(i)

its Commitment shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
37.6	Replacement of a Defaulting Lender
(a)	The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days’ prior written notice to the Agent and such Lender:
(i)

replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) assign and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)

require such Lender to (and, to the extent permitted by law, such Lender shall) assign and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)

require such Lender to (and, to the extent permitted by law, such Lender shall) assign and transfer by way of assumption of contract (Vertragsübernahme) pursuant to Clause 26 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facility,

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to an Eligible Institution (a “Replacement Lender”) selected by the Borrowers and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the assigning and transferring Lender in accordance with Clause 26 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer which is either:

(i)

in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 26.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrowers and which does not exceed the amount described in paragraph (i) above.
(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 37.6 shall be subject to the following conditions:
(i)	the Borrowers shall have no right to replace the Agent or Security Agent;
(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;
(iii)	the transfer must take place no later than ten (10) days after the notice referred to in paragraph (a) above;
(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(v)

the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)

The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

37.7	Replacement of Screen Rate
(a)

Subject to Clause 37.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to any Screen Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate; and

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(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;
(B)	enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);
(C)	implementing market conventions applicable to that Replacement Benchmark;
(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrowers.

(b)

If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above within ten (10) Business Days (or such longer time period in relation to any request which the Borrowers and the Agent may agree) of that request being made:

(i)

its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
(c)	In this Clause 37.7:

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Benchmark” means a reference rate which is:

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(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:
(i)	the administrator of that Screen Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Screen Rate); or
(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Bench-mark” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or
(c)	in the opinion of the Majority Lenders and the Company, an appropriate successor to a Screen Rate.

“Screen Rate Replacement Event” means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Company, materially changed;

(b)

(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)

the administrator of that Screen Rate for Term SOFR or EURIBOR publicly announces that it has ceased or will cease to provide that Screen Rate for any Quoted Tenor permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate for that Quoted Tenor;

(iii)

the supervisor of the administrator of that Screen Rate for Term SOFR or EURIBOR publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued for any Quoted Tenor;

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(iv)	in the case of a Screen Rate for EURIBOR or Term SOFR, the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information:
(A)	stating that that Screen Rate is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and
(B)	with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication
(v)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate for any Quoted Tenor may no longer be used; or
(vi)

in the case of the Screen Rate for Term SOFR or EURIBOR any Quoted Tenor, the supervisor of the administrator of that Screen Rate publicly announces or publishes information (or if the Company and the Agent (acting on the instructions of the Majority Lenders) determine):

(A)	stating that that Screen Rate for Term SOFR or EURIBOR for any Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market and the economic reality that it is intended to measure and that such representativeness will not be restored (as determined by such supervisor); and
(B)	with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; or
(c)

the administrator of that Screen Rate (or administrator of an interest rate which is a constituent element of that Screen Rate) determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrowers) temporary; or

(d)	in the opinion of the Majority Lenders and the Borrowers, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

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38.	CONFIDENTIAL INFORMATION
38.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 26.8 (Security over Lenders’ rights), Clause 38.2 (Disclosure of Confidential Information), and Clause 38.3 (Disclosure to numbering service providers) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)

to any of its Affiliates, Related Funds, service providers and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)	to (or through) whom it assigns or assigns and transfers by way of assumption of contract (Vertragsübernahme) (or may potentially assign or assign and transfer by way of assumption of contract (Vertragsübernahme)) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, Related Funds, services providers, Representatives and professional advisers;
(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction (including credit insurances) under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Representatives and professional advisers (including insurance brokers);
(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 28.15 (Relationship with the Lenders));

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(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;
(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 26.8 (Security over Lenders’ rights);
(viii)	who is a Party; or
(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential

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Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price- sensitive information.

38.3	Disclosure to numbering service providers
(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;
(ii)	country of domicile of Obligors;
(iii)	place of incorporation of Obligors;
(iv)	date of this Agreement;
(v)	Clause 41 (Governing law);
(vi)	the names of the Agent and the Arranger;
(vii)	date of each amendment and restatement of this Agreement;
(viii)	amounts of, and names of, the facilities (and any tranches);
(ix)	amount of Total Commitments;
(x)	currencies of the facilities;
(xi)	type of facilities;
(xii)	ranking of facilities;
(xiii)	Termination Date for the Facility;
(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

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(xv)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Agent shall notify the Company and the other Finance Parties of:
(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
38.4	Entire agreement

This Clause 38 and Clause 26.8 (Security over Lenders’ rights) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

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38.7	Continuing obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) Months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
39.	CONFIDENTIALITY OF FUNDING RATES
39.1	Confidentiality and disclosure
(a)	The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b) and (c) below.
(b)	The Agent may disclose:
(i)	any Funding Rate to the relevant Borrower pursuant to Clause 12.7 (Notification of rates of interest); and
(ii)

any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender.

(c)	The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:
(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it

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may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.
39.2	Related obligations
(a)

The Agent and each Obligor acknowledge that each Funding Rate is or may be price- sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)

of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 39.1(Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 39.
39.3	No Event of Default

No Event of Default will occur under Clause 25.2 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 39.

40.	LENDING AFFILIATES
40.1	Lending Affiliate definitions

In this Agreement:

“Appointing Lender” means:

(a)	in relation to an Original Lending Affiliate, the Lender specified as an Original Lender opposite that Original Lending Affiliate’s name in Schedule 11 (Original Lending Affiliates); and

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(b)	in relation to a New Lending Affiliate, the Lender which is party to the New Lending Affiliate Appointment Notice relating to that New Lending Affiliate.

“Appointment Date” means, in relation to the appointment of a New Lending Affiliate, the later of:

(a)	the proposed Appointment Date specified in the relevant New Lending Affiliate Appointment Notice; and
(b)	the date on which the Agent executes the relevant New Lending Affiliate Appointment Notice.

“Lending Affiliate” means, in relation to a Lender:

(a)	an Original Lending Affiliate of that Lender; and
(b)	a New Lending Affiliate of that Lender,

which in each case has not ceased to be a Party as such in accordance with the terms of this Agreement.

“Lending Affiliate Loan” means, in relation to a Lending Affiliate, a Loan in which that Lending Affiliate has been nominated to participate pursuant to Clause 40.6 (Nomination of Lending Affiliate Loans).

“Lending Affiliate Loan Notice” means a notice substantially in the form set out in Schedule 13 (Form of Lending Affiliate Loan Notice).

“Lending Affiliate Resignation Notice” means a notice substantially in the form set out in Schedule 14 (Form of Lending Affiliate Resignation Notice).

“New Lending Affiliate” means, in relation to a Lender, an entity which has become a Party as a “New Lending Affiliate” of that Lender in accordance with Clause 40.3 (Appointment of New Lending Affiliates).

“New Lending Affiliate Appointment Notice” means a notice substantially in the form set out in Schedule 12 (Form of New Lending Affiliate Appointment Notice).

“Original Lending Affiliate” means, in relation to an Original Lender, any entity specified as an Original Lending Affiliate opposite that Original Lender’s name in Part I or Part II of Schedule 11 (Original Lending Affiliates).

40.2	Original Lending Affiliate tax status confirmations
(a)

Each Original Lending Affiliate shall indicate in the New Lending Affiliate Appointment Notice for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(i)	not a Qualifying Lender;

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(ii)	a Qualifying Lender (other than a Treaty Lender or a US Qualifying Lender);
(iii)	a US Qualifying Lender; or
(iv)	a Treaty Lender.
(b)

If an Original Lending Affiliate fails to indicate its status in accordance with this Clause 40.2 then that Original Lending Affiliate shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, the New Lending Affiliate Appointment Notice shall not be invalidated by any failure of a Original Lending Affiliate to comply with this Clause 40.2.

40.3	Appointment of New Lending Affiliates
(a)	Subject to this Clause 40.3 an entity shall become a Party as a “New Lending Affiliate” of a Lender on the relevant Appointment Date if:
(i)	that entity is an Affiliate of that Lender;
(ii)	that Affiliate is a bank or financial institution which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets;
(iii)	that Affiliate is permitted to perform and capable of performing revolving lending business in the relevant jurisdiction of a Borrower;
(iv)

that Affiliate has been named to the Company as soon as practical prior to the Appointment Date (taking into account that the Company is required to carry out an onboarding procedure in respect of such Affiliate);

(v)	that Lender and that Affiliate deliver to the Agent a duly completed New Lending Affiliate Appointment Notice in relation to that Affiliate; and
(vi)	the Agent executes that New Lending Affiliate Appointment Notice.
(b)

The Agent shall, subject to paragraph (c) below, as soon as reasonably practicable after receipt by it of a duly completed New Lending Affiliate Appointment Notice appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that New Lending Affiliate Appointment Notice. For the avoidance of doubt, the Agent shall execute a New Lending Affiliate Appointment Notice even if the onboarding procedure referred to in paragraph (a) (iv) above in respect of the New Lending Affiliate has not been successfully completed. In this case, the Company, the Appointing Lender and the New Lending Affiliate shall use best efforts to successfully complete the onboarding procedure in respect of the New Lending Affiliate subject to paragraph (d) (iii) of Clause 40.14.

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(c)

The Agent shall only be obliged to execute a New Lending Affiliate Appointment Notice delivered to it by a Lender and an Affiliate of that Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that Affiliate becoming a Party as a New Lending Affiliate.

(d)	The Agent shall, as soon as reasonably practicable after it has executed a New Lending Affiliate Appointment Notice, send to the Company a copy of that New Lending Affiliate Appointment Notice.
(e)

If a proposed appointment of an Affiliate of a Lender as a New Lending Affiliate obliges that Affiliate to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of that Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by that Lender (on behalf of that Affiliate) in order for that Affiliate to carry out and be satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(f)

Unless the Agent and the Company agrees otherwise, an Affiliate of a Lender shall not become a Party as a New Lending Affiliate if, as a result of that Affiliate becoming a Party as a New Lending Affiliate, that Lender would be the Appointing Lender of two or more Lending Affiliates.

40.4	Lending Affiliate fee

Each New Lending Affiliate shall, on the date upon which it becomes a Party as a New Lending Affiliate, pay to the Agent (for its own account) a fee of EUR 3,000.

40.5	Lending Affiliates as Lenders
(a)

Subject to this Clause 40 any reference in a Finance Document to a “Lender” shall be construed to include a Lending Affiliate, any reference to an “Original Lender” shall be construed to include an Original Lending Affiliate and, to the extent a Lending Affiliate is nominated to participate in a Swingline Loan, any reference to a “Swingline Lender” shall be construed to include that Lending Affiliate.

(b)	An Appointing Lender and each of its Lending Affiliates shall be treated as a single Lender for the purposes of:
(i)	determining an Appointing Lender’s Available Commitment or Available Swingline Commitment or whether participations exceed an Appointing Lender’s Revolving Facility Commitment; and
(ii)	Clause 8.9 (Loss sharing), Clause 11.1 (Illegality), Clause 11.2 (Change of control), and Clause 11.5 (Right of replacement or repayment and cancellation in relation to a single Lender).

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40.6	Nomination of Lending Affiliate Loans
(a)

Each Original Lending Affiliate is nominated by its Appointing Lender to participate in any Loan, or class of Loan, specified opposite the name of that Original Lending Affiliate in Schedule 11 (Original Lending Affiliates).

(b)

An Appointing Lender may, by delivery of a duly completed Lending Affiliate Loan Notice to the Agent and the Company no later than the applicable time specified in paragraph (c) below, nominate any of its Lending Affiliates to participate in any Loan, or class of Loan, specified in that Lending Affiliate Loan Notice.

(c)	Any Lending Affiliate Loan Notice delivered pursuant to paragraph (b) above shall be delivered:
(i)

to the extent that a Loan specified in that Lending Affiliate Loan Notice is a Revolving Facility Loan to which paragraph (b) of Clause 10.1 (Repayment of Revolving Facility Loans) would have applied had that Loan not been specified in that Lending Affiliate Loan Notice, no later than five (5) Business Days before the proposed Utilisation Date of that Loan; and

(ii)	in any other case, no later than five (5) Business Days before the proposed Utilisation Date of any Loan specified in that Lending Affiliate Loan Notice,

or, in each case, at such later time agreed by the Agent and the Company.

(d)	A Loan, or class of Loan, may only be specified pursuant to paragraphs (a) or (b) above by reference to any of:
(i)	the Borrower(s) of that Loan or those Loans;
(ii)	the jurisdiction of incorporation of the Borrower(s) of that Loan or those Loans;
(iii)	the currency of that Loan or those Loans; or
(iv)	in the case of the specification of an individual Loan, the proposed Utilisation Date of that Loan.
(e)	Clause 26 (Changes to the Lenders) shall not apply to any nomination of a Lending Affiliate Loan or to the effects of that nomination pursuant to this Clause 40.
40.7	Participation by Lending Affiliate
(a)

An Appointing Lender which nominates its Lending Affiliate to participate in any Loan, or class of Loan, pursuant to Clause 40.6 (Nomination of Lending Affiliate Loans) will be released from its obligations under the Finance Documents which relate to that Loan, or class of Loan, and that Lending Affiliate will be bound by obligations equivalent to those obligations.

(b)	Without prejudice to Clause 28.11 (Lenders’ indemnity to the Agent and the Swingline Agent) an Appointing Lender shall not be responsible for, or liable for any damages,

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costs or losses to any person arising as a result of, the non-performance by any Lending Affiliate of that Appointing Lender of that Lending Affiliate’s obligations under the Finance Documents.

40.8	Payments
(a)

Notwithstanding Clause 28.15 (Relationship with the Lenders) (and subject to paragraph (b) below) any obligation under any Finance Document to pay an amount to a Lender, or to the Agent on a Lender’s behalf, in relation to a Lending Affiliate Loan shall be construed as an obligation to pay that amount to the Lending Affiliate nominated by that Lender to participate in that Lending Affiliate Loan or to the Agent on behalf of that Lending Affiliate.

(b)

Each Lending Affiliate appoints its Appointing Lender as its agent for the purpose of receipt of payments under the Finance Documents and, notwithstanding Clause 31.2 (Distributions by the Agent), and subject to Clause 31.4 (Clawback and pre-funding), each payment received by the Agent under the Finance Documents for a Lending Affiliate shall be made available by the Agent as soon as practicable after receipt to the Appointing Lender of that Lending Affiliate to such account as that Appointing Lender may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Appointing Lender in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Appointing Lender).

40.9	Commitments and voting
(a)

Without prejudice to Clause 40.7 (Participation by Lending Affiliate), a Lending Affiliate has no Commitment and any portion of a Commitment which relates to any Lending Affiliate Loan of that Lending Affiliate remains part of the Commitment of the Appointing Lender of that Lending Affiliate.

(b)

Any term of this Agreement which acts to cancel or reduce a Commitment on the repayment or prepayment of a Loan shall, in the case of the repayment or prepayment of a Lending Affiliate Loan of a Lending Affiliate, operate to cancel or reduce the corresponding portion of the Commitment of the Appointing Lender of that Lending Affiliate.

(c)

No reference in a Finance Document to a “Lender” shall be construed to include any Lending Affiliate for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or any other vote of Lenders under the Finance Documents. The agreement of any Lending Affiliate is not required to approve a request for any such consent, waiver, amendment or vote.

40.10	Effect on assignments and transfers
(a)

Any assignment or transfer by an Appointing Lender pursuant to Clause 26 (Changes to the Lenders) of its rights and/or obligations under the Finance Documents which relate to that portion of its Commitment which relates to a Lending Affiliate Loan shall

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be construed to include an assignment or transfer, as the case may be, by it, on behalf of its Lending Affiliate nominated to participate in that Lending Affiliate Loan, of that Lending Affiliate’s rights and/or obligations under the Finance Documents which relate to that Lending Affiliate Loan.

(b)

Subject to paragraph (c) below the rights and/or obligations of a Lending Affiliate under the Finance Documents may not be assigned or transferred other than pursuant to an assignment or transfer by its Appointing Lender described in paragraph (a) above.

(c)

A Lending Affiliate (the “Existing Lending Affiliate”) may, subject to Clause 26 (Changes to the Lenders), assign any of its rights under any Finance Document which relate to an outstanding Lending Affiliate Loan to another Lending Affiliate of its Appointing Lender (the “Alternative Lending Affiliate”) or to its Appointing Lender.

(d)

An assignment described in paragraph (c) above will only be effective on receipt by the Agent of written confirmation from the Alternative Lending Affiliate or, as the case may be, the Appointing Lender (in form and substance satisfactory to the Agent) that the Alternative Lending Affiliate or, as the case may be, the Appointing Lender will assume the same obligations to the other Finance Parties as it would have been under if, in the case of an Alternative Lending Affiliate, it had been nominated to participate in that Lending Affiliate Loan or, in the case of an Appointing Lender, the Existing Lending Affiliate had not been nominated to participate in that Lending Affiliate Loan.

(e)

Paragraph (a)(i) of Clause 26.3 (Other conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) shall not apply to an assignment described in paragraph (c) above.

40.11	Communications
(a)

Each Lending Affiliate shall be represented by its Appointing Lender for all administrative purposes under the Finance Documents and each Lending Affiliate shall deal with each other Party exclusively through its Appointing Lender.

(b)

The Agent shall be entitled to carry out all dealings with a Lending Affiliate through the Appointing Lender of that Lending Affiliate and may give to that Appointing Lender any notice, document or other communication required to be given by the Agent to that Lending Affiliate.

40.12	Defaulting Lenders

An Appointing Lender shall be treated as a Defaulting Lender if any Lending Affiliate of that Appointing Lender is a Defaulting Lender, and a Lending Affiliate shall be treated as a Defaulting Lender if its Appointing Lender is a Defaulting Lender.

40.13	Other adjustments
(a)	Any obligation under this Agreement for a Lending Affiliate to transfer its rights and obligations under this Agreement shall be construed as an obligation for the

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Appointing Lender of that Lending Affiliate to transfer its rights and obligations under this Agreement which relate to that portion of its Commitment which relates to any Lending Affiliate Loan of that Lending Affiliate.

(b)	If:
(i)	a Lending Affiliate is nominated to participate in any Loan, or class of Loan, pursuant to the delivery of a Lending Affiliate Loan Notice; and
(ii)

as a result of circumstances existing at the date of delivery of that Lending Affiliate Loan Notice an Obligor would be obliged to make a payment to that Lending Affiliate under Clause 16 (Tax Gross-Up and Indemnities) or Clause 17 (Increased Costs),

then that Lending Affiliate is only entitled to receive payment under those Clauses in respect of a Lending Affiliate Loan which is the subject of that Lending Affiliate Loan Notice to the same extent as its Appointing Lender would have been if that Loan had not been a Lending Affiliate Loan. This paragraph (b) shall not apply in relation to Clause 16.2 (Tax gross-up), to a Lending Affiliate that is a Qualifying Lender (subject to completion of any relevant procedural formalities).

(c)	References to an Affiliate of a Lender (the “Relevant Lender”) or to a Lender which is an Affiliate of the Relevant Lender in:
(i)	the definition of “Revolving Facility Commitment”;
(ii)	Clause 7.5 (Relationship with the Revolving Facility);
(iii)	Clause 8.9 (Loss sharing);
(iv)	paragraphs (b) and (c) of Clause 11.1 (Illegality);
(v)	Clause 11.2 (Change of control);
(vi)	Clause 11.5 (Right of replacement or repayment and cancellation in relation to a single Lender); and
(vii)	paragraph (e) of Clause 26.3 (Other conditions of assignment or assignment and transfer by assumption of contract (Vertragsübernahme)) and shall not include either a Lending Affiliate of the Relevant Lender in its capacity as such or, if the Relevant Lender is a Lending Affiliate, the Appointing Lender of the Relevant Lender in its capacity as such.

40.14Resignation of Lending Affiliate

(a)

If no Lending Affiliate Loan in respect of which a Lending Affiliate has rights or obligations under this Agreement is outstanding, that Lending Affiliate and its Appointing Lender may request that such Lending Affiliate (the “Resigning Lending

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Affiliate”) ceases to be a Lending Affiliate by delivering to the Agent a Lending Affiliate Resignation Notice.

(b)

The Agent shall as soon as reasonably practicable after receipt by it of a duly completed Lending Affiliate Resignation Notice appearing on its face to comply with the terms of this Agreement, and delivered in accordance with the terms of this Agreement, accept that Lending Affiliate Resignation Notice and notify the Appointing Lender of that Resigning Lending Affiliate and the Company of its acceptance.

(c)	Upon notification by the Agent to that Appointing Lender and the Company of its acceptance of the resignation of that Resigning Lending Affiliate:
(i)	that Resigning Lending Affiliate shall cease to be a Lending Affiliate and shall have no further rights or obligations under the Finance Documents as a Lending Affiliate; and
(ii)	any nomination of that Lending Affiliate to participate in any Loan, or class of Loan, shall be cancelled.
(d)	A Lending Affiliate shall, and its Appointing Lender shall procure that such Lending Affiliate will, resign pursuant to this Clause 40.14 if:
(i)	that Lending Affiliate ceases to be an Affiliate of its Appointing Lender;
(ii)	its Appointing Lender ceases to be a Party; or
(iii)

the onboarding procedure set out in Clause 40.3 (a) (iv) cannot be successfully completed within 30 calendar days (or such longer period as agreed between the Company, the Appointing Lender and the Lending Affiliate) after the accession of the Lending Affiliate to this Agreement and such accession leads to an unlawfulness for any Obligor in which case, the Company, the Lending Affiliate and the Appointing Lender shall cooperate to satisfy the requirements for a resignation of the Lending Affiliate pursuant to this Clause 40.14.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by German law.

42.	ENFORCEMENT
42.1	Jurisdiction
(a)

The courts of Frankfurt am Main, Germany have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-

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contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of Frankfurt am Main, Germany are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)

Notwithstanding paragraphs (a) and (b) above, no Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Parties may take concurrent proceedings in any number of jurisdictions.

42.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Germany):
(i)	irrevocably appoints the Company (the “Process Agent”) as its agent for service of process in relation to any proceedings before the German courts in connection with any Finance Document;
(ii)	agrees that failure by a Process Agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and
(iii)

undertakes to deliver to the Process Agent without undue delay upon execution of this Agreement a process agent appointment letter (the “Process Agent Appointment Letter”) substantially in the form of Schedule 15 (Form of Process Agent Appointment Letter) and to send a copy of the executed Process Agent Appointment Letter to the Agent.

(b)

The Process Agent hereby acknowledges the appointment. The Process Agent shall ensure that documents to be served to an Obligor may validly be served by delivery to the Process Agent. In particular, the Process Agent shall notify the Agent of any change of address, accept any documents delivered to it on behalf of an Obligor and fulfil any requirements of section 171 of the German Code of Civil Procedure (Zivilprozessordnung), in particular present the original Process Agent Appointment Letter to any person effecting the service of process as required pursuant to section 171 sentence 2 of the German Code of Civil Procedure (Zivilprozessordnung).

43.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)
(a)

The Parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung) such as by way of fax or electronic photocopy (including e-mail).

(b)

If the Parties to this Agreement choose to conclude this Agreement pursuant to paragraph (a) above, they will transmit the signed signature page(s) of this Agreement to Noerr Partnerschaftsgesellschaft mbB, attention to Dr. Nikolai Warneke

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(Nikolai.Warneke@noerr.com), Dr. Alexander Schilling (Alexander.Schilling@noerr.com) and Patrick Geist (Patrick.Geist@noerr.com) (each a “Recipient”). This Agreement will be considered concluded once one Recipient has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties to this Agreement (whether by way of fax, electronic photocopy or other means of telecommunication) and at the time of the receipt of the last outstanding signature page(s) by such one Recipient.

(c)

For the purposes of this Clause 43 only, the Parties to this Agreement appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all Parties to this Agreement. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

44.	DECLARATION IN RELATION TO GERMAN ANTI-MONEY LAUNDERING ACT

Each Borrower confirms towards each Lender that it utilised the proceeds of the Loans granted hereunder for its own account (für eigene Rechnung) but not at the instance of another economic beneficiary (wirtschaftlich Berechtigter) in the meaning of section 3 paragraph 4 of the German Money Laundering Act (Gesetz über das Aufspüren von Gewinnen aus schweren Straftaten (Geldwäschegesetz - GwG)). Each Borrower undertakes to notify the Agent without undue delay in writing, if in the future a situation arises in which contrary to the foregoing such Borrower acts for the account of another beneficial owner.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Original Lenders

Name of Original Lender	Revolving Facility Commitment

Bank of America, N.A., London Branch	EUR 81,632,655

Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme	EUR 81,632,655

Deutsche Bank Luxembourg S.A.	EUR 81,632,655

Wells Fargo Bank, N.A.	EUR 81,632,655

Scotiabank (Ireland) Designated Activity Company	EUR 81,632,655

BNP Paribas S.A. Niederlassung Deutschland	EUR 81,632,655

Citibank Europe Plc, Germany Branch	EUR 81,632,655

COMMERZBANK Aktiengesellschaft	EUR 81,632,655

Goldman Sachs Bank USA	EUR 81,632,655

ING Bank, a branch of ING-DiBa AG	EUR 81,632,655

JPMorgan Chase Bank, N.A., London Branch	EUR 81,632,655

Mizuho Bank, Ltd. Filiale Düsseldorf	EUR 81,632,655

Société Générale S.A. Frankfurt Branch	EUR 81,632,655

Truist Bank	EUR 81,632,655

UniCredit Bank GmbH, New York Branch	EUR 81,632,655

Banco Santander, S.A. Filiale Frankfurt	EUR 40,816,325

BANK OF CHINA LIMITED Zweigniederlassung Frankfurt am Main Frankfurt Branch	EUR 40,816,325

Barclays Bank Ireland PLC	EUR 40,816,325

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Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland	EUR 40,816,325

The Bank of New York Mellon	EUR 40,816,325

DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main	EUR 40,816,325

Fifth Third Bank, National Association	EUR 40,816,325

Landesbank Hessen-Thüringen Girozentrale	EUR 40,816,325

HSBC Continental Europe S.A.	EUR 36,468,499

HSBC Bank USA, N.A.	EUR 4,347,826

Landesbank Baden-Württemberg	EUR 40,816,325

MUFG Bank (Europe) N.V. Germany Branch	EUR 40,816,325

PNC Bank, National Association	EUR 40,816,325

Raiffeisen Bank International AG	EUR 40,816,325

Royal Bank of Canada New York Branch	EUR 40,816,325

Skandinaviska Enskilda Banken AB (publ) Frankfurt Branch	EUR 40,816,325

Sumitomo Mitsui Banking Corporation Fil. Düsseldorf Zweigniederlassung der Sumitomo Mitsui Banking Corporation mit Sitz in Tokio	EUR 81,632,650

The Toronto-Dominion Bank	EUR 40,816,325

U.S. Bank National Association	EUR 40,816,325

Total EUR 2,000,000,000

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Part II

The Original Swingline Lenders

Name of Original Swingline Lender	Swingline Commitment

Bank of America, N.A.	USD 8,695,653

Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme	USD 8,695,653

Deutsche Bank AG New York Branch	USD 8,695,653

Wells Fargo Bank, N.A.	USD 8,695,653

Scotiabank (Ireland) Designated Activity Company	USD 8,695,652

BNP Paribas S.A. Niederlassung Deutschland	USD 8,695,652

Citibank Europe Plc, Germany Branch	USD 8,695,652

COMMERZBANK Aktiengesellschaft	USD 8,695,652

Goldman Sachs Bank USA	USD 8,695,652

JPMorgan Chase Bank, N.A.	USD 8,695,652

Mizuho Bank, Ltd. Filiale Düsseldorf	USD 8,695,652

Societe Generale, acting through its New York branch	USD 8,695,652

Truist Bank	USD 8,695,652

UniCredit Bank GmbH, New York Branch	USD 8,695,652

Banco Santander, S.A.	USD 4,347,826

BANK OF CHINA LIMITED Zweigniederlassung Frankfurt am Main Frankfurt Branch	USD 4,347,826

Barclays Bank Ireland PLC	USD 4,347,826

Banco Bilbao Vizcaya Argentaria, S.A., Niederlassung Deutschland	USD 4,347,826

The Bank of New York Mellon	USD 4,347,826

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DZ BANK AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main	USD 4,347,826

Fifth Third Bank, National Association	USD 4,347,826

Landesbank Hessen-Thueringen Girozentrale, New York Branch	USD 4,347,826

HSBC Bank USA, N.A.	USD 4,347,826

Landesbank Baden-Wuerttemberg New York Branch	USD 4,347,826

MUFG Bank, Ltd., New York Branch	USD 4,347,826

PNC Bank, National Association	USD 4,347,826

Raiffeisen Bank International AG	USD 4,347,826

Royal Bank of Canada New York Branch	USD 4,347,826

Skandinaviska Enskilda Banken AB (publ) Frankfurt Branch	USD 4,347,826

Sumitomo Mitsui Banking Corporation Fil. Düsseldorf Zweigniederlassung der Sumitomo Mitsui Banking Corporation mit Sitz in Tokio	USD 8,695,652

The Toronto-Dominion Bank	USD 4,347,826

Total USD 200,000,000

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SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent to Initial Utilisation

1.	Original Obligors
(a)	In relation to the Company and the general partner of the Company an up-to-date electronic commercial register extract (Handelsregisterausdruck) and its articles of association (Satzung).
(b)	In relation to an Original Obligor incorporated or established in a jurisdiction other than Germany a copy of its constitutional documents.
(c)

For each Original Obligor, a specimen of the signature of each person authorised to execute any Finance Document and other documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which that Original Obligor is a party.

(d)	In relation to an Original Obligor incorporated in a jurisdiction other than Germany a solvency certificate of such Original Obligor.
(e)

A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions
(a)

An enforceability legal opinion of Latham & Watkins LLP, legal advisers to the Arranger and the Agent in Germany, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)

A capacity legal opinion of Noerr Partnerschaftsgesellschaft mbH, legal advisers to the Company in Germany, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A capacity legal opinion of Allen & Overy LLP, legal advisers to the Company in the US, substantially in the form distributed to the Original Lenders prior to signing this Agreement.
3.	Other documents and evidence
(a)	A copy of this Agreement signed by each party thereto.
(b)	A copy of the Original ESG Report.
(c)	The Original Financial Statements.

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(d)	A copy of the Process Agent Appointment Letter signed by Fresenius Medical Care Holdings, Inc. and the Process Agent.
(e)	Copies of any Fee Letter signed by the relevant parties thereto.
(f)

Evidence of cancellation and repayment of the Existing Facility Agreement (other than fees) by no later than the earlier of (i) the first Utilisation Date and (ii) the day falling five (5) Business Days after the date of this Agreement.

(g)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clauses 15 (Fees) and 20 (Costs and Expenses) have been paid or will be paid by the date of this Agreement.

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Part II

Conditions Precedent Required to Be Delivered by An Additional Borrower

1.	An Accession Letter, duly executed by the Additional Borrower and the Company.
2.

In relation to an Additional Borrower incorporated or established in Germany an up-to-date electronic excerpt from the commercial register (elektronischer Abruf aus dem Handelsregister), a copy of the articles of association (Satzung) or partnership agreement (Gesellschaftsvertrag) and, if applicable, an up-to-date shareholder’s list. In relation to an Additional Borrower incorporated in a jurisdiction than other than Germany a copy of its constitutional documents.

3.

A specimen of the signature of each person authorised to execute any Finance Document and other documents and notices (including any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which that Additional Borrower is a party.

4.

A certificate of an authorised signatory of the Additional Borrower certifying that each copy document listed in this Part II of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

5.

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

6.	If available, the latest audited financial statements of the Additional Borrower.
7.	A legal opinion of the legal advisers to the Arranger and the Agent in Germany in relation to the enforceability, legality, validity and binding effect of the Accession Letter.
8.

A legal opinion of the legal advisers to the Group in the jurisdiction in which the Additional Borrower is incorporated in relation to existence, capacity, authority, due execution and due representation of the Additional Borrower.

9.

If the proposed Additional Borrower is incorporated in a jurisdiction other than Germany, evidence that the process agent specified in Clause 42.2(Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Borrower together with a copy of the executed Process Agent Appointment Letter in relation to the proposed Additional Borrower.

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SCHEDULE 3

REQUESTS

Part I

Utilisation Request – Revolving Facility Loans

From:	[Borrower]

To:	[Agent]

Dated:	[●]

Dear Sir or Madam

Fresenius Medical Care AG – EUR 2,000,000,000 Facility Agreement originally dated 1 July 2021 (as amended and/or restated from time to time, the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow a Revolving Facility Loan on the following terms:
Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Revolving Facility

Currency of Loan:	[●]

Amount:	[●] or, if less, the Available Facility

Interest Period:	[●]

3.	We confirm that each condition specified in Clause 5.2 (Further conditions precedent) of the Agreement is satisfied on the date of this Utilisation Request.
4.

The Company confirms to each Finance Party that each of the Repeated Representations [provided that for Rollover Loans the representation in Clause 22.9 (No event of default) shall only relate to Material Events of Default] is true and correct as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

5.

[This Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Revolving Facility Loan]. [The proceeds of this Loan should be credited to [account].]] /[The proceeds of this Loan should be credited to [account].]

6.	This Utilisation Request is irrevocable.

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Yours faithfully

authorised signatory/ies for

[name of relevant Borrower]

authorised signatory/ies for

[name of Company]**

** If different from Borrower.

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Part II

Utilisation Request – Swingline Loans

From:	[Swingline Borrower]

To:	[Agent]

Dated:	[●]

Dear Sir or Madam

Fresenius Medical Care AG – EUR 2,000,000,000 Facility Agreement originally dated 1 July 2021 (as amended and/or restated from time to time, the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow a Swingline Loan on the following terms:

Proposed Utilisation Date:	[●] (or, if that is not a New York Business Day, the next New York Business Day)

Facility to be utilised:	Swingline Facility

Amount:	$ [●] or, if less, the Available Swingline Facility

Interest Period:	[●]

3.	We confirm that each condition specified in Clause 7.4 (Swingline Lender’ participation) of the Agreement is satisfied on the date of this Utilisation Request.
4.

[This Swingline Loan is to be made in [whole]/[part] for the purpose of refinancing [identify maturing Swingline Loan]. [The proceeds of this Swingline Loan should be credited to [account].]] /[The proceeds of this Swingline Loan should be credited to [account].]

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory/ies for

[name of relevant Swingline Borrower]

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SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	[●] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:	[●]

Fresenius Medical Care AG – EUR 2,000,000,000 Facility Agreement originally dated 1 July 2021 (as amended and/or restated from time to time, the “Agreement”)

1.

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 26.6 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) of the Agreement:
(a)

The Existing Lender and the New Lender agree to the Existing Lender assigning and transferring to the New Lender by assumption of contract (Vertragsübernahme) of the Agreement and in accordance with Clause 26.6 (Procedure for assignment and transfer by assumption of contract (Vertragsübernahme)) of the Agreement, all of the Existing Lender’s rights and obligations under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in Loans under the Agreement as specified in the Schedule.

(b)	The proposed Transfer Date is [●].
(c)	The Facility Office, address, communication and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) of the Agreement are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 26.5 (Limitation of responsibility of Existing Lenders) of the Agreement.
4.

The New Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 28.1 (Appointment of the Agent and Swingline Agent) of the Agreement.

5.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[a Qualifying Lender (other than a Treaty Lender or a US Qualifying Lender)];

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(b)	[a US Qualifying Lender];
(c)	[a Treaty Lender;]
(d)	[not a Qualifying Lender][1]
6.

7.The New Lender confirms that it is not incorporated, having its place of effective management, or acting through a Facility Office or office, as the case may be, located in a Non-Cooperative Jurisdiction.

7.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by German law.
8.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

1 Delete as applicable. Each New Lender is required to confirm which of these three categories it falls within.

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THE SCHEDULE

Commitment/rights and obligations to be assigned and transferred by way of assumption of contract (Vertragsübernahme)

[insert relevant details]

[Facility Office address, communication and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [●].

[Agent]

By:

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SCHEDULE 5

FORM OF EXTENSION REQUEST

To:	[Agent]

From:	[Company]

Dated:	[●]

Dear Sir or Madam

Fresenius Medical Care AG – EUR 2,000,000,000 Facility Agreement originally dated 1 July 2021 (as amended and/or restated from time to time, the “Agreement”)

1.	We refer to the Agreement. This is an Extension Request. Terms defined in the Agreement have the same meaning in this Extension Request unless given a different meaning in this Extension Request.
2.

We wish to request through you that [each Lender extends the Initial Termination Date for a period of 1 (one) year.]* /[each Lender extends [in the case of a First Anniversary Extending Lender the Termination Date for a period of a further 1 (one) year and,]** [in the case of a First Anniversary Non-Extending Lender, the Initial Termination Date for a period of [1 (one)/2 (two)]*** years]****].

3.	We confirm to each Finance Party that each of the Repeated Representations is true and correct as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.
4.	This Extension Request is irrevocable.
5.	This Extension Request and any non-contractual obligations arising out of or in connection with it are governed by German law.
6.	The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Extension Request.

Yours faithfully

authorised signatory/ies for

[Company]

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SCHEDULE 6

FORM OF INCREASE REQUEST

To:	[Agent]

From:	[Company]

Dated:	[●]

Dear Sir or Madam

Fresenius Medical Care AG – EUR 2,000,000,000 Facility Agreement originally dated 1 July 2021 (as amended and/or restated from time to time, the “Agreement”)

1.	We refer to the Agreement. This is an Increase Request. Terms defined in the Agreement have the same meaning in this Increase Request unless given a different meaning in this Increase Request.
2.

We wish to increase the Total Commitments by an aggregate amount of EUR [                ] in accordance with Clause 2.3 (Increase Option) of the Agreement. [Include further details of Relevant Lenders are respective requested amounts]

3.

We confirm to each Finance Party that (i) each of the Repeated Representations is true and correct as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof and (ii) no Default has occurred which is continuing on the date of this Increase Request or would result from the acceptance of this Increase Request.

4.	This Increase Request is irrevocable.
5.	This Increase Request and any non-contractual obligations arising out of or in connection with it are governed by German law.
6.	The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Increase Request.

Yours faithfully

authorised signatory/ies for

[Company]

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SCHEDULE 7

FORM OF ACCESSION LETTER

To:	[●] as Agent

From:	[Subsidiary] and [Company]

Dated:	[●]

Dear Sir or Madam

Fresenius Medical Care AG – EUR 2,000,000,000 Facility Agreement originally dated 1 July 2021 (as amended and/or restated from time to time, the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.
2.

[Subsidiary] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower pursuant to Clause 27.2 (Additional Borrowers) of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a wholly-owned Subsidiary of the Company.

3.	The Company confirms that no Default is continuing or would occur as a result of [Subsidiary] becoming an Additional Borrower.
4.

We confirm to each Finance Party that each of the Repeated Representations is true and correct in relation to us as at the date hereof as if made by reference to the facts and circumstances existing on the date hereof.

5.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

6.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by German law.
[Company]	[Subsidiary]

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SCHEDULE 8

FORM OF RESIGNATION LETTER

To:	[●] as Agent

From:	[resigning Obligor] and [Company]

Dated:	[●]

Dear Sir or Madam

Fresenius Medical Care AG – EUR 2,000,000,000 Facility Agreement originally dated 1 July 2021 (as amended and/or restated from time to time, the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.
2.	Pursuant to [Clause 27.3 (Resignation of a Borrower)] of the Agreement, we request that [resigning Obligor] be released from its obligations as a [Borrower] under the Agreement.
3.	We confirm that:
(a)	no Default is continuing or would result from the acceptance of this request; and
(b)	[●] *
4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by German law.
[Company]	[Subsidiary]

By:	By:

* Insert any other conditions required by the Facility Agreement.

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SCHEDULE 9 TIMETABLES

	Loans in euro	Loans in other currencies

Borrower delivers a request for approval of an Optional Currency to the Agent in accordance with Clause 5.3 (Conditions relating to Optional Currencies)	N/A	U-6 10 am London time

Agent notifies the Lenders of a request for approval of an Optional Currency in accordance with Clause 5.3 (Conditions relating to Optional Currencies)	N/A	U-5

Lenders respond to the Agent in relation to a request for approval of an Optional Currency in accordance with Clause 5.3 (Conditions relating to Optional Currencies)	N/A	U-4

Agent notifies the relevant Borrower if a currency is approved as an Optional Currency in accordance with Clause 5.3 (Conditions relating to Optional Currencies)	N/A	U-4

Delivery of a duly completed Utilisation Request (Clause 6.1 (Delivery of a Utilisation Request))	U-3 10 am London time	U-3 10 am London time

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 6.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 6.4 (Lenders’ participation)

	U-3 10 am London time	U-3 10 am London time

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	Loans in euro	Loans in other currencies

Agent receives a notification from a Lender under Clause 9.2 (Unavailability of a currency)	N/A	U-3 10 am London time

Agent gives notice in accordance with Clause 9.2 (Unavailability of a currency)	N/A	U-3 10 am London time

EURIBOR or Term SOFR is fixed	U-2 10 am London time	U-2 11 am London time

Delivery of a duly completed Utilisation Request (Clause 7.2 (Delivery of a Utilisation Request for Swingline Loans))	N/A	U-0 2 pm New York time

Swingline Agent determines (in relation to a Utilisation) the Base Currency Amount of the Swingline Loan and announces the prime lending rate in dollars or, as the case may be, the Federal Funds Rate under Clause 8.5 (Interest), if required under Clause 7.4 (Swingline Lenders’ participation) and notifies each Swingline Lender of the amount of its participation in the Swingline Loan under Clause 7.4 (Swingline Lenders’ participation)

	N/A	U-0 3 pm New York time

U – refers to the number of Business Days before the relevant Utilisation Date.

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SCHEDULE 10

FORM OF INCREASE CONFIRMATION

To:	[●] as Agent and [●] as Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:	[●]

Fresenius Medical Care AG – EUR 2,000,000,000 Facility Agreement originally dated 1 July 2021 (as amended and/or restated from time to time, the “Agreement”)

1.

We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase) of the Agreement.
3.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment(s) specified in the Schedule (the “Relevant Commitment(s)”) as if it had been an Original Lender under the Agreement in respect of the Relevant Commitment(s).

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment(s) is to take effect (the “Increase Date”) is [●].
5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.
6.	The Facility Office and address, communication and attention details for notices to the Increase Lender for the purposes of Clause 33.2 (Addresses) of the Agreement are set out in the Schedule.
7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (i) of Clause 2.2 (Increase) of the Agreement.
8.

The Increase Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 28.1 (Appointment of the Agent and Swingline Agent).

9.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[a Qualifying Lender (other than a Treaty Lender or a US Qualifying Lender);]
(b)	[a US Qualifying Lender];
(c)	[a Treaty Lender;]

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(d)	[not a Qualifying Lender].[2]
10.

The New Lender confirms that it is not incorporated, having its place of effective management, or acting through a Facility Office or office, as the case may be, located in a Non-Cooperative Jurisdiction.

[11/12]. This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by German law.

[12/13]. This Increase Confirmation has been entered into on the date stated at the beginning of this Increase Confirmation.

2 Delete as applicable - each Increase Lender is required to confirm which of these three categories it falls within.

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THE SCHEDULE

Relevant Commitment(s)/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility Office address, communication and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted by the Agent and the Increase Date is confirmed as [●].

Agent

By:

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SCHEDULE 11

ORIGINAL LENDING AFFILIATES

Name of Original Lender	Name of Original Lending Affiliate(s)	Lending Affiliate Loan(s)

[●]	[●]	[●]

[●]	[●]	[●]

[●]	[●]	[●]

[●]	[●]	[●]

[●]	[●]	[●]

[●]	[●]	[●]

[●]	[●]	[●]

[●]	[●]	[●]

[●]	[●]	[●]

[●]	[●]	[●]

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SCHEDULE 12

FORM OF NEW LENDING AFFILIATE APPOINTMENT NOTICE

To:	[●] as Agent

From:	[The Appointing Lender] (the “Appointing Lender”) and [The New Lending Affiliate] (the “New Lending Affiliate”)

Dated:

Fresenius Medical Care AG – EUR 2,000,000,000 Facility Agreement originally dated 1 July 2021 (as amended and/or restated from time to time, the “Agreement”)

1.

We refer to the Agreement. This is a New Lending Affiliate Appointment Notice. Terms defined in the Agreement have the same meaning in this New Lending Affiliate Appointment Notice unless given a different meaning in this New Lending Affiliate Appointment Notice.

2.	We refer to Clause 40.3 (Appointment of New Lending Affiliates) of the Agreement:
(a)	The Appointing Lender appoints the New Lending Affiliate as a party to the Agreement as a New Lending Affiliate of the Appointing Lender and the New Lending Affiliate agrees to that appointment.
(b)	The proposed Appointment Date is [●].
(c)	The Facility Office of the New Lending Affiliate is set out in the Schedule.
3.	We refer to Clause 40.4 (Original Lender Tax Status Confirmation) and the New Lending Affiliate confirms, for the benefit of the Agent and without liability to any Obligor, that it is:
(a)	[a Qualifying Lender (other than a Treaty Lender or a US Qualifying Lender);]
(b)	[a US Qualifying Lender];
(c)	[a Treaty Lender;]
(d)	[not a Qualifying Lender].
4.

The New Lending Affiliate confirms that it is not incorporated, having its place of effective management, or acting through a Facility Office or office, as the case may be, located in a Non-Cooperative Jurisdiction.

5.

This New Lending Affiliate Appointment Notice may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this New Lending Affiliate Appointment Notice.

6.	This New Lending Affiliate Appointment Notice and any non-contractual obligations arising out of or in connection with it are governed by German law.

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7.	This New Lending Affiliate Appointment Notice has been entered into on the date stated at the beginning of this New Lending Affiliate Appointment Notice.

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THE SCHEDULE

[New Lending Affiliate’s Facility Office [and account details for payments]3]

[Appointing Lender]	[New Lending Affiliate]

By:	By:

This New Lending Affiliate Appointment Notice is accepted by the Agent and the Appointment Date is confirmed as [●].

[Agent]

By:

3 Include if the Agent is to make direct payments to Lending Affiliates.

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SCHEDULE 13

FORM OF LENDING AFFILIATE LOAN NOTICE

To:	[●] as Agent and [●] as Company

From:	[The Appointing Lender] (the “Appointing Lender”) and [the Lending Affiliate] (the “Lending Affiliate”)

Dated:

Fresenius Medical Care AG – EUR 2,000,000,000 Facility Agreement originally dated 1 July 2021 (as amended and/or restated from time to time, the “Agreement”)

1.

We refer to the Agreement. This is a Lending Affiliate Loan Notice. Terms defined in the Agreement have the same meaning in this Lending Affiliate Loan Notice unless given a different meaning in this Lending Affiliate Loan Notice.

2.	We refer to Clause 40.6 (Nomination of Lending Affiliate Loans) of the Agreement. The Appointing Lender nominates the Lending Affiliate to participate in:

[specify, by reference to one or more of the criteria listed in paragraph (d) of Clause 40.6 (Nomination of Lending Affiliate Loans) of the Agreement, each individual Loan, or class of Loan, in which the Lending Affiliate is to participate in place of the Appointing Lender]

(“the Lending Affiliate Loan[s]”).

3.

The Lending Affiliate confirms that it is a Party as a Lending Affiliate, acknowledges the nomination described in paragraph 2 above and confirms that it shall participate in the Lending Affiliate Loan[s].

[Appointing Lender]

By:

[Lending Affiliate]

By:

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SCHEDULE 14

FORM OF LENDING AFFILIATE RESIGNATION NOTICE

To:	[●] as Agent

From:	[Resigning Lending Affiliate] (the “Resigning Lending Affiliate”) and [Appointing Lender] (the “Appointing Lender”)

Dated:

Fresenius Medical Care AG – EUR 2,000,000,000 Facility Agreement originally dated 1 July 2021 (as amended and/or restated from time to time, the “Agreement”)

1.

We refer to the Agreement. This is a Lending Affiliate Resignation Notice. Terms defined in the Agreement have the same meaning in this Lending Affiliate Resignation Notice unless given a different meaning in this Lending Affiliate Resignation Notice.

2.	We refer to Clause 40.14 (Resignation of Lending Affiliate) of the Agreement and request that the Resigning Lending Affiliate cease to be a Lending Affiliate under the Agreement.
3.	We confirm that:
(a)	no Lending Affiliate Loan in respect of which the Resigning Lending Affiliate has rights or obligations under the Agreement is outstanding; and
(b)	any nomination of the Lending Affiliate to participate in any Loan, or class of Loan, shall be cancelled on the Agent’s acceptance of this Lending Affiliate Resignation Notice.
4.	This Lending Affiliate Resignation Notice and any non-contractual obligations arising out of or in connection with it are governed by German law.

[Resigning Lending Affiliate]

By:

[Appointing Lender]

By:

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SCHEDULE 15

FORM OF PROCESS AGENT

APPOINTMENT LETTER

To:	Fresenius Medical Care AG
Else-Kröner-Str. 1
61352 Bad Homburg

as process agent

From:	[Obligor]

Date:	[●]

Dear Sir or Madam

Fresenius Medical Care AG – EUR 2,000,000,000 Facility Agreement originally dated 1 July 2021 (as amended and/or restated from time to time, the “Agreement”)

We refer to the Agreement and hereby irrevocably appoint you as our agent for service of process in relation to any proceeding before any German court in connection with the above mentioned Agreement.

wir beziehen uns auf den Vertrag und ernennen Sie hiermit unwiderruflich zu unserem Vertreter für Zustellungen im Zusammenhang mit Verfahren vor deutschen Gerichten bezüglich des oben genannten Vertrages.

The text decisive for this Power of Attorney is the one written in German language. Therefore, in case of inconsistencies between the German and the English wording, the German wording shall prevail.

Der für die Vollmacht maßgebliche Text ist derjenige, der in deutscher Sprache abgefasst ist. Bei einer unterschiedlichen Auslegung des deutschsprachigen und des englischsprachigen Textes hat der deutschsprachige Text Vorrang.

This letter shall be governed by German law.	Dieser Brief unterliegt deutschem Recht.

Title:

[Obligor]

Place, date / Ort, Datum:

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We hereby confirm receipt of the Process	Hiermit bestätigen wir, diese Bestellung
Agent Appointment Letter.	erhalten zu haben.

Title / Titel: Member of the board of / Vorstandsmitglied der Fresenius Medical Care AG

Place, date / Ort, Datum:

Title / Titel: Member of the board of / Vorstandsmitglied der Fresenius Medical Care AG

Place, date / Ort, Datum:

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SCHEDULE 16

FORM OF ACCESSION CONFIRMATION

To:	[●] as Agent

From:	[The Acceding Lender] (the “Acceding Lender”)

Dated:	[●]

Fresenius Medical Care AG – EUR 2,000,000,000 Facility Agreement originally dated 1 July 2021 (as amended and/or restated from time to time, the “Agreement”)

1.

We refer to the Agreement. This is an Accession Confirmation. Terms defined in the Agreement have the same meaning in this Accession Confirmation unless given a different meaning in this Accession Confirmation.

2.	We refer to Clause 2.3 (Increase Option) of the Agreement.
3.

The Acceding Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it were an Original Lender under the Agreement in relation to the Commitment which it is to assume.

4.

The proposed date on which the accession in relation to the Acceding Lender and the Relevant Commitment is to take effect (the “Accession Date”) shall be the date of acceptance of this Accession Confirmation by the Agent.

5.	On the Accession Date, the Acceding Lender will become a Party as a Lender.
6.	The Facility Office and address, e-mail address and attention details for notices to the Acceding Lender for the purposes of Clause 33.2 (Addresses) of the Agreement are set out in the Schedule.
7.

The Acceding Lender expressly confirms that it [can/cannot] exempt the Agent from the restrictions pursuant to section 181 German Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law as provided for in paragraph (c) of Clause 28.1 (Appointment of the Agent and Swingline Agent) of the Agreement.

8.	The Acceding Lender confirms, for the benefit of the Agent and without liability to the Borrowers, that it is:
(a)	[a Qualifying Lender (other than a Treaty Lender or a US Qualifying Lender);]
(b)	[a US Qualifying Lender;]
(c)	[a Treaty Lender;]

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(d)	[not a Qualifying Lender].[4]
9.

The Acceding Lender confirms that it is not incorporated, having its place of effective management, or acting through a Facility Office or office, as the case may be, located in a Non-Cooperative Jurisdiction.

10.	The Acceding Lender confirms to the other Finance Parties represented by the Agent that it will assume the same obligations to those Parties as it would have been under if it was an Original Lender.
11.	This Accession Confirmation and any non-contractual obligations arising out of or in connection with it are governed by German law.
12.	The courts of Frankfurt am Main, Germany have exclusive jurisdiction to settle any dispute arising out of or in connection with this Accession Confirmation.

4 Delete as applicable - each Acceding Lender is required to confirm which of these three categories it falls within.

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THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Acceding Lender

[insert relevant details]

[Facility Office address, communication and attention details for notices and account details for payments,]

[Acceding Lender]	[Company]

By:	By:

This Accession Confirmation is accepted as an Accession Confirmation for the purpose of the Agreement by the Agent and the Accession Date is confirmed as [●].

[Agent]

By

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SCHEDULE 3

CONDITIONS OF EFFECTIVENESS

1.	The Company
(a)	An up-to-date commercial register extract (Handelsregisterabruf) and a copy of its articles of association (Satzung).
(b)	A specimen of the signature of each person authorised to execute this Agreement, and other documents and notices to be signed and/or despatched by it under or in connection with this Agreement.
(c)

A certificate of an authorised signatory of the Company certifying that each copy document relating to it specified in this section 1 of Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal Opinions
(a)	A validity legal opinion of Latham & Watkins LLP, legal advisers to the Agent in Germany, substantially in the form distributed to the Lenders prior to signing this Agreement.
(b)	A capacity legal opinion of Noerr Partnerschaftsgesellschaft mbH, legal advisers to the Company in Germany, substantially in the form distributed to the Lenders prior to signing this Agreement.
3.	Other documents and evidence

An executed copy of this Agreement.

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SIGNATURE PAGES

SIGNATURES

FRESENIUS MEDICAL CARE AG
as Company, Borrower and Guarantor

	/s/ Martin Fischer		/s/ Steffen Patzak
Name:	Martin Fischer	Name:	Steffen Patzak

Title:	Member of the management board (Vorstandsmitglied) of Fresenius Medical Care AG	Title:	SVP Global Treasury and statutory attorney (Prokurist) of Fresenius Medical Care AG

FRESENIUS MEDICAL CARE HOLDINGS, INC.
as Resigning Obligor

/s/ Bryan Mello
Name:	Bryan Mello

Title:	Vice President & Assistant Treasurer

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BANK OF AMERICA EUROPE DAC
as Agent (acting for itself and on behalf of the other Finance Parties)

/s/ Kevin Day
Name:	Kevin Day

Title:	Vice President

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